Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED UNCOMMITTED CREDIT AGREEMENT

among

TEXADIAN ENERGY, INC.

and

TEXADIAN ENERGY CANADA LIMITED,

as Borrowers,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

as Lenders,

BNP PARIBAS SECURITIES CORP.,

as Arranger,

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND”, NEW YORK BRANCH,

as Syndication Agent

and

BNP PARIBAS,

as Administrative Agent and Collateral Agent,

for the Lenders, the Swap Banks and the Issuing Banks, and as an Issuing Bank, the

Daylight Overdraft Bank and the Swing Line Lender

Dated as of February 20, 2015

SECTION 5.	REPRESENTATIONS AND WARRANTIES	69

5.1	Financial Condition	69
5.2	No Undisclosed Liabilities	70
5.3	No Change	70
5.4	Existence; Compliance with Law	70
5.5	Power; Authorization; Enforceable Obligations	70
5.6	No Legal Bar	71
5.7	No Material Litigation	71
5.8	No Default	71
5.9	Ownership of Property; Liens	71
5.10	No Legal or Contractual Restrictions	71
5.11	Taxes	71
5.12	Federal Regulations	71
5.13	ERISA	72
5.14	Investment Company Act; Other Regulations	72
5.15	Subsidiaries	72
5.16	Security Documents	72
5.17	Accuracy and Completeness of Information	73
5.18	Labor Relations	73
5.19	Insurance	74
5.20	Solvency	74
5.21	Purpose	75
5.22	Environmental Matters	75
5.23	Foreign Operations	76
5.24	Anti-Terrorism	76

SECTION 6.	CONDITIONS PRECEDENT	77

6.1	Conditions to Initial Loans and Letters of Credit	77
6.2	Conditions to Each Loan or Letter of Credit	81
6.3	Conditions to Increase in Maximum Availability	82

SECTION 7.	AFFIRMATIVE COMPLIANCE GUIDELINES	83

7.1	Financial Statements	84
7.2	Certificates; Other Information. Furnish to:	85
7.3	Payment of Obligations and Filing of Taxes	86
7.4	Conduct of Business and Maintenance of Existence	86
7.5	Maintenance of Property; Insurance	86
7.6	Inspection of Property, Books and Records; Discussions; Periodic Audits	87
7.7	Notices	87
7.8	Environmental Laws	88
7.9	Risk Management Policy	88

7.10	Perfection	88
7.11	Additional Collateral	91
7.12	Subordination of Indebtedness	91
7.13	Anti-Terrorism and Sanctions Laws Covenants	91
7.14	Extension of Subordinated Indebtedness	91

SECTION 8.	NEGATIVE COMPLIANCE GUIDELINES	91

8.1	Financial Condition Guidelines	92
8.2	Limitation on Indebtedness	92
8.3	Limitation on Liens	93
8.4	Limitation on Guarantee Obligations	94
8.5	Limitation on Fundamental Changes	94
8.6	Limitation on Sale of Assets	94
8.7	Limitation on Dividends	95
8.8	Limitation on Capital Expenditures	95
8.9	Limitation on Investments, Loans and Advances	95
8.10	Limitation on Optional Payments, Modifications of Debt Instruments and Payments to Insiders	96
8.11	Limitation on Transactions with Affiliates	96
8.12	Limitation on Changes in Fiscal Year	96
8.13	ERISA Compliance	97
8.14	Limitations on Trading Positions	97
8.15	Limitation on Negative Pledge Clauses	97
8.16	Limitation on Lines of Business	98
8.17	Limitation on Subsidiary Formation	98
8.18	Limitation on Use of Proceeds	98
8.19	Amendments to Governing Documents	98
8.20	Compliance with Anti-Terrorism and Sanctions Laws	98

SECTION 9.	EVENTS OF DEFAULT	99

SECTION 10.	THE ADMINISTRATIVE AGENT	102

10.1	Appointment	102
10.2	Delegation of Duties	102
10.3	Exculpatory Provisions	103
10.4	Reliance by Administrative Agent	103
10.5	Notice of Default	103
10.6	Non-Reliance on Administrative Agent and Other Lenders	104
10.7	Indemnification	104
10.8	Administrative Agent in Its Individual Capacity	105
10.9	Successor Administrative Agent	105
10.10	No Other Duties, Etc.	105
10.11	Administrative Agent May File Proofs of Claim	106

SECTION 11.	MISCELLANEOUS	106

11.1	Amendments and Waivers	106
11.2	Notices	109
11.3	No Waiver; Cumulative Remedies	109
11.4	Survival of Representations and Warranties	109
11.5	Payment of Expenses and Taxes	110
11.6	Successors and Assigns; Participations and Assignments	110
11.7	Adjustments; Set-off	113
11.8	Counterparts	114
11.9	Severability	114
11.10	Integration	114
11.11	GOVERNING LAW	114
11.12	Submission To Jurisdiction; Waivers	114
11.13	Acknowledgements	115
11.14	WAIVERS OF JURY TRIAL	115
11.15	Confidentiality	115
11.16	Patriot Act	116
11.17	Appointment of Agent for Borrowers	116
11.18	Agent for Service of Process	117
11.19	Judgment Currency	117
11.20	No Immunity; Waiver of Immunity	118
11.21	Reinstatement; Waiver of Subrogation; Joint and Several Obligations	118
11.22	Discretionary Facility	119
11.23	Amendment and Restatement	119

Schedules
Schedule A	Schedule of Approved Account Debtors and Account Debtor Limits
Schedule B	Risk Management Policy
Schedule C	Uncommitted Participation Amounts
Schedule 2.6(a)	Up Front Fees
Schedule 3.1	Issuing Limits
Schedule 5.15	Subsidiaries
Schedule 5.16(b)	Filing Jurisdictions
Schedule 5.16(c)	Approved Inventory Locations
Schedule 5.19	Insurance
Schedule 5.22	Environmental Matters
Schedule 5.23	Foreign Operations
Schedule 8.2	Existing Indebtedness
Schedule 8.3	Existing Liens
Schedule 8.4	Guarantee Obligations
Schedule 8.9	Existing Investments
Schedule 11.2	Notice Addresses and Applicable Lending Offices

Exhibits
Exhibit A	Form of Application for Letter of Credit
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Notice of Declining Lender
Exhibit F	Form of Position Certificate
Exhibit G	Form of Position Risk/MTM Report
Exhibit H-1	Form of U.S. Security Agreement
Exhibit H-2	Form of Canada Security Agreement
Exhibit I	Form of Note
Exhibit J	Form of Secretary’s Certificate
Exhibit K	Form of Legal Opinion (Special Counsel)
Exhibit L	Form of Joinder Agreement
Exhibit M	Form of Assignment and Acceptance
Exhibit N	Form of Inventory and Storage Location Report

AMENDED AND RESTATED UNCOMMITTED CREDIT AGREEMENT

This AMENDED AND RESTATED UNCOMMITTED CREDIT AGREEMENT, dated as of February 20, 2015, is entered into by and among TEXADIAN ENERGY, INC., a Delaware corporation (“Texadian”) and TEXADIAN ENERGY CANADA LIMITED, an Alberta corporation (“Texadian Canada”, and together with Texadian, the “Borrowers” and each a “Borrower”), the lenders from time to time parties to this Agreement (together, the “Lenders”), and BNP PARIBAS, a bank organized under the laws of France, as Administrative Agent and Collateral Agent for the Lenders, the Swap Banks, and the Issuing Banks hereunder, and as an Issuing Bank, the Daylight Overdraft Bank and the Swing Line Lender.

RECITALS

WHEREAS, the Borrowers, the Administrative Agent and the Lenders party thereto have entered into that certain Uncommitted Credit Agreement, dated as of the Closing Date, as amended by the (i) Amendment No. 1 to Uncommitted Credit Agreement and Waiver dated as of June 11, 2014, (ii) Amendment No. 2 to Uncommitted Credit Agreement and Waiver dated as of August 11, 2014, (iii) Amendment No. 3 to Uncommitted Credit Agreement dated as of October 31, 2014, and (iv) Amendment No. 4 to Uncommitted Credit Agreement dated as of December 19, 2014 (as so amended, the “Existing Credit Agreement”) to provide for an uncommitted revolving credit facility with a letter of credit facility to the Borrowers;

WHEREAS, the Borrowers have requested that the Administrative Agent, the Lenders and the Issuing Banks amend and restate the Existing Credit Agreement to make available, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY BASIS, to the Borrowers Loans and Letters of Credit in an aggregate principal amount at any one time outstanding not to exceed $100,000,000 (or such increased or decreased amount as may from time to time be in effect pursuant to Section 2.7 of this Agreement); and

WHEREAS, the Lenders and the Issuing Banks are willing to consider, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY BASIS, making such Loans and Letters of Credit available to the Borrowers, but only on the terms, and subject to the conditions, set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto hereby agree as follows:

SECTION 1.	DEFINITIONS

1.1 Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Investment Grade Credit Enhancement”: (a) a guarantee (in form and substance satisfactory to the Administrative Agent) from a financial institution acceptable to the

Administrative Agent or an Affiliate that is Investment Grade or that is a Tier I Approved Account Debtor, (b) credit insurance (in form and substance acceptable to the Administrative Agent) and provided by any Person (other than an Affiliate of any Borrower) rated Investment Grade and acceptable to the Administrative Agent, or (c) a letter of credit (in form and substance satisfactory to the Administrative Agent) provided by a bank rated Investment Grade acceptable to the Administrative Agent (other than an Affiliate of any Borrower), in each case to the extent (1) in the case of letter of credit or credit insurance, as applicable, the provider thereof has consented to an assignment of proceeds of letter of credit or credit insurance to the Administrative Agent, (2) with respect any guarantee, the provider thereof has not restricted an assignment of proceeds to the Administrative Agent and such guarantee does not cover any other indebtedness of the underlying obligor, or (3) the Administrative Agent otherwise has a perfected security interest for the benefit of the Lenders, the Issuing Banks, and the Swap Banks pursuant to Article 9 of the Uniform Commercial Code.

“Account”: as defined in the Uniform Commercial Code as in effect in the State of New York.

“Account Debtor”: a Person who is obligated to any Borrower under an Account of such Borrower.

“Account Debtor Limit”: (a) for each Account Debtor who is not an Approved Account Debtor, $500,000, and (b) for each Account Debtor who is an Approved Account Debtor, the designated dollar amount for such Approved Account Debtor that the Required Lenders approve in writing, from time to time (which with respect to each Approved Account Debtor on the Amendment Effective Date shall be the dollar amount set forth next to the name of such Approved Account Debtor in Schedule A attached hereto); provided, that, without any action by any Borrower, the Required Lenders may at any time and for any reason, increase, decrease, suspend, or eliminate any Account Debtor’s Account Debtor Limit; provided, further, that, without any action by any Borrower, the Administrative Agent may at any time and for any reason, decrease, suspend, or eliminate any Account Debtor’s Account Debtor Limit for a period of up to 10 Business Days. Schedule A shall be deemed amended without further action by any Person immediately upon the Administrative Agent’s or Required Lenders’ approval in writing of any revisions thereto.

“Additional Amount”: as defined in Section 4.10(a).

“Adjusted Pro Rata Share”: as defined in the Intercreditor Agreement, if any.

“Administrative Agent”: BNP Paribas in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Affected Lenders”: as defined in Section 4.12(b) of this Agreement.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Outright Position”: The aggregate of all Positions with respect to Product or related financial instruments after netting all Short Positions and Long Positions.

“Aggregate Spread Position”: The sum of the Location Spread Position, the Time Spread Position and the Cross-Commodity Spread Position.

“Agreement”: this Amended and Restated Uncommitted Credit Agreement, as amended, restated, supplemented, modified or replaced from time to time.

“Alternative Base Rate”: for any day, the rate per annum (rounded upward, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) a rate equal to the sum of the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.50%), (c) the COF Rate, or (d) the Eurodollar Rate for maturities of three (3) months in effect on such day plus 1.5%.

“Amendment Effective Date”: the date on which the conditions precedent set forth in Section 6.1 of this Agreement shall have been satisfied or waived by the Administrative Agent and Required Lenders.

“Anti-Corruption Laws”: as defined in Section 5.24(e) of this Agreement.

“Anti-Terrorism and Sanctions Law”: (i) any Requirement of Law related to money laundering or financing terrorism including the Patriot Act, The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq.) (“TWEA”) and Executive Order 13224 (effective September 24, 2001) each as amended or supplemented from time to time, or any successor statute or other Requirement of Law with materially the same purpose(s) and (ii) any Requirement of Law concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified persons or countries, or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Requirements of Law threatening to impose economic sanctions on any Person for engaging in proscribed behavior.

“Applicable Lending Office”: for each Lender and for each Type of Loan, the lending office of such Lender designated for such Type of Loan on Schedule 11.2 attached hereto (or any other lending office from time to time notified to the Administrative Agent by such Lender) as the office at which its Loans of such Type are to be made and maintained.

“Applicable Margin”: the rate per annum set forth in the following table that corresponds to the Type of such Credit Extension:

Applicable Margin:
Base Rate Loans:	COF Rate Loans:
1.75%	2.75%

“Application”: an application, in the form of Exhibit A attached hereto, or in such other form as the applicable Issuing Bank may specify from time to time, requesting an Issuing Bank to issue or amend a Letter of Credit and duly completed and executed by a Responsible Officer of Texadian.

“Approved Account Debtor”: either a Tier I Approved Account Debtor or a Tier II Approved Account Debtor.

“Approved Inventory Location”: each location in the United States or Canada (other than in the Province of Quebec) where Inventory may be stored that, upon the request of any Borrower, is approved by the Administrative Agent in its reasonable discretion, which locations shall as of the Amendment Effective Date be those listed on Schedule 5.16(c) attached hereto; provided, that without any action by any Borrower, the Administrative Agent in its reasonable discretion may at any time and for any reason add or eliminate any location to Schedule 5.16(c). Schedule 5.16(c) shall be deemed amended without further action by any Person immediately upon Administrative Agent’s approval in writing of any revisions thereto.

“Approving Lenders”: as defined in Section 2.8(b) of this Agreement.

“Arranger” means BNP Paribas Securities Corp. or any Affiliate thereof, in its capacity as Arranger hereunder, together with their successors and assigns in their capacity as Arranger hereunder.

“Assignee”: as defined in Section 11.6(c) of this Agreement.

“Assignment and Acceptance”: as defined in Section 11.6(c) of this Agreement.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978 (11 U.S.C. §§101-1330), as amended or supplemented from time to time, and any successor statute, and all of the rules issued or promulgated in connection therewith.

“Barrel”: a quantity equal to forty-two U.S. gallons.

“Base Rate”: the rate of interest established by the Administrative Agent in New York, New York, from time to time as its “base rate” or “prime rate” (the base rate or prime rate not being intended to necessarily be the lowest rate of interest charged by the Administrative Agent or BNP Paribas in connection with extensions of credit to any of its customers).

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Alternative Base Rate.

“Benefited Lender”: as defined in Section 11.7(a) of this Agreement.

“Borrowers”: as defined in the preamble to this Agreement.

“Borrowing Base”: at any time, an amount equal to:

(a)	100% of the face value of Eligible Cash Collateral, plus

(b)	85% of Net Liquidating Value of Eligible Futures Accounts, plus

(c)	90% of Eligible Tier I Accounts Receivable, plus

(d)	85% of Eligible Tier II Accounts Receivable, plus

(e)	85% of Eligible Tier I Unbilled Accounts Receivable, plus

(f)	80% of Eligible Tier II Unbilled Accounts Receivable, plus

(g)	80% of Eligible Exchange Receivables, plus

(h)	80% of Eligible Hedged Inventory, plus

(i)	70% of Eligible Inventory that is not Eligible Hedged Inventory, plus

(j)	80% of the value of Letters Of Credit For Commodities Not Yet Received, plus

(k)	50% of Eligible Net Unrealized Positive Forward Contract Value, if any, minus

(l)	100% of First Purchaser Liability, minus

(m)	100% of all Tax Liabilities, minus

(n)	120% of all Lenders’ Swap Liability, minus

(o)	100% of Storage and Transportation Expenses due within 60 days of the applicable date of determination of the Borrowing Base, minus

(p)	100% of the Overcollateralization Amount.

The value of the Borrowing Base shall be determined by reference to the most recently dated Borrowing Base Certificate prepared by a Responsible Officer of Texadian pursuant to Section 7.2(c) of this Agreement absent any error in such Borrowing Base Certificate as of the date delivered, provided, however, that if Texadian shall fail to deliver a Borrowing Base Certificate when required pursuant to Section 7.2(c) of this Agreement, the Borrowing Base in effect shall be zero until such Borrowing Base Certificate is delivered; provided further, however, that the Administrative Agent may recalculate the Borrowing Base on any Business Day based on information with respect to the Borrowing Base then known to the Administrative Agent. The value of each type of Collateral set forth above shall be computed in accordance with the provisions of the respective definitions provided in this Agreement. Notwithstanding any other provision of the Loan Documents, (1) no asset shall be included in the Borrowing Base unless the Administrative Agent has been granted a first-priority security interest in such asset for the benefit of the Lenders, the Issuing Banks and the Swap Banks (subject only to Liens expressly permitted by the applicable Deposit Account Control Agreement or other control agreement perfecting the Liens securing the Obligations) pursuant to (A) the Security Documents, or (B) another security agreement acceptable to the Administrative Agent in its discretion and, in any event, in each case the Lien evidenced thereby has been perfected under applicable law, (2) no asset shall be included in the Borrowing Base in duplicate categories such that it would be counted toward the Borrowing Base more than once, (3) the value of Eligible Inventory that is not Eligible Hedged Inventory included in the Borrowing Base shall not at any time comprise an amount greater than the lesser of (A) 10% of the aggregate Borrowing Base after the application of all applicable advance rates or (B) $5,000,000, (4) the value of Eligible Net Unrealized Positive Forward Contract Value included in the Borrowing Base shall not at any time comprise an amount greater than the lesser of (A) 10% of the aggregate Borrowing Base after the application of all applicable advance rates or (B) $5,000,000, (5) the aggregate outstanding amount of all exposure of the Borrowers to any Account Debtor and its Affiliates (which shall include, without limitation, all accounts receivable, unbilled accounts receivable, exchange receivables, and forward gains, on a net basis after considering any offsets or counterclaims) included in the calculation the Borrowing Base, before the application of all applicable advance rates, shall not at any time exceed the applicable Account Debtor Limit for such Account Debtor and (6) the aggregate value of Accounts included in clauses (d) and (f) of the Borrowing Base with respect to which the obligor is a Tier II Account Debtor but not a Tier II Approved Account Debtor shall not exceed the lesser of (A) 15% of the aggregate Borrowing Base and (B) $7,500,000.

“Borrowing Base Certificate”: a certificate, substantially in the form of Exhibit B attached hereto, executed by a Responsible Officer of Texadian, delivered to the Administrative Agent and each Lender in accordance with the requirements of Sections 6.1(d), 6.2(c), or 7.2(c) of this Agreement, giving a detailed calculation of the Borrowing Base and Gross Asset Coverage Amount as of the related Borrowing Base Reporting Date, including schedules in form and substance reasonably acceptable to the Administrative Agent showing the Borrowers’ (a) balances of all Eligible Cash Collateral, (b) any broker’s account statements reflecting the Net Liquidating Value of Eligible Futures Accounts and balances in such accounts, (c) Eligible Tier I Accounts Receivable (describing in sufficient detail any offsets, counterclaims, deductions, or reconciliations, by counterparty, as provided in the definitions of “Eligible Accounts Receivable” or “Eligible Tier I Account Receivable”, as well as aging and credit limits), (d) Eligible Tier II Accounts Receivable (describing in sufficient detail any offsets, counterclaims, deductions, or reconciliations, by counterparty, as provided in the definitions of “Eligible Accounts Receivable” or “Eligible Tier II Account Receivable”, as well as aging and credit limits), (e) Eligible Tier I Unbilled Accounts Receivable (including roll-forward calculations and supporting materials and describing in sufficient detail any offsets, counterclaims, deductions, or reconciliations, by counterparty, as provided in the definitions of “Eligible Exchange Receivables” or “Eligible Tier I Account Receivable”, as well as aging and credit limits), (f) Eligible Tier II Unbilled Accounts Receivable (including roll-forward calculations and supporting materials and describing in sufficient detail any offsets, counterclaims, deductions, or reconciliations, by counterparty, as provided in the definitions of “Eligible Exchange Receivables” or “Eligible Tier II Account Receivable”, as well as aging and credit limits), (g) Eligible Exchange Receivables (describing in sufficient detail any offsets, counterclaims, deductions, or reconciliations, by counterparty, as provided in the definition of “Eligible Exchange Receivables”, as well as aging and credit limits), (h) Eligible Inventory that is not Eligible Hedged Inventory with additional back-up information on location, price and volume used, (i) Eligible Hedged Inventory with additional back-up information on location, price and volume, and evidence of hedges, broken out by type of instruments, price (or, if applicable, option strike price), and the delivery, expiration, or other relevant dates with respect to each such instrument, covering such Eligible Hedged Inventory in accordance with the terms of this Agreement, (j) Eligible Inventory that is in-transit, including Eligible Inventory in transit outside of the United States pursuant to subclause (c)(iv) of the definition of “Eligible Inventory”, with additional back-up information on types of transportation vehicles or vessels employed, the owners or operators of such vehicles or vessels, the names of such vehicles or vessels, the destination location, the estimated delivery date with respect to the applicable Inventory, price and volume, and, if applicable, evidence of hedges, broken out by type of instruments, price (or, if applicable, option strike price), and the delivery, expiration, or other relevant dates with respect to each such instrument, (k) the value of Letters Of Credit For Commodities Not Yet Received, by counterparty, showing all related liabilities including accounts payable, accrued payables, and marked-to-market losses, (l) the Eligible Net Unrealized Positive Forward Contract Value, (m) all actual and potential First Purchaser Liabilities, (n) all Tax Liabilities, (o) all Lenders’ Swap Liability, broken out by Swap Bank, together with any statements from any swap provider or Swap Bank evidencing the same, (p) the Overcollateralization Amount, (q) copies of counterparty confirmations supporting the calculation of the Borrowing Base, and (r) all Credit Extensions outstanding as of such Borrowing Base Reporting Date. The Borrowers will also provide the Administrative Agent and the Lenders, together with the delivery of each Borrowing Base Certificate if available, but in no event less than once a month, bank account statements covering Eligible Cash Collateral and copies of any other supporting third party documentation relating to the assets more fully described in any Borrowing Base Certificate that the Administrative Agent may reasonably request.

“Borrowing Base Certificate Delivery Date”: with respect to each Borrowing Base Certificate, a date no later than five (5) Business Days after the Borrowing Base Reporting Date relating to such Borrowing Base Certificate.

“Borrowing Base Excess Amount”: at any time, the amount of the excess of the value of the Borrowing Base over the Facility Usage.

“Borrowing Base Reporting Date”: (i) the 15th day of each calendar month and (ii) the last day of each calendar month, provided, however, that if at any time the Borrowing Base Excess Amount shall be less than $5,000,000, the Borrowing Base Reporting Date will become Friday of each calendar week until such time as Borrowing Base Excess Amount reported in two consecutive Borrowing Base Certificates delivered in accordance herewith exceeds $5,000,000, provided further that during such time as the Borrowing Base Excess Amount is less than $5,000,000, for the last week of any calendar month, the Borrowing Base Reporting Date for such week shall be only the last day of such calendar month.

“Borrowing Date”: any Business Day specified in a notice pursuant to Sections 2.1(c), 2.2(c), or 2.3(b) of this Agreement as a date on which the Borrowers request the Lenders fund Loans under this Agreement.

“Borrowing Request”: a request for a Loan by the Borrowers, in the form of Exhibit C attached hereto, duly completed and executed by a Responsible Officer of Texadian.

“Business”: as defined in Section 5.22(b) of this Agreement.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or, if applicable to the determination of any relevant interest rate hereunder, London, are authorized or required by law to close.

“Canada Security Agreement”: the security agreement to be executed and delivered by Texadian Canada, substantially in the form of Exhibit H-2 attached hereto, as the same may be amended, supplemented or otherwise modified from time to time, relating to Texadian Canada’s assets located in Canada.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, limited liability company, or partnership or any and all similar ownership interests in a Person and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral”: currency issued by the United States of America or Canada, as well as Cash Equivalents, which has been pledged and deposited with, or delivered to, the Administrative Agent, for the benefit of the Lenders, the Issuing Banks and the Swap Banks as Collateral hereunder subject to a Deposit Account Control Agreement and other security documentation reasonably acceptable to the Administrative Agent. Each Borrower shall and does hereby grant the Administrative Agent, for the benefit of the Lenders, the Issuing Banks and the Swap Banks a first priority (subject to Permitted Liens) perfected security interest in all such Cash Collateral.

“Cash Equivalents”: (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) bank certificates of deposit denominated in Dollars rated at least A by Fitch with maturities of 90 days or less from the date of acquisition, (c) commercial paper denominated in Dollars of a domestic issuer rated at least A-1 or the equivalent thereof by S&P, P-1 or the equivalent thereof by Moody’s, or at least F-1 or the equivalent thereof by Fitch, and in any such case maturing within 90 days after the day of acquisition, and (d) securities rated prime denominated in Dollars with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus in excess of $500,000,000.

“Change of Control”: any event or circumstance, or combination thereof, which shall result in (i) the Parent owning less than 70% of the outstanding Capital Stock of Texadian or (ii) Texadian owning less than 100% of the outstanding Capital Stock of Texadian Canada.

“Change of Management”: any event or circumstance, or combination thereof, which shall result in any of (a) Will Monteleone ceasing to be the acting President of Texadian, (b) Geoff Beal ceasing to be the acting Vice President, Finance and Treasury of Texadian, or (c) Herb Hamilton ceasing to be acting President of Texadian Canada; provided, however, that in each case no “Change of Management” will have been deemed to have occurred if (i) the

Borrowers give the Administrative Agent and Lenders notice of any such event or circumstance, or combination thereof, within 1 Business Day of the occurrence thereof and (ii) a replacement, reasonably acceptable to the Administrative Agent and Required Lenders, has been appointed and has accepted such appointment within 90 days of such occurrence.

“Close-Out Amount”: as defined in the Intercreditor Agreement, if any.

“Closing Date”: June 12, 2013.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“COF Loan”: Loans the rate of interest applicable to which is based upon the COF Rate.

“COF Rate”: for any Interest Period, the rate per annum quoted by the Reference Bank at or about the commencement of such Interest Period as its cost of funds for the applicable Credit Extension for such Interest Period, as determined solely by the Reference Bank in its reasonable discretion which determination may include, without limitation, such factors as the Reference Bank shall deem appropriate from time to time, including, without limitation, market, regulatory and liquidity conditions, provided that such rate is not necessarily the cost to the Lenders of funding the specific Credit Extensions, and may exceed the Reference Bank’s actual cost of borrowing in the inter-bank market or other markets in which the Reference Bank may obtain funds from time to time for amounts similar to the amount of such loan.

“Collateral”: any and all assets and property of the Borrowers and their respective Subsidiaries, whether now existing or hereinafter acquired, pledged under any of the Security Documents to secure the Obligations, and any assets of the Parent pledged pursuant to the Parent Pledge Agreement to secure the Obligations.

“Collection Account”: as defined in Section 7.10(b) of this Agreement.

“Commodities Contract”: a contract (other than a master agreement) for the purchase, sale, storage, transfer, or exchange of commodities; or any futures, forward, exchange, swap or other derivatives contract or option or cap, collar, or floor transactions, or similar arrangements or similar transactions (i) in respect of commodities or (ii) relating to the purchase, sale, storage, transfer, or exchange of commodities that may have a fixed price, a floating price and floating differential, or other pricing basis.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with any Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes any Borrower and which is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate substantially in the form of Exhibit D attached hereto, whereby a Responsible Officer of Texadian (i) certifies that, to the best of such Responsible Officer’s knowledge, during such period each Borrower has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) showing in detail the calculations supporting such Responsible Officer’s certification the Borrowers’ compliance with the requirements of Sections 8.1(a)-(c) and 8.8 of this Agreement.

“Consolidated Current Assets”: at the date of determination, all assets that would, in accordance with GAAP but calculated on an Economic Basis, be classified on a consolidated balance sheet of Texadian as current assets.

“Consolidated Current Liabilities”: at the date of determination, all liabilities that would, in accordance with GAAP but calculated on an Economic Basis, be classified on a consolidated balance sheet of Texadian as current liabilities.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion to Approving Lender Funding Date”: as defined in Section 2.8(b) of this Agreement.

“Convert”, Conversion” and “Converted” shall refer to a conversion of one Type of Loan into another Type of Loan, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

“Credit Extensions”: any and all Loans and Letters of Credit.

“Cross-Commodity Spread Position”: the aggregate quantity of Product, measured in Barrels, purchased or sold under Commodities Contracts relating to Product that is hedged by a sale or purchase under another Commodities Contract for (a) different grades of the same Product, or (b) different types of Product (for example, without limitation, spread between gasoline and distillate or between crude oil and gasoline) in each case less the hedging impact from any related storage and/or transportation contract.

“Daylight Overdraft Bank”: with respect to each Daylight Overdraft Loan, BNP Paribas in its capacity as the Lender that has agreed to provide Daylight Overdraft Loans to the Borrowers, together with its successors and assigns in such capacity.

“Daylight Overdraft Loan”: any discretionary loan made by the Daylight Overdraft Bank pursuant to Section 2.3 of this Agreement.

“Daylight Overdraft/Swing Line Sublimit”: subject to modification, increase, or supplement pursuant to Section 2.4(b) of this Agreement, as of any date of determination, an amount equal to 15% of the Elected Facility Amount in effect on such date.

“Declining Lender”: as defined in Section 2.8(a) of this Agreement.

“Debt Domain Notice”: a written notice from the Administrative Agent or its designee (that may be delivered via electronic mail) indicating that certain information or documentation relevant to the credit facility evidenced by the Loan Documents has been posted on the Debt Domain website to which the recipient has been provided access.

“Default”: any of the events specified in Section 9 of this Agreement, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Default Period”: with respect to any Lender, the period during which such Lender is a Defaulting Lender.

“Defaulting Lender”: at any time, any Lender that (a) within one (1) Business Day of when due, has failed to fund any portion of any Loans or participations in Letters of Credit to any Borrower, the Administrative Agent, any Lender or an Issuing Bank required pursuant to the terms of this Agreement to be funded by such Lender, or has notified the Administrative Agent that it does not intend to do so, unless the subject of a good faith dispute; (b) notified any Borrower, the Administrative Agent, an Issuing Bank, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement (provided, however, that the issuance of a Notice of Declining Lender and the election not to participate in further Credit Extensions in accordance with the terms and conditions contained herein will not solely by virtue thereof result in a Declining Lender being a Defaulting Lender) or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit; (c) failed, within one (1) Business Day after request by the Administrative Agent or any Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Loans or participations in any Letter of Credit or Loans; (d) otherwise failed to pay over to the Administrative Agent, an Issuing Bank, or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute; (e) (i) has become or is insolvent or has a parent company that has become or is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Delta Equivalent Basis”: the method of calculating the quantity of cash (or futures) position in Product that will theoretically hedge an option position against an adverse change in the price of any underlying Product by multiplying the delta of the option by the relevant contract size or nominal amount.

“Deposit Account Control Agreement”: a control agreement among any Borrower, the Administrative Agent and a bank where such Borrower maintains deposit accounts, in form and substance reasonably acceptable to the Administrative Agent, granting to the Administrative Agent for the benefit of the Lenders, the Issuing Banks and the Swap Banks a perfected first priority security interest (subject to customary Liens expressly permitted thereby) in the monies deposited in such account.

“Deposit Accounts”: the deposit accounts maintained from time to time by each Borrower with banks and either deposited with the Administrative Agent or subject to a Deposit Account Control Agreement.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Economic Basis”: GAAP adjusted to include, as applicable and to the extent not already included in the calculation of GAAP at such time, (a) the positive market value of inventory in respect of transactions that do not qualify for hedging treatment under GAAP; (b) the positive or negative marked-to-market value of forward contracts, including, but not limited to, forward physical purchases and sales contracts that do not qualify as derivatives under GAAP, such as storage and transportation; provided, however, that the preceding clause (b), with respect to storage and transportation contracts, shall be limited to the intrinsic value of the underlying contracts, net of demand charges; and (c) other mark-to-market changes, tenor limitations or adjustments as determined by any Borrower with agreement from the Administrative Agent; provided, further, that the Administrative Agent may, in its sole discretion, require the affirmative vote of Required Lenders as a condition to its agreement thereto.

“Elected Facility Amount”: subject to increase or reduction pursuant to Section 2.7(b) of this Agreement, the principal amount of $100,000,000.

“Eligible Accounts Receivable”: as of any date of determination thereof, an Account of any Borrower for which all of the following requirements have been fulfilled to the satisfaction of the Administrative Agent in its discretion:

(a) Such Borrower has lawful and absolute title to such Account, arising from a bona fide completed sale;

(b) Such Account is the valid, legally enforceable obligation of the Account Debtor obligated under such Account for goods actually delivered to such Account Debtor in the ordinary course of the applicable Borrower’s business and such Account Debtor has been instructed to pay the same to a Deposit Account;

(c) Such Account excludes any portion that is or may be subject to any dispute, offset, netting arrangement, counterclaim or other claim or defense on the part of the Account Debtor or any Affiliate of the Account Debtor or to any claim on the part of the Account Debtor denying liability under such Account; provided, however, that in the event that the portion of such Account that is subject to any such dispute, offset, netting arrangement, counterclaim or other claim or defense is secured with a Supporting Letter of Credit, such portion secured by said Supporting Letter of Credit will not be excluded;

(d) Such Account is not evidenced by any chattel paper, promissory note or other instrument;

(e) (i) Such Account is subject to a fully perfected first priority security interest (or properly filed and acknowledged assignment, in the case of U.S. government contracts, if any) in favor of the Administrative Agent, for the benefit of the Lenders, the Issuing Banks and the Swap Banks pursuant to the Loan Documents, under the Uniform Commercial Code, (ii) such Account is not subject to any security interest or Lien in favor of any Person other than the Administrative Agent pursuant to the Loan Documents, and (iii) the applicable Borrower has provided notice to the applicable Account Debtor, in a form acceptable to Administrative Agent, of the Administrative Agent’s Lien on such Account for the benefit of the Lenders the Issuing Banks and the Swap Banks, as required pursuant to Section 7.10 of this Agreement;

(f) Such Account excludes any portion that is not payable in Dollars but includes any portion that represents excise tax, sales tax or other tax deposits applicable to the sale evidenced by such Account to be held by the applicable Borrower on behalf of the relevant federal, state or local taxing authority and paid over to such taxing authority; provided, however, that such excise tax, sales tax or other tax deposits have been included in the calculation of Tax Liabilities;

(g) Such Account (i) has been invoiced and delivered promptly according to the applicable Borrower’s customary business practices, (ii) is not subject to any extension or indulgence extending the date that payment is due, (iii) is not past due, (iv) is not outstanding for more than 30 days from the date of invoice or more than 90 days from the date of creation of the applicable Account;

(h) Such Account complies with all applicable laws and regulations;

(i) The applicable Account Debtor and any other party that may be liable thereon is not subject to any bankruptcy, insolvency, receivership, or similar proceeding;

(j) The applicable Account Debtor and any other party that may be liable thereon is not in default of any of its obligations to any Borrower other than amounts subject to good faith disputes not in excess of 10% of all amounts owing by such Account Debtor or such liable party;

(k) At the time of the sale giving rise to the Account, the applicable Account Debtor was not in default of any prior indebtedness due and owing to any Borrower (provided, however, that for purposes of this clause (k), an Account Debtor will not be deemed to be in default of prior indebtedness due and owing to a Borrower solely as a result of a dispute, offset, netting arrangement, counterclaim or other claim or defense on the part of such Account Debtor or any claim on the part of such Account Debtor denying liability under an Account that otherwise prevents an Account from being an Eligible Account Receivable pursuant to clause (c) of this definition), and no Borrower has any other reason to anticipate that any such prior indebtedness or newly arising indebtedness of such Account Debtor will not be paid when due;

(l) The Administrative Agent or the Required Lenders, in their sole discretion, do not believe that collection of such Account is insecure or that such Account may not be paid by reason of the Account Debtor’s financial inability to pay;

(m) Unless approved in writing by the Required Lenders, no Account Debtor is an Affiliate of any Borrower or is organized under the laws of or primarily conducting business in any jurisdiction outside of the United States and no Account is governed by laws other than U.S federal or state law;

(n) Such Account is payable in Dollars;

(o) Such Account has not otherwise been determined by the Administrative Agent or the Required Lenders, in their sole discretion, not to be eligible for any reason whatsoever; and

(p) The amount of such Account, together with the aggregate outstanding amount of all other exposure of any Borrower to such Account Debtor and its Affiliates (which shall include, without limitation, all accounts receivable, unbilled accounts receivable, exchange receivables, and forward gains, on a net basis after considering any offsets or counterclaims), included in the calculation of the Borrowing Base, before the application of all applicable advance rates, shall not at any time exceed the applicable Account Debtor Limit for such Account Debtor.

“Eligible Cash Collateral”: all Cash Collateral that constitutes funds of any Borrower denominated in Dollars or Canadian Dollars held in a Deposit Account that is subject to a Deposit Account Control Agreement, in each case to the extent not subject to any Lien (other than the Lien in favor of the Administrative Agent, for the benefit of the Lenders, the Issuing Banks and the Swap Banks or expressly permitted by the applicable Deposit Account Control Agreement), excluding any portion that is or may be subject to any dispute, offset, netting arrangement, counterclaim or other claim or defense on the part of the depository institution or any Affiliate of the depository institution (other than industry standard fees and expenses payable to the depository institution pursuant to the applicable deposit account agreements) or to any claim on the part of the depository institution denying availability of such Cash Collateral.

“Eligible Exchange Receivables”: all enforceable rights of any Borrower to receive Product in exchange for the selling or trading of Product previously delivered to an Approved Account Debtor that is the related exchange counterparty by such Borrower, that (a) are evidenced by a valid and binding written agreement enforceable against the Approved Account Debtor that is the related exchange counterparty, (b) are current pursuant to the terms of the original contract or original invoice, (c) such original contract or original invoice provides for a tenor on the exchange of no greater than three (3) months from the effective date of such contract or invoice; (d) are subject to a perfected and first and sole priority Lien in favor of the Administrative Agent for the benefit of the Lenders, the Issuing Banks and the Swap Banks, (e) are not subject to any dispute between the Approved Account Debtor that is the related exchange counterparty or any other party and the applicable Borrower, (f) have excluded any portion that is or may be subject to any offset, netting arrangement, counterclaim or other claim or defense on the part of Approved Account Debtor that is the related exchange counterparty or to any claim on such Approved Account Debtor denying liability under such account; provided, however, that in the event that the portion that is subject to any such dispute, offset, netting arrangement, counterclaim or other claim or defense is secured with a Supporting Letter of Credit, such portion secured by such Supporting Letter of Credit will not be excluded, (g) are valued at the current market value as determined by an independent third-party pricing source published no less than weekly and reasonably acceptable to the Administrative Agent or another independent posting acceptable to the Administrative Agent in its sole discretion, (h) the amount of such Eligible Exchange Receivable, together with the aggregate outstanding amount of all other exposure of any Borrower to such Approved Account Debtor and its Affiliates (which shall include, without limitation, all accounts receivable, unbilled accounts receivable, exchange receivables, and forward gains, on a net basis after considering any offsets or counterclaims), included in the calculation the Borrowing Base, before the application of all applicable advance rates, does not exceed the applicable Account Debtor Limit for such Approved Account Debtor, and (i) have not been otherwise determined by the Administrative Agent to be unacceptable in its sole discretion.

“Eligible Hedged Inventory”: at the time of determination thereof, all of the Borrowers’ Eligible Inventory with respect to which price risk shall have been hedged in a manner acceptable to the Administrative Agent, and, (a) in the case of such hedges placed through a recognized commodities exchange with a commodities broker through a commodities or futures hedge account in which the Administrative Agent, on behalf of the Lenders, the Issuing Banks, and the Swap Banks, has been granted a first priority perfected security interest (subject to Liens expressly permitted by the applicable control agreement) and that is subject a control agreement, in form and substance reasonably acceptable to the Administrative Agent, among the Administrative Agent, the applicable Borrower, and the applicable brokers, subject only to Permitted Liens under Sections 8.3(a), (b) or (i) hereof, or (b) in the case of such hedges purchased on an over-the-counter basis, subject to the execution of other documentation reasonably acceptable to the Administrative Agent granting a first priority perfected security interest in the related hedge to the Administrative Agent for the benefit of the Lenders, the Issuing Banks, and the Swap Banks; provided, that, no such hedge contracts entered into by, or on behalf of, any Borrower shall contain any provision preventing the assignment of such contracts to the Administrative Agent (or requiring the consent of any other Person to permit such assignment unless such consent shall have been obtained) and shall not include provisions that allow the cancellation of the contract upon the bankruptcy, either voluntary or involuntary, or insolvency of any Borrower, unless (x) such right of cancellation applies to both parties of the contract and (y) the contract provides for means to calculate the marked-to-market liquidation value of such contract and the payment of such amount to the party it is owed by the other party to such contract.

“Eligible Inventory”: at the time of determination thereof, all of the Borrowers’ Inventory (as such term is defined in the Uniform Commercial Code) consisting of Product valued at current market prices (as reported by an independent third party publication published no less often than weekly and satisfactory to the Administrative Agent in its discretion), as to which the following requirements have been fulfilled in the discretion of the Administrative Agent:

(a) The Inventory is owned by such Borrower free and clear of all Liens in favor of third parties, except Liens in favor of the Administrative Agent, for the benefit of the Lenders, Issuing Banks and Swap Banks, under the Loan Documents and Permitted Liens under Sections 8.3(a), (b) or (i) hereof;

(b) The Inventory has not been identified to deliveries with the result that a buyer would have rights to the Inventory that would be superior to the Administrative Agent’s security interest, nor shall such Inventory have become the subject of a customer’s ownership or Lien;

(c) The Inventory is (i) in transit in the U.S. or any Province of Canada other than Quebec under the control and ownership of such Borrower, or (ii) in a pipeline located in the U.S. or any Province of Canada other than Quebec or on a barge or other marine vessel located in the U.S., in each case in the hands of a third party carrier that has been notified of the Administrative Agent’s security interest, or (iii) is located at an Approved Inventory Location or such other third-party storage location as has been specifically agreed to in writing by the Administrative Agent and, in each case if the Administrative Agent shall have so requested, such Inventory is subject to a security interest notification or collateral access agreement executed by the applicable Borrower and the related warehouseman or other owner of the property where such Inventory is located in form and substance acceptable to the Administrative Agent; or (iv) crude oil or crude oil blendstocks in transit outside the U.S. on a barge or in a vessel to or from one of the locations specified in clauses (i)-(iii) hereof and is covered by a corporate letter of indemnity from an issuer, and in form and substance, acceptable to the Administrative Agent in its discretion, and is subject to a negotiable tank receipt, other warehouse receipt, bill of lading or other negotiable document of title (which in the case of all documents of title shall have been issued or endorsed to the order of the Administrative Agent), that has been issued and delivered to the Administrative Agent evidencing ownership of such Inventory;

(d) The Inventory is subject to a fully perfected first priority security interest in favor of the Administrative Agent, for the benefit of the Lenders, Issuing Banks and Swap Banks, pursuant to the Loan Documents;

(e) The Inventory is currently saleable in the normal course of the Borrowers’ business without any notice to, or consent of, any governmental agency or department or division thereof;

(f) The Inventory does not consist of bill-and-hold goods (i.e., Inventory which has been sold by the applicable Borrower but which is being held by such Borrower pending delivery); and

(g) The Inventory has not otherwise been determined, in the sole discretion of the Administrative Agent or the Required Lenders, to be ineligible.

The Administrative Agent may also exclude at any time from Eligible Inventory any type of Inventory that the Required Lenders (in their reasonable discretion) determine to be unmarketable.

“Eligible Net Unrealized Positive Forward Contract Value”: an amount, only if positive, equal to the aggregate value of In The Money Positions of all written Swap Contracts and written Commodities Contracts of any Borrower entered into in the ordinary course of such Borrower’s business that are not cleared through an exchange (a) net of (i) Out Of The Money Positions, accounts payable, and other obligations of any Borrower to the related counterparty under such Swap Contracts and Commodities Contracts to the extent not already deducted in the calculation of the Borrowing Base; (ii) purchases contracted for but not yet invoiced, and (iii) margin consisting of cash or Cash Equivalents held by any Borrower received from any counterparties pursuant to such Swap Contracts and Commodities Contracts, and (iv) any claim of offset or other counterclaim asserted in respect of such Swap Contracts and Commodities Contracts by any counterparties thereto, which amount for any related Account Debtor when added to all other exposure of any Borrower to such Account Debtor (which shall include, without limitation, all other accounts receivable, unbilled accounts receivable, forward gains, etc. on a net basis after considering any offsets or counterclaims) shall not in any event exceed its applicable Account Debtor Limit, as the case may be, and (b) that specify delivery of all Product covered thereby or all payments thereunder with a remaining term of less than twelve months.

“Eligible Tier I Account Receivable”: any Eligible Account Receivable that is not an Eligible Exchange Receivable with respect to which the obligor is a Tier I Approved Account Debtor.

“Eligible Tier II Account Receivable”: any Eligible Account Receivable that is not an Eligible Exchange Receivable or an Eligible Tier I Account Receivable.

“Eligible Tier I Unbilled Accounts Receivable”: as of any date of determination, any Account (a) that has been recorded in the books and records of a Borrower, (b) with respect to which title to the underlying Inventory sold by the applicable Borrower has passed to purchaser thereof, (c) with respect to which the applicable Approved Account Debtor shall not have received an invoice from such Borrower requesting payment with respect to such Eligible Tier I Account Receivable, (d) that has not been in existence in excess of thirty (30) days, and (e) would otherwise be an Eligible Tier I Account Receivable but for the fact that such Account has not been invoiced.

“Eligible Tier II Unbilled Accounts Receivable”: as of any date of determination, any Account (a) that has been recorded in the books and records of a Borrower, (b) with respect to which title to the underlying Inventory sold by the applicable Borrower has passed to purchaser thereof, (c) with respect to which the applicable Account Debtor shall not have received an invoice from such Borrower requesting payment with respect to such Eligible Tier II Account Receivable, (d) that has not been in existence in excess of thirty (30) days, and (e) would otherwise be an Eligible Tier II Account Receivable but for the fact that such Account has not been invoiced.

“Eligible Unbilled Accounts Receivable”: collectively, all Eligible Tier I Unbilled Accounts Receivable and all Eligible Tier II Unbilled Accounts Receivable.

“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees having the force of law, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System. Without limiting the effect of the foregoing, Eurocurrency Reserve Requirements shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (a) any category of liabilities that includes deposits by reference to which the applicable Type of Loans is to be determined, or (b) any category of extensions of credit or other assets that includes any Type of Loans.

“Eurodollar Base Rate”: with respect to each day during each interest period pertaining to a Eurodollar Loan, a rate per annum equal to the corresponding rate for a period equal to such Interest Period appearing on the Reuters Screen LIBOR01 Page (or other display screen as may replace Reuters Screen LIBOR01 Page) or any successor publication at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period (such rate to remain fixed for such Interest Period) provided that, if the LIBOR Rate shall be less than zero (0), such rate shall deemed to be zero (0) for all purposes of this Agreement and provided, further, if such rate no longer so appears, the rate per annum at which the Administrative Agent is offered Dollar deposits at or about 10:00 a.m., New York time, two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market where the Eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such interest period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period (such rate to remain fixed for such interest period).

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each interest period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 9 of this Agreement; provided, however, that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Existing Credit Agreement”: as defined in this recitals to this Agreement.

“Face Amount”: with respect to any Letter of Credit (or any other letter of credit referred to herein), the maximum aggregate amount the applicable Issuing Bank (or, with respect to any other letter of credit, the applicable issuing bank) may be obligated to pay to the beneficiary thereof pursuant to the terms of such Letter of Credit (or other letter of credit).

“Facility Usage”: (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Loans and prepayments or repayments of Loans occurring on such date; plus (ii) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: the amended and restated fee letter dated as of the date hereof, between the Administrative Agent and the Borrowers, for the benefit of the Administrative Agent, or any other fee letter between or among any Borrower and the Administrative Agent, any Lender or Issuing Bank executed in connection with this Agreement, in each case as any of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“First Purchaser Liability”: any payment obligations arising from any Borrower’s purchase of Product that are subject, as reasonably determined by the Administrative Agent, to a so-called “First Purchaser Lien” as defined in Texas Business and Commerce Code Section 9.343, or comparable laws of the states of Oklahoma, Kansas, Mississippi, Wyoming or New Mexico, or any other comparable law of any other jurisdiction, but only to the extent that payment of such obligations is not supported by a Supporting Letter of Credit issued for the account of the applicable Borrower securing payment of all amounts subject to such First Purchaser Lien.

“Fiscal Quarter”: each three (3) month period ending on March 31, June 30, September 30, and December 31 of each calendar year.

“Fitch”: collectively, Fitch Ratings, Inc., Fitch Ratings Ltd., and their subsidiaries.

“GAAP”: generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements referred to in Section 7.1 of this Agreement.

“Governing Documents”: as to any Person, its articles or certificate of incorporation or formation and by-laws, its partnership agreement, operating agreement, or the other organizational or governing documents of such Person.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Asset Coverage Amount”: at any time, an amount equal to:

(a)	100% of the face value of Eligible Cash Collateral, plus

(b)	100% of Net Liquidating Value of Eligible Futures Accounts, plus

(c)	100% of Eligible Tier I Accounts Receivable, plus

(d)	100% of Eligible Tier II Accounts Receivable, plus

(e)	100% of Eligible Tier I Unbilled Accounts Receivable, plus

(f)	100% of Eligible Tier II Unbilled Accounts Receivable, plus

(g)	100% of Eligible Exchange Receivables, plus

(h)	100% of Eligible Hedged Inventory, plus

(i)	100% of Eligible Inventory that is not Eligible Hedged Inventory, plus

(j)	100% of the value of Letters Of Credit For Commodities Not Yet Received, plus

(k)	100% of Eligible Net Unrealized Positive Forward Contract Value, if any, minus

(l)	100% of First Purchaser Liability, minus

(m)	100% of all Tax Liabilities, minus

(n)	100% of all Lenders’ Swap Liability, minus

(o)	100% of the aggregate amount of all Credit Extensions and unreimbursed draws on Letters of Credit outstanding, minus

(p)	100% of Storage and Transportation Expenses due within 60 days of the applicable date of determination of the Borrowing Base, minus

(q)	100% of the Overcollateralization Amount, minus

(r)	100% of the aggregate value of all open trade and unbilled accounts payable of Texadian and its Subsidiaries (to the extent not otherwise deducted or netted in connection with the calculation of any other item included in the Gross Asset Coverage Amount and not otherwise supported by a Letter of Credit).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by any Borrower in good faith.

“Guarantor”: each guarantor under any Guaranty, if any.

“Guaranty”: any guaranty agreement guaranteeing any Obligations, if any, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Indebtedness”: for any Person, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property but in such event not in excess of the fair market value of such property); (f) all obligations with respect to capital leases; (g) all net obligations with respect to Swap Contracts and Commodities Contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness but only to the extent of the fair market value of such property; and (i) all Guarantee Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. This term shall not include obligations of any Borrower to its employees, officers or directors to pay employment compensation, employee reimbursements or similar remunerations.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intercreditor Agreement”: an Intercreditor Agreement, if any, in form and substance acceptable to the Lenders and Issuing Banks, to be entered into, if at all, among the Swap Banks and BNP Paribas, as Administrative Agent on behalf of the Lenders and Issuing Banks, and relating to the sharing of Collateral among the Lenders, Issuing Banks, and Swap Banks.

“Interest Payment Date”: (a) as to any Loan, the earliest of (i) the applicable Revolving Credit Loan Maturity Date, (ii) the Revolving Credit Termination Date, and (iii) the date on which the Administrative Agent acting independently or at the direction of the Required Lenders makes demand for payment with respect to the applicable Obligation, and (b) in addition, with respect to any Loan, the later of (1) the first day of each calendar month after the making of such Loan or (2) the date of payment shown on the corresponding invoice or billing statement delivered to the applicable Borrower by the Administrative Agent (but in no event more than 30 days after the last day of the calendar month in which such Loan was made and the last day of each subsequent calendar month).

“Interest Period”:

(a) With respect to any COF Loan, each period of one Business Day commencing on the date such Loan is made or Converted from a Loan or Loans of another Type, or the last day of the immediately preceding Interest Period with respect to such Loan, and ending on the last day of such period, in each case as the Borrowers may select as provided in the applicable Borrowing Request; and

(b) Provided, however, that, the foregoing provisions of clause (a) of this definition are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date; and

(3) any Interest Period pertaining to a COF Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“In The Money Positions”: with respect to Swap Contracts and Commodities Contracts entered into by any Borrower with counterparties permitted in the calculation of the Borrowing Base, all forward positions in respect of such Swap Contracts and Commodities Contracts which have a net positive value as of the date of calculation, having been marked-to-market based on an industry accepted pricing methodology reasonably acceptable to Administrative Agent, and which Swap Contracts and Commodities Contracts would be considered to be “in the money” based on the standard industry characterization of such contracts.

“Inventory”: as defined in the Uniform Commercial Code.

“Investment Grade”: with respect to any Person, the long term senior unsecured noncredit enhanced credit rating of which is BBB- or higher by S&P, if rated by S&P and Baa3 or higher by Moody’s, if rated by Moody’s.

“ISP”: the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590), as the same may be amended from time to time.

“Issuing Bank”: BNP Paribas, in its capacity as issuer of any Letter of Credit, and any other Lender in its capacity as issuer of any Letter of Credit acceptable to the Borrowers, the Administrative Agent, and all Lenders.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn amount of the then outstanding Letters of Credit plus (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed.

“L/C Participants”: all the Lenders, other than the applicable Issuing Bank (but shall include each Issuing Bank in its capacity as a Lender).

“Lender Parties”: as defined in Section 11.5 of this Agreement.

“Lenders”: (a) on the date hereof, the lenders listed on the signature pages hereof, including but not limited to the Daylight Overdraft Bank and the Swing Line Lender, and (b) thereafter, the lenders from time to time holding Loans or Uncommitted Participation Amounts after giving effect to any assignments thereof permitted by Section 11.6 of this Agreement or as a result of an increase in the Maximum Availability pursuant to Section 2.7(a) of this Agreement, including but not limited to the Daylight Overdraft Bank and the Swing Line Lender.

“Lenders’ Credit Extensions”: for each Lender, as of any date of calculation, the sum of (a) with respect to any Loans on any date, such Lender’s aggregate outstanding principal amount thereof after giving effect to any Loans and prepayments or repayments of Loans occurring on such date; and (b) with respect to any outstanding L/C Obligations on any date, the amount of such Lender’s Uncommitted Participation Percentage of the L/C Obligations on such date after giving effect to any issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Lenders’ Swap Liability”: on an aggregate basis but without duplication, as of each date of calculation of the Borrowing Base or Close-Out Amount, an amount equal to, if positive, (a) the aggregate unrealized losses recorded each Borrower and each of their respective Subsidiaries (whether direct or contingent) in connection with, and as determined pursuant to, all Swap Contracts and Commodities Contracts between any Borrower and any Swap Banks or among any Borrower, any Swap Banks and any other party that are not cleared through an exchange, minus (b) the aggregate unrealized gains recorded by each Borrower and each of their respective Subsidiaries (whether direct or contingent) in connection with, and as determined pursuant to, all Swap Contracts and Commodities Contracts between any Borrower and any Swap Banks or among any Borrower, any Swap Banks and any other party that are not cleared through an exchange. For purposes of calculating the Borrowing Base or, subject to the Intercreditor Agreement (if any), Close-Out Amount, the value of such unrealized losses and unrealized gains under the related Swap Contracts and Commodities Contracts shall be calculated by applicable counterparty, as of each date of calculation of the Borrowing Base or Close-Out Amount, in accordance with industry standard valuation models approved by the Administrative Agent in its sole discretion. For the avoidance of doubt, Lenders’ Swap Liability shall not include any cash, Cash Equivalents or letters of credit posed to any counterparty as collateral under any master agreement to the extent that such inclusion would result in double counting of such liability to the related counterparty.

“Letters of Credit”: as defined in Section 3.1(a) of this Agreement.

“Letters Of Credit For Commodities Not Yet Received”: an amount equal to the Face Amount of any Trade Letter of Credit or Long Term Letter of Credit (but not any Performance Letter of Credit) related to the physical purchase of Product, minus the value (determined by means of a commercially reasonable method agreed to by the Borrowers and the

Administrative Agent) of any costs or other liabilities incurred under such Letter of Credit for the purchase of Product by any Borrower under such Letters of Credit with respect to which title to such Product has passed to such Borrower as of the date of calculation thereof, minus any liability pertaining to an exchange payable.

“Leverage Ratio”: the ratio of (a) Texadian’s Total Liabilities to (b) Texadian’s Tangible Net Worth.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

“Loan”: any loan made by any Lender pursuant to this Agreement, including, but not limited to, any Revolving Credit Loan, Swing Line Loan, or Daylight Overdraft Loan.

“Loan Advance Sublimit”: subject to modification, increase, or supplement pursuant to Section 2.4(b) of this Agreement, as of any date of determination, an amount equal to 40% of the Elected Facility Amount in effect on such date.

“Loan Documents”: this Agreement, the Notes, the Fee Letters, any Guaranties (if any), the Security Documents, the Intercreditor Agreement (if any), and any and all other agreements or instruments executed in connection with any of the foregoing.

“Location Spread Position”: the aggregate quantity of Product, measured in Barrels, purchased or sold (actually or on a contingent basis and current or for future time periods) under Commodities Contracts relating to Product (including without limitation any futures or option Commodities Contracts) that is hedged by a sale or purchase under another Commodities Contract at a different delivery location less the hedging impact from any related transportation contract.

“Long Position”: the aggregate quantity measured in Barrels of Product resulting from the following long positions held by all Borrowers or any of their respective Subsidiaries:

(a) all Product of any Borrower;

(b) all imbalances (whether in storage or in pipelines or otherwise) of Product due to any Borrower;

(c) all Commodities Contracts for the purchase or positive exchange of Product and options thereunder calculated on a Delta Equivalent Basis; and

(d) all options under a Swap Contract of any Borrower, in each case calculated on a Delta Equivalent Basis, that equates to a contracted purchase by any Borrower of Product (regardless if financially settled).

“Long Term and Performance L/C Sublimit”: subject to modification, increase, or supplement pursuant to Section 2.4(b) of this Agreement, $10,000,000.

“Long Term Letter of Credit”: as defined in Section 3.1(b) of this Agreement.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, operations, or condition (financial or otherwise), of any Borrower or of any Borrower and its Subsidiaries taken as a whole, (b) the ability of any Borrower to perform any of its Obligations, (c) the validity or enforceability of this Agreement or any of the other Loan Documents or (d) the rights and remedies of or benefits available to the Administrative Agent, the Lenders, the Issuing Banks or the Swap Banks hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or Product or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Availability”: subject to increase pursuant to Section 2.7(a) of this Agreement, the principal amount of $100,000,000.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Liquidating Value of Eligible Futures Accounts”: the net liquidating value (as determined from time to time by the applicable futures broker in accordance with customary industry procedures acceptable to the Administrative Agent) of commodities futures accounts (after deducting all applicable sales commissions, options which are not exercisable or “in the money” as of the date of calculation, any other customary costs or expenses of liquidation, and any amounts borrowed by any Borrower under any margin finance lines offered by the related broker which may be outstanding), held by such Borrower at BNP Paribas Prime Brokerage Inc., Commodities Futures Division, or other brokers acceptable to the Administrative Agent in its discretion in which the Administrative Agent, for the benefit of the Lenders, the Issuing Banks and the Swap Banks, has been granted a first priority perfected security interest as Collateral for the Obligations and that is subject to a control agreement, in form and substance reasonably acceptable to the Administrative Agent, among the Administrative Agent, the applicable Borrower, and the applicable brokers, subject only to Permitted Liens under Sections 8.3(a), (b) or (i) or Liens expressly permitted by the applicable control agreement.

“Net Position”: at any time, the absolute value of a positive or negative number of Barrels, which is the difference between the Long Position and Short Position, which the applicable Borrower shall also specify as either a long or short position.

“Net Working Capital”: as of the date of determination, an amount equal to (a) Texadian’s Consolidated Current Assets (such Consolidated Current Assets to be reduced by all intercompany receivables owing to Texadian or any of its Subsidiaries by Parent or any of its Affiliates and any amounts derived from investments in Affiliates) minus (b) Texadian’s

Consolidated Current Liabilities (such Consolidated Current Liabilities to be reduced by the aggregate amount of current Subordinated Indebtedness); provided, however, that the amount of current Subordinated Indebtedness may at no time exceed 50% of the total calculated amount of Net Working Capital.

“New Lending Office”: as defined in Section 4.10(d) of this Agreement.

“Non-Excluded Taxes”: as defined in Section 4.10(a) of this Agreement.

“Non-US Lender”: as defined in Section 4.10(d) of this Agreement.

“Notes”: as defined in Section 2.5 of this Agreement.

“Notice of Declining Lender”: a written notice in the form of Exhibit E attached hereto indicating that a Lender has elected to be Declining Lender.

“Obligations”: (a) the unpaid principal amount of, and interest on (including, without limitation, interest accruing after the maturity of the Loans, including but not limited to Swing Line Loans and Daylight Overdraft Loans, and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, any Reimbursement Obligations, and all other obligations and liabilities of any Borrower to the Administrative Agent, the Lenders and the Issuing Banks, each in its capacity as such, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, that may arise under, or out of or in connection with this Agreement, the Notes, the Fee Letters, the Security Documents, and any other Loan Documents, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all disbursements and reasonable fees of counsel to the Administrative Agent, to the Lenders, or to the Issuing Banks that are required to be paid by any Borrower pursuant to the terms of the Loan Documents or otherwise), and (b) all Indebtedness owing by any Borrower to any Swap Bank under a Swap Contract or Commodities Contract that is not cleared through an exchange, whether due or to become due, absolute or contingent, or now existing or hereafter arising. For purposes of determining the amount of any Borrower’s Obligations under a Swap Contract or Commodities Contract, the amount of such Obligation shall be an amount equal to the Close-Out Amount with respect to such Swap Contract or Commodities Contract.

“OFAC”: the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Taxes”: as defined in Section 4.10(b).

“Out Of The Money Positions”: with respect to Swap Contracts and Commodities Contracts entered into by any Borrower with Account Debtors, all forward positions in respect of such Swap Contracts and Commodities Contracts that have a net zero value or negative value as of the date of calculation, having been marked-to-market based on an industry accepted pricing methodology acceptable to the Administrative Agent in its discretion, and which Swap Contracts and Commodities Contracts would be considered to be “out of the money” based on the standard industry characterization of such contracts.

“Overcollateralization Amount”: with respect to any counterparty under a Swap Contract or Commodities Contract of any Borrower, the amount by which any cash collateral pledged and delivered to any Borrower by such counterparty exceeds the amount of the obligations such cash collateral was pledged to secure.

“Parent”: Par Petroleum Corporation, a Delaware corporation.

“Parent Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, operations, or condition (financial or otherwise), of the Parent or of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Parent to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Documents to which the Parent is a party or (d) the rights and remedies of or benefits available to the Administrative Agent, the Lenders, the Issuing Banks or the Swap Banks hereunder or thereunder with respect to any Loan Document to which the Parent is a Party.

“Parent Pledge Agreement”: the pledge agreement to be executed and delivered by the Parent pledging the Capital Stock of Texadian owned by the Parent, as Collateral securing the Obligations, as the same may be amended, supplemented or otherwise modified from time to time.

“Participant”: as defined in Section 11.6(b) of this Agreement.

“Patriot Act”: the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) as amended from time to time.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Performance Letter of Credit”: as defined in Section 3.1(b) of this Agreement.

“Permitted Liens”: as defined in Section 8.3 of this Agreement.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which any applicable Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements”: the Parent Pledge Agreement and any Pledge Agreement to be executed and delivered by the Borrowers pledging the Capital Stock of Texadian Canada and any other Capital Stock owned by any Borrower, as Collateral securing the Obligations, as the same may be amended, supplemented or otherwise modified from time to time.

“Position”: either a Long Position or a Short Position.

“Position Certificate”: a certificate of a Responsible Officer of Texadian substantially in the form of Exhibit F hereto, that shall accompany each Position Risk/MTM Report delivered by the Borrowers hereunder.

“Position Risk/MTM Report”: a report in substance acceptable to the Administrative Agent, substantially in the form of Exhibit G attached hereto, which shall include without limitation a comprehensive marked to market report of Borrowers’ and their respective Subsidiaries’ physical and paper Product purchase and sale positions, including all positions for all current and future time periods and covering all instruments that create either an obligation to purchase or sell Product or that generate price exposure and including such instruments as contracts for spot and future deliveries of physical Product, exchanges, derivatives (including swaps and options) and futures contracts, all in substance reasonably acceptable to the Administrative Agent.

“Position Risk/MTM Report Delivery Date”: with respect to each Position Risk/MTM Report, a date no later than five (5) Business Days after the end of each calendar week, as pertains to the Position Risk/MTM Report dated as of the end of such calendar week.

“PPSA”: the Personal Property Security Act in effect in the Province of Alberta, Canada, or the Personal Property Security Act of any other applicable jurisdiction, as the context may require, in each case as amended and in effect from time to time.

“Product”: crude oil, crude oil blendstocks, gasoline, gasoline blendstocks, natural gasoline, naptha, denaturants, butane, diluents, refined products, ethanol and such other energy-related products as the Required Lenders may approve in writing from time to time.

“Properties”: as defined in Section 5.22(a) of this Agreement.

“Reference Bank”: the Administrative Agent in its capacity as “Reference Bank” for purposes of this Agreement and the other Loan Documents, together with its successors and assigns in such capacity.

“Register”: as defined in Section 11.6(d) of this Agreement.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulatory Change”: with respect to any Lender or Issuing Bank, any change after the Closing Date in federal, state or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including any Lender or any Issuing Bank of or under any federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof; provided, however, that (i) all statutes, rules, guidelines or directives promulgated under or pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, as enacted by the United States Congress, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to its proposals for risk-based capital framework described by the Basel Committee on Banking Regulations and Supervisory Practices in its paper entitled “Basel III: A global regulatory framework for more resilient banks and banking systems”, dated December 2010, as amended, modified and supplemented and in effect from time to time or any replacement thereof, shall in each case be deemed to be a Requirement of Law made subsequent to the date hereof and as such a “Regulatory Change”.

“Reimbursement Obligation”: the joint and several obligation of the Borrowers to reimburse any Issuing Bank pursuant to Section 3.5(a) of this Agreement for amounts drawn under a Letter of Credit and any fees and reimbursement of any expenses owed to such Issuing Bank in its capacity as an Issuing Bank.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .21, .22, .23, .26, .27 or .28 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the Lenders holding greater than 50% of the aggregate Lenders’ Credit Extensions, provided, however, that if at any time there are two or fewer Lenders holding Uncommitted Participation Amounts hereunder, Required Lenders shall mean all Lenders, provided, further, that at any time when the Credit Extensions are zero, Required Lenders shall be the Lenders holding greater than 50% of the aggregate Lenders’ Uncommitted Participation Amounts (excluding the Uncommitted Participation Amounts of any Declining Lenders), and provided, further, if any Lender shall be a Defaulting Lender at such time, then such Defaulting Lender’s Credit Extensions or Uncommitted Participation Amount shall be excluded from the determination of Required Lenders.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: with respect to any Borrower, the chief executive officer, the president, or any vice president of such Borrower, or, with respect to financial matters, the chief financial officer or treasurer of such Borrower, in each case, in their corporate (and not individual) capacities.

“Revolving Credit Loan”: any discretionary loan made by any Lender pursuant to Section 2.1 of this Agreement.

“Revolving Credit Loan Maturity Date”: (a) with respect to Revolving Credit Loans, the earliest of (i) a date not to exceed 60 days from the date of the applicable Borrowing Date for such Revolving Credit Loan, (ii) the Revolving Credit Termination Date, or (iii) the

date the Administrative Agent, acting independently or at the request of the Required Lenders, makes demand for payment with respect to the applicable Revolving Credit Loan, (b) with respect to Swing Line Loans, the earlier of (i) the Swing Line Maturity Date or (ii) the Revolving Credit Termination Date, and (c) with respect to Daylight Overdraft Loans, the applicable Borrowing Date for such Daylight Overdraft Loan.

“Revolving Credit Termination Date”: the earliest of (i) the date that is 364 days from the Amendment Effective Date (or if such date is not a Business Day, the immediately preceding Business Day), (ii) the date the Administrative Agent, acting independently or at the direction of the Required Lenders, makes demand for payment of all Obligations and terminates the Uncommitted Participation Amounts, or (iii) the date all Uncommitted Participation Amounts are terminated for any other reason.

“Risk Management Policy”: the written risk management policies and procedures of the Borrowers as of the Amendment Effective Date, attached hereto as Schedule B, in each case in form and substance satisfactory to the Supermajority Lenders and as amended from time to time in accordance with Section 7.9 of this Agreement.

“S&P”: Standard & Poor’s Ratings Service, A Division of McGraw Hill, Inc.

“Sanctioned Country”: any country or territory subject to economic sanctions or trade restrictions of France, the United Nations, the European Union, the United Kingdom, or the United States that broadly prohibit or restrict dealings with such country, including without limitation as of the Amendment Effective Date, Cuba, Iran, North Korea, Sudan, and Syria.

“Sanctions Target”: any Person with whom dealings are restricted or prohibited under the Anti-Terrorism and Sanctions Laws of France, the United Nations, the European Union, the United Kingdom, or the United States, including (a) any Person identified in any list of sanctioned Persons maintained by: (i) the French Government; (ii) any committee of the United Nations Security Council; (iii) the European Union; (iv) HM Treasury of the United Kingdom; (v) the United States Department of Treasury, including any Person that is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC; or (vi) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act (50 U.S.C. §§1701-1707), TWEA, or any other Requirement of Law; (b) any Person located, organized, or resident in, organized or chartered in, operating or conducting business in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly 50% or more owned by, otherwise controlled by, or acting for the benefit or on behalf of, a Person described in clause (a) or (b) of this definition.

“Security Agreements”: the U.S. Security Agreement and the Canada Security Agreement.

“Security Documents”: together, each Deposit Account Control Agreement, the U.S. Security Agreement, the Canada Security Agreement, the Pledge Agreements, and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure any of the Obligations or to secure any guarantee of any such Obligations.

“Sharing Event”: as defined in the Intercreditor Agreement, if any.

“Short Position”: the aggregate quantity measured in Barrels of Product resulting from the following short positions held by any Borrower or one of its Subsidiaries:

(a) all imbalances (whether in storage or in pipelines or otherwise) of Product due from any Borrower;

(b) all Commodities Contracts for the sale or negative exchange of Product and options thereunder calculated on a Delta Equivalent Basis; and

(c) all options under a Swap Contract of any Borrower, in each case calculated on a Delta Equivalent Basis, that equates to a contracted sale by any Borrower of Product (regardless if financially settled).

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Stop Loss”: each Borrower’s and their respective Subsidiaries’ aggregate cumulative net realized losses plus net unrealized losses with respect to all Positions.

“Storage and Transportation Expenses”: contractual current and future unpaid expenses related to the storage and transport of Product.

“Subordinated Indebtedness”: Indebtedness approved by the Administrative Agent and the Required Lenders that is subordinate to the Obligations on terms and conditions and subject to documents that are, in each case, acceptable in form and substance to the Administrative Agent provided, however, that any Indebtedness incurred pursuant to Section 8.2(j) may not be included as “Subordinated Indebtedness” in the calculation of Net Working Capital or Tangible Net Worth.

“Subsidiary”: as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors, general partners, or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of a Borrower.

“Supporting Letter of Credit”: a letter of credit in a form reasonably acceptable to the Administrative Agent and issued by a bank rated Investment Grade or otherwise approved by the Administrative Agent in its sole discretion and, if requested by the Administrative Agent, that has consented to an assignment of proceeds of such letter of credit to the Administrative Agent, for the benefit of the Lenders, the Issuing Banks and the Swap Banks, in a form acceptable to the Administrative Agent in its sole discretion.

“Supermajority Lenders”: at any time, the Lenders holding greater than 66 2/3rds% of the aggregate Lenders’ Credit Extensions; provided, however, that if at any time there are two or fewer Lenders holding Uncommitted Participation Amounts hereunder, Supermajority Lenders shall mean all Lenders, provided, further, that at any time when the Credit Extensions are zero, Supermajority Lenders shall be the Lenders holding greater than 66 2/3rds% of the aggregate Lenders’ Uncommitted Participation Amounts (excluding the Uncommitted Participation Amounts of any Declining Lenders), provided, further, if any Lender shall be a Defaulting Lender at such time, then such Defaulting Lender’s Credit Extensions or Uncommitted Participation Amount shall be excluded from the determination of Supermajority Lenders.

“Surety Instruments”: all letters of credit (including standby and commercial), bank’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swap Banks”: BNP Paribas or its Affiliates, and, any other Lender or its respective Affiliates in their capacities as a party to a Swap Contract or Commodities Contract to the extent such Person and the Administrative Agent have entered into and become a party to the Intercreditor Agreement, if any, in each case, for so long as each of the same remain a Lender or an Affiliate of a Lender hereunder and a party to the Intercreditor Agreement as a Swap Bank thereunder and/or remain entitled to the benefit of the Security Documents.

“Swap Contract”: any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single physical or financial transaction), including, without limitation, any interest rate swap agreement, basis swap, forward rate agreement, Commodity Contract, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, currency option or any other similar agreement (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context clearly requires, any master agreement and confirmation relating to or governing any or all of the foregoing. No agreement of the nature described above will be deemed a Swap Contract unless it is subject to the applicable ISDA Master Agreement or its equivalent (i.e., long-form confirmations).

“Swing Line Lender”: with respect to each Swing Line Loan, BNP Paribas in its capacity as the Lender that has agreed to provide Swing Line Loans to the Borrowers, together with its successors and assigns in such capacity.

“Swing Line Loan”: a Loan made pursuant to the provisions of Section 2.2 of this Agreement.

“Swing Line Maturity Date”: with respect to any Swing Line Loan, the earliest of (i) the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan, (ii) the Revolving Credit Termination Date, or (iii) the date on which the Administrative Agent, acting independently or at the direction of the Required Lenders, makes demand for payment with respect to such Swing Line Loan.

“Tangible Net Worth”: an amount equal to (a) the total consolidated equity (or deficit), in accordance with GAAP adjusted for the value of assets and liabilities on a Economic Basis, of Texadian minus (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles to the extent not deducted as reserves and deductible items as set forth above, all as set forth on the most recent balance sheet of Texadian delivered pursuant to Section 7.1 of this Agreement plus (c) the aggregate amount of each Borrower’s Subordinated Indebtedness; provided, however, that the amount added in pursuant to clause (c) hereof may at no time exceed 50% of the total calculated amount of Tangible Net Worth minus (d) all intercompany loans made by a Borrower to its Affiliates or Parent or other amounts due by any Affiliate to a Borrower and any amounts derived from investments in Affiliates.

“Tax Liabilities”: any amounts in respect of excise tax, sales tax or other tax or deposits in respect of such taxes, in each case applicable to the sale of Inventory that are due and owing from any Borrower to other Persons or that are on deposit with a Borrower from time to time or that are, or in the future will be, due and owing from any Borrower to other Persons in respect of any excise taxes, sales taxes or other tax or deposits in respect of such taxes, in each case applicable to the sale of Inventory held by a Borrower and in the case of such deposits held on behalf of the relevant federal, state or local taxing authority and that are or will be paid over to such taxing authority (to the extent not supported by a Letter of Credit).

“Tax Sharing Agreement”: the Tax Sharing Agreement dated effective as of April 1, 2014, by and among the Parent, Texadian and certain other Subsidiaries of the Parent, as amended, restated, supplemented, modified or replaced from time to time.

“Taxes”: as defined in Section 4.10(a) of this Agreement.

“Tier I Approved Account Debtor”: any Account Debtor (a) (i) that is rated Investment Grade, or (ii) whose obligations with respect to the related Account are supported or otherwise covered by an Acceptable Investment Grade Credit Enhancement, and (b) that (i) is listed under the heading “Tier I” in Schedule A hereto, such schedule to be deemed amended without further action upon delivery by the Administrative Agent to the Borrowers of a written notice consented to by the Required Lenders revising such schedule, or (ii) that has been approved by the Required Lenders in their discretion; provided, that, without any action by any Borrower, the Required Lenders may at any time and for any reason add, remove, or suspend any Account Debtor as a Tier I Approved Account Debtor from Schedule A; provided, further, that, without any action by any Borrower, the Administrative Agent may at any time and for any reason remove or suspend any Account Debtor as a Tier I Approved Account Debtor from Schedule A. Schedule A shall be deemed amended in accordance with the terms of this provision without further action by any Person immediately upon the Administrative Agent’s or Required Lenders’ approval in writing of any revisions thereto.

“Tier II Account Debtor”: any Account Debtor that is not a Tier I Account Debtor.

“Tier II Approved Account Debtor”: any Account Debtor that is listed under the heading “Tier II” in Schedule A attached hereto and incorporated herein, or that has been approved by the Required Lenders in their discretion; provided, that, without any action by any Borrower, the Required Lenders may at any time and for any reason add, remove, or suspend any Account Debtor as a Tier II Approved Account Debtor from Schedule A; provided, further, that, without any action by any Borrower, the Administrative Agent may at any time and for any reason remove or suspend any Account Debtor as a Tier II Approved Account Debtor from Schedule A. Schedule A shall be deemed amended in accordance with the terms of this provision without further action by any Person immediately upon the Administrative Agent’s or Required Lenders’ approval in writing of any revisions thereto.

“Time Spread Position”: the aggregate quantity of Product, measured in Barrels, purchased or sold under Commodities Contracts relating to Product that is hedged by a sale or purchase under another Commodities Contract for delivery during a different time period, less the hedging impact from any related storage contract.

“Total Liabilities”: the amount of (a) total liabilities that would, in accordance with GAAP but calculated on an Economic Basis, be classified on a consolidated balance sheet of Texadian as liabilities as set forth on the most recent balance sheet of Texadian delivered pursuant to Section 7.1 of this Agreement minus (b) the aggregate amount of each Borrower’s Subordinated Indebtedness as set forth on such balance sheet.

“Trade Letter of Credit”: as defined in Section 3.1(b) of this Agreement.

“Transferee”: as defined in Section 11.6(f) of this Agreement.

“TWEA”: has the meaning ascribed to such term in the definition of “Anti-Terrorism and Sanctions Law”.

“Type”: as to any Loan, its nature as a Base Rate Loan or a COF Loan.

“Uncommitted Participation Amount”: as to any Lender, the maximum amount of Loans such Lender will consider making to the Borrowers or purchasing participations pursuant to Sections 2.1, 2.2, and 2.3 of this Agreement or consider participating in Letters of Credit issued on behalf of any Borrower by an Issuing Bank hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule C attached hereto under the caption “Uncommitted Participation Amount” or in an Assignment and Acceptance, as such amount may be increased or reduced from time to time in accordance with the provisions of this Agreement.

“Uncommitted Participation Percentage”: as to any Lender at any time, the fraction (expressed as a percentage), the numerator of which is such Lender’s Uncommitted Participation Amount and the denominator of which is the aggregate Uncommitted Participation Amounts of all the Lenders hereunder, provided, however, that at any time after the Uncommitted Participation Amounts shall have expired or terminated, the numerator shall be such Lender’s Credit Extensions and the denominator shall be the Facility Usage.

“Uniform Commercial Code”: the Uniform Commercial Code as now or hereafter in effect in the State of New York, provided that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s Liens in any assets of any Borrower is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for the purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (2007 Revision), ICC Publication No. 600, as the same may be amended from time to time.

“United States” or “U.S.”: the United States of America.

“Up Front Fee” or “Up Front Fees”: as defined in Section 2.6(a) of this Agreement.

“U.S. Security Agreement”: the security agreement to be executed and delivered by the Borrowers, substantially in the form of Exhibit H-1 attached hereto, as the same may be amended, supplemented or otherwise modified from time to time.

1.2 Other Definitional Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(d) The term “including” is not limiting and means “including without limitation”.

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(f) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(g) Initially capitalized terms that are not defined herein but are defined in the Uniform Commercial Code shall have the meanings ascribed to such terms in the applicable Uniform Commercial Code.

(h) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(i) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(j) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Lenders, and the Borrowers, and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent solely as a result of the Administrative Agent’s involvement in their preparation.

(k) Any reference to demand for payment of any Obligation (but only to the extent such demand relates to the owing and unpaid portion of principal and interest under the Loans and not the reimbursement of fees and expenses owed to the Administrative Agent or any Lender or Issuing Bank hereunder or under any Loan Document) by Administrative Agent, acting independently or at the direction of the Required Lenders, contained herein or in any other Loan Document shall be deemed to include demand for Cash Collateral equal to 105% of the aggregate undrawn Face Amount of all outstanding Letters of Credit.

(l) Unless otherwise expressly provided for herein, if any effective date or date of determination provided for herein is on a day other than a Business Day, then such date shall be the immediately preceding Business Day.

1.3 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made in accordance with GAAP, consistently applied.

(b) References herein to “fiscal year” refer to such fiscal period of Texadian.

SECTION 2.	AMOUNT AND TERMS OF UNCOMMITTED PARTICIPATIONS

2.1 Revolving Credit Loans.

(a) Subject to the terms and conditions of this Agreement, including but not limited to Sections 2.4 and 6.2 of this Agreement, each Lender agrees to consider, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY BASIS, making Revolving Credit Loans to the Borrowers from time to time during the period from and including the Amendment Effective Date to but not including the Revolving Credit Termination Date; provided, however, that, after giving effect to any Revolving Credit Loan or the issuance of any Letter of Credit hereunder, no Lender’s Credit Extensions shall exceed the lesser of (i) such Lender’s Uncommitted Participation Amount (including any increase or reduction thereof in accordance with the terms of this Agreement) or (ii) such Lender’s Uncommitted Participation Percentage of the Borrowing Base then in effect. During the period from and including the Amendment Effective Date to but not including the Revolving Credit Termination Date, the Borrowers may request the use of the Uncommitted Participation Amounts by borrowing, prepaying the Revolving Credit Loans in whole or in part, and requesting the reborrowing thereof, all in accordance with the terms and conditions hereof; provided further, however, that, after giving effect to any Revolving Credit Loan, (1) the Facility Usage shall not exceed the lesser of (A) the Elected Facility Amount or (B) the Borrowing Base, and (2) the aggregate outstanding principal balance of all Loans does not exceed the Loan Advance Sublimit.

(b) The Revolving Credit Loans may from time to time be (i) Base Rate Loans, (ii) COF Loans or (iii) a combination thereof, as determined by the Borrowers and notified to the Administrative Agent in accordance with this Agreement. Each Base Rate Loan (other than Base Rate Loans that are Swing Line Loans or Daylight Overdraft Loans), and COF Loan shall bear interest at the rate per annum applicable to such Type of Loan plus the Applicable Margin applicable to such Type of Loan. All Revolving Credit Loans will be denominated in Dollars.

(c) During the period from and including the Amendment Effective Date to but not including the Revolving Credit Termination Date, the Borrowers may request to borrow Revolving Credit Loans on any Business Day (so long as, after giving effect to any such Revolving Credit Loan, no Lender’s Credit Extensions nor the Facility Usage violates the limitations set forth in Sections 2.1 or 2.4 of this Agreement), provided that Texadian shall deliver to the Administrative Agent an irrevocable Borrowing Request, which Borrowing Request must be received by the Administrative Agent prior to 11:00 a.m., New York City time, on the requested Borrowing Date, specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) the Type or Types of Loans, and (iv) the respective amounts of each such Type of Loan and, if applicable, the respective lengths of the initial Interest Periods therefor. Each borrowing shall be in an amount equal or greater than $500,000 and in a whole multiple of $100,000 in excess thereof. Upon receipt of any such Borrowing Request, the Administrative Agent shall promptly notify each Lender thereof. Unless the Administrative Agent has received a written Notice of Declining Lender from one or more Lenders prior to 5:00 p.m., New York time, one (1) Business Day prior to the Administrative Agent’s receipt of any Borrowing Request (in which event the provisions of Section 2.8 of this Agreement shall be applicable), each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrowers at the office of the Administrative Agent specified in Section 11.2 of this Agreement prior to 3:00 p.m., New York City time, on the Borrowing Date requested by the Borrowers in funds immediately available to the Administrative Agent, and, as promptly as practicable thereafter (but in all events no later than the close of business on the same Business Day), the Administrative Agent will make available to the Borrowers such immediately available funds as the Administrative Agent has actually received from the Lenders. Notwithstanding anything to the contrary contained herein, if the Administrative Agent has not received a written Notice of Declining Lender from a Lender prior to 5:00 p.m., New York City time, one (1) Business Day prior to the Administrative Agent’s receipt of any Borrowing Request and such Lender fails to make the amount of its pro rata share of the requested borrowing available to the Administrative Agent at the office of the Administrative Agent specified in Section 11.2 of this Agreement prior to 3:00 p.m., New York City time, on the Borrowing Date requested by the Borrowers in funds immediately available to the Administrative Agent, the Administrative Agent shall have the right, in its sole discretion, but not the obligation, to thereafter make available to the Borrowers such amounts not actually received from Lenders in immediately available funds.

2.2 Swing Line Loans.

(a) Subject to the terms and conditions of this Agreement, including but not limited to Sections 4.13(c) and 6.2 of this Agreement, the Borrowers may request and the Swing Line Lender agrees to consider, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY BASIS, making Swing Line Loans from time to time during the period from and including the Amendment Effective Date to but not including the Revolving Credit Termination Date. During the period from and including the Amendment Effective Date to but not including the Revolving Credit Termination Date, the Borrowers may request the use of the Swing Line Loans by borrowing, prepaying the Swing Line Loans in whole or in part, and requesting the reborrowing thereof, all in accordance with the terms and conditions hereof; provided, however, that, after giving effect to any Loan, including any Swing Line Loan, or the issuance of any Letter of Credit hereunder:

(i) without the express written consent of such Lender, no Lender’s Credit Extensions, including any participations in Swing Line Loans purchased by such Lender in accordance with Section 2.2(d)(ii) and any participations in Daylight Overdraft Loans purchased by such Lender in accordance with Section 2.3(c)(ii) (other than the Swing Line Lender’s Credit Extensions) shall exceed the lesser of (1) such Lender’s Uncommitted Participation Amount (including any increase or reduction thereof in accordance with the terms of this Agreement) or (2) such Lender’s Uncommitted Participation Percentage of the Borrowing Base then in effect;

(ii) the Facility Usage shall not exceed the lesser of (A) the Elected Facility Amount or (B) the Borrowing Base; and

(iii) the Borrowers will be in compliance with the sublimits set forth in Section 2.4 of this Agreement.

(b) The Swing Line Loans will bear interest at the Alternative Base Rate plus the Applicable Margin plus 0.50% and may not be converted into Loans of a different Type. All Swing Line Loans will be denominated in Dollars.

(c) During the period from and including the Amendment Effective Date to but not including the Revolving Credit Termination Date, the Borrowers may request to borrow Swing Line Loans on any Business Day (so long as, after giving effect to any such Swing Line Loan, no Lender’s Credit Extensions nor the Facility Usage violates the limitations set forth in Section 2.2(a) of this Agreement or the sublimits set forth in Section 2.4 of this Agreement), provided that Texadian shall notify the Administrative Agent and the Swing Line Lender of such request by telephone no later than 3:00 p.m., New York City time, on the day of the proposed Swing Line Loan specifying (i) that such Loan is to be a Swing Line Loan, (ii) the amount to be borrowed, and (iii) the date such Swing Line Loan is to made (provided, however, that if no date for such Swing Line Loan to be made is specified, then the date such Swing Line Loan is to be made will be assumed to be the date such Swing Line Loan is requested). Each such telephonic request shall be irrevocable and shall be promptly confirmed by a Borrowing Request delivered by hand or facsimile.

(d) If, for any reason a Swing Line Loan is not repaid on the applicable Swing Line Maturity Date, the Administrative Agent may, on or after the immediately following Business Day, effect repayment of the unpaid amount of such Swing Line Loan as follows:

(i) Without any request therefor from any Borrower, the Administrative Agent may make a Revolving Credit Loan that is a Base Rate Loan to the Borrowers on behalf of the Lenders, the proceeds of which shall be applied to repay all or a portion of the unpaid amount of such Swing Line Loan. Upon making such Base Rate Loan, the Administrative Agent will send notice thereof to the Borrowers and the Lenders (unless the Administrative Agent has received a written Notice of Declining Lender from one or more Lenders (A) in the case of a Swing Line Loan requested by Texadian, prior to 5:00 p.m., New York City time, one (1) Business Day prior to the Administrative Agent’s receipt of any Borrowing Request for the applicable Swing Line Loan, and (B) in the case of a Swing Line Loan not requested by the Borrowers to repay a Daylight Overdraft Loan or to reimburse a drawing under a Letter of Credit, prior to 5:00 p.m., New York City time, one (1) Business Day prior to the Administrative Agent’s receipt of any Borrowing Request for the applicable Daylight Overdraft Loan or the Issuing Bank’s receipt of the Application for the applicable Letter of Credit, in which event in each such case the provisions of Section 2.8 of this Agreement shall be applicable), whereupon, the Lenders (including the Swing

Line Lender to the extent that it is also a Lender), other than any Lender that has elected to become a Declining Lender in accordance with this Agreement with respect to such Swing Line Loan, shall fund their respective pro rata share of such Revolving Credit Loan without offset, deduction or counterclaim.

(ii) Notwithstanding any other provisions of this Agreement to the contrary, to the extent that all or any portion of such Revolving Credit Loan may not be (A) legally made by the Administrative Agent to the Borrowers for any other reason (including the bankruptcy or insolvency of any Borrower), or (B) made by the Administrative Agent because any of the conditions precedent to the making of a Revolving Credit Loan pursuant to Section 2.1(a) or Section 6.2 of this Agreement could not be fulfilled as of the date such Revolving Credit Loan would otherwise have been made, each Lender severally, unconditionally and irrevocably agrees that it shall, without regard to the occurrence of any Default or Event of Default, purchase a participating interest in such Swing Line Loan in an amount equal to such Lender’s pro rata share of such Swing Line Loan (unless the Administrative Agent has received a written Notice of Declining Lender from one or more Lenders (A) in the case of a Swing Line Loan requested by the Borrowers, prior to 5:00 p.m., New York City time, one (1) Business Day prior to the Administrative Agent’s receipt of any Borrowing Request for the applicable Swing Line Loan, and (B) in the case of a Swing Line Loan not requested by the Borrowers to repay a Daylight Overdraft Loan or to reimburse a drawing under a Letter of Credit, prior to 5:00 p.m., New York City time, one (1) Business Day prior to the Administrative Agent’s receipt of any Borrowing Request for the applicable Daylight Overdraft Loan or the Issuing Bank’s receipt of the Application for applicable Letter of Credit, in which event in each such case the provisions of Section 2.8 of this Agreement shall be applicable). Each such Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Administrative Agent to the Swing Line Lender, to such extent as will reduce the amount of the participating interest retained by the Swing Line Lender in its Swing Line Loans. Each Lender purchasing a participating interest in Swing Line Loans under this Section 2.2(d)(ii) shall have the same rights as a Lender under this Agreement. In the event any Lender fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this Section 2.2(d)(ii), the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by the Swing Line Lender for correction of errors among banks for one (1) Business Day and thereafter at Alternative Base Rate.

(e) Each Lender’s obligation to purchase participating interests pursuant to Section 2.2(d)(ii) of this Agreement shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower may have against the Swing Line Lender, any Borrower or any other Person, as the case may be, for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of any Borrower or any of its Subsidiaries; (iv) any breach of this Agreement by any Borrower or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. This Section 2.2(e) shall survive (i) any Declining Lender’s termination of its obligations under this Agreement so as to require enforcement of the obligations of the Lenders herein as against any Declining Lender, and (ii) the Revolving Credit Termination Date, so as to require enforcement of the obligations of the Lenders herein as against each Lender.

(f) Unless and until each Swing Line Loan is repaid to the Swing Line Lender, each such Swing Line Loan shall constitute a Loan from the Swing Line Lender to the Borrowers which is payable on the applicable Swing Line Maturity Date and which shall otherwise be entitled to all of the benefits of, and the security provided for in, the Loan Documents.

(g) Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then the Swing Line Lender may, in its sole discretion, require such Defaulting Lender or, in the event such Defaulting Lender fails to do so, require the Borrowers to deposit Cash Collateral with the Administrative Agent in an aggregate amount equal to such Defaulting Lender’s participations in any requested or outstanding Swing Line Loans, a first priority security interest in which Cash Collateral is hereby granted in favor of the Administrative Agent, for the sole benefit of the Swing Line Lender. In the event that such Defaulting Lender fails to deposit Cash Collateral as required hereby and the Borrowers are required to do so, the Borrowers may, at any time thereafter, upon five (5) Business Days prior written notice to such Defaulting Lender, require that such Defaulting Lender terminate its obligations hereunder and under the other Loan Documents and transfer all of such Lender’s Credit Extensions to one or more of the existing Lenders (upon their consent to accept such accommodations) or to one or more new Lenders, in each case in accordance with Section 11.6(c) of this Agreement, if such Assignee can be found by the Borrowers.

(h) Each of the conditions precedent set forth in Section 6.2 of this Agreement shall be fully applicable to any Swing Line Loans.

(i) Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, (i) the Swing Line Loans shall rank pari passu with all other Loans and shall be secured by the Collateral, and (ii) unless and until each Swing Line Loan is funded by payment from the Lenders to the Administrative Agent, any and all payments by the Borrowers in respect of any Swing Line Loan shall be made to the Administrative Agent solely for the benefit of the Swing Line Lender and, after such funding by the Lenders, all such payments by the Borrowers shall be distributed as otherwise set forth in this Agreement.

2.3 Daylight Overdraft Loans.

(a) Subject to the terms and conditions of this Agreement, including but not limited to Sections 4.13(c) and 6.2 of this Agreement, the Borrowers may request and the Daylight Overdraft Bank agrees to consider, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY BASIS, making Daylight Overdraft Loans to the Borrowers from time to time during the period from and including the Amendment Effective Date to but not including the Revolving Credit Termination Date. The Borrowers may request the use of the Daylight Overdraft Loans by borrowing, prepaying the Daylight Overdraft Loans in whole or in part, and requesting the reborrowing thereof, all in accordance with the terms and conditions hereof; provided, however, that, after giving effect to any Loan, including any Daylight Overdraft Loan, or the issuance of any Letter of Credit hereunder:

(i) without the express written consent of such Lender, no Lender’s Credit Extensions, including any participations in Daylight Overdraft Loans purchased by such Lender in accordance with Section 2.3(c)(ii) and any participations in Swing Line Loans purchased by such Lender in accordance with Section 2.2(d)(ii) (other than the Daylight Overdraft Bank’s Credit Extensions) shall exceed the lesser of (1) such Lender’s Uncommitted Participation Amount (including any increase or reduction thereof in accordance with the terms of this Agreement) or (2) such Lender’s Uncommitted Participation Percentage of the Borrowing Base then in effect;

(ii) the Facility Usage shall not exceed the lesser of (A) the Elected Facility Amount or (B) the Borrowing Base; and

(iii) the Borrowers will be in compliance with the sublimits set forth in Section 2.4 of this Agreement.

(b) During the period from and including the Amendment Effective Date to but not including the Revolving Credit Termination Date, the Borrowers may request to borrow Daylight Overdraft Loans on any Business Day (so long as, after giving effect to any such Daylight Overdraft Loan, no Lender’s Credit Extensions nor the Facility Usage violates the limitations set forth in Section 2.3(a) of this Agreement or the sublimits set forth in Section 2.4 of this Agreement), provided that Texadian shall notify the Administrative Agent and the Daylight Overdraft Bank of such request by telephone no later than 11:00 a.m., New York City time, on the day of the proposed Daylight Overdraft Loan specifying (i) that such Loan is to be a Daylight Overdraft Loan, (ii) the amount to be borrowed, and (iii) the date such Daylight Overdraft Loan is to be made (provided, however, that if no date for such Daylight Overdraft Loan to be made is specified, then the date such Daylight Overdraft Loan is to be made will be assumed to be the date such Daylight Overdraft Loan is requested). Each such telephonic request shall be irrevocable and shall be promptly confirmed by a Borrowing Request delivered by hand or facsimile.

(c) If, for any reason a Daylight Overdraft Bank is not repaid on the day such Daylight Overdraft Loan was made, the Administrative Agent may, on or after the immediately following Business Day, effect repayment of the unpaid amount of such Daylight Overdraft Loan as follows:

(i) Without any request therefor from the Borrowers, the Administrative Agent may make at all times from and including the Amendment Effect Date, a Swing Line Loan to the Borrowers, the proceeds of which shall be applied to repay all or a portion of the unpaid amount of such Daylight Overdraft Loan. Upon making such Swing Line Loan, the Administrative Agent will send notice thereof to the Borrowers and the Lenders (unless the Administrative Agent has received a written Notice of Declining Lender from one or more Lenders (A) in the case of a Daylight Overdraft Loan requested by the Borrowers, prior to 5:00 p.m., New York City time, one (1) Business Day prior to the Administrative Agent’s receipt of any Borrowing Request for the applicable Daylight Overdraft Loan, and (B) in the case of a Daylight Overdraft Loan not requested by the Borrowers to reimburse a drawing under a Letter of Credit, prior to 5:00 p.m., New York City time, one (1) Business Day prior to the Issuing Bank’s receipt of the Application for the applicable Letter of Credit, in which event in each such case the provisions of Section 2.8 of this Agreement shall be applicable), whereupon, as applicable, either the Swing Line Lender (including the Daylight Overdraft Bank to the extent that it is also the Swing Line Lender) shall fund such Swing Line Loan without offset, deduction or counterclaim or the Lenders (including the Daylight Overdraft Bank to the extent that it is also a Lender), other than any Lender that has elected to become a Declining Lender in accordance with this Agreement with respect to such Daylight Overdraft Loan, shall fund their respective pro rata share of such Revolving Credit Loan without offset, deduction or counterclaim.

(ii) Notwithstanding any other provisions of this Agreement to the contrary, to the extent that all or any portion of such Swing Line Loan may not be (A) legally made by the Administrative Agent to the Borrowers for any other reason (including the bankruptcy or insolvency of any Borrower), or (B) made by the Administrative Agent because any of the conditions precedent to the making of a Swing Line Loan pursuant to Section 2.2(a) of this Agreement, as applicable, or Section 6.2 of this Agreement could not be fulfilled as of the date such Swing Line Loan would otherwise have been made, each Lender severally, unconditionally and irrevocably agrees that it shall, without regard to the occurrence of any Default or Event of Default, purchase a participating interest in such Daylight Overdraft Loan in an amount equal to such Lender’s pro rata share of such Daylight Overdraft Loan (unless the Administrative Agent has received a written Notice of Declining Lender from one or more Lenders (A) in the case of a Daylight Overdraft Loan requested by the Borrowers, prior to 5:00 p.m., New York City time, one (1) Business Day prior to the Administrative Agent’s receipt of any Borrowing Request for the applicable Daylight Overdraft Loan, and (B) in the case of a Daylight Overdraft Loan not requested by the Borrowers to reimburse a drawing under a Letter of Credit, prior to 5:00 p.m., New York City time, one (1) Business Day prior to the Issuing Bank’s receipt of the Application for applicable Letter of Credit, in which event in each such case the provisions of

Section 2.8 of this Agreement shall be applicable). Each such Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Administrative Agent to the Daylight Overdraft Bank, to such extent as will reduce the amount of the participating interest retained by the Daylight Overdraft Bank in its Daylight Overdraft Loans. Each Lender purchasing a participating interest in Daylight Overdraft Loans under this Section 2.3(c)(ii) shall have the same rights as a Lender under this Agreement. In the event any Lender fails to make available to the Daylight Overdraft Bank the amount of such Lender’s participation as provided in this Section 2.3(c)(ii), the Daylight Overdraft Bank shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by the Daylight Overdraft Bank for correction of errors among banks for one (1) Business Day and thereafter at the Alternative Base Rate.

(d) Each Lender’s obligation to purchase participating interests pursuant to Section 2.3(c)(ii) of this Agreement shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower may have against the Daylight Overdraft Bank, any Borrower or any other Person, as the case may be, for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of any Borrower or any of its Subsidiaries; (iv) any breach of this Agreement by any Borrower or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. This Section 2.3(d) shall survive (i) any Declining Lender’s termination of its obligations under this Agreement so as to require enforcement of the obligations of the Lenders herein as against any Declining Lender, and (ii) the Revolving Credit Termination Date, so as to require enforcement of the obligations of the Lenders herein as against each Lender.

(e) Unless and until each Daylight Overdraft Loan is repaid to the Daylight Overdraft Bank, each such Daylight Overdraft Loan shall constitute a Loan from the Daylight Overdraft Bank to the Borrowers which is payable on the day such Daylight Overdraft Loan was made and which shall otherwise be entitled to all of the benefits of, and the security provided for in, the Loan Documents.

(f) Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then the Daylight Overdraft Bank may, in its sole discretion, require such Defaulting Lender or, in the event such Defaulting Lender fails to do so, require the Borrowers to deposit Cash Collateral with the Administrative Agent in an aggregate amount equal to such Defaulting Lender’s participations in any requested or outstanding Daylight Overdraft Loans, a first priority security interest in which Cash Collateral is hereby granted in favor of the Administrative Agent, for the sole benefit of the Daylight Overdraft Bank. In the event that such Defaulting Lender fails to deposit Cash Collateral as required hereby and the Borrowers are required to do so, the Borrowers may, at any time thereafter, upon five (5) Business Days prior written notice to such Defaulting Lender, require that such

Defaulting Lender terminate its obligations hereunder and under the other Loan Documents and transfer all of such Lender’s Credit Extensions to one or more of the existing Lenders (upon their consent to accept such accommodations) or to one or more new Lenders in each case in accordance with Section 11.6(c) of this Agreement, if such Assignee can be found by the Borrowers.

(g) Each of the conditions precedent set forth in Section 6.2 of this Agreement shall be fully applicable to any Daylight Overdraft Loans.

(h) Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, (i) the Daylight Overdraft Loans shall rank pari passu with all other Loans and shall be secured by the Collateral, and (ii) unless and until each Daylight Overdraft Loan is funded by payment from the Lenders to the Administrative Agent, any and all payments by the Borrowers in respect of any Daylight Overdraft Loan shall be made to the Administrative Agent solely for the benefit of the Daylight Overdraft Bank and, after such funding by the Lenders, all such payments by the Borrowers shall be distributed as otherwise set forth in this Agreement.

2.4 Sublimits.

(a) In addition to any other limitations set forth in this Agreement and subject to Section 2.4(b) of this Agreement, the following limitations apply with respect to all Loans and Letters of Credit:

(i) The aggregate outstanding principal amount of all Loans shall at no time exceed the Loan Advance Sublimit.

(ii) The aggregate outstanding principal amount of all Daylight Overdraft Loans and all Swing Line Loans shall at no time exceed the Daylight Overdraft/Swing Line Sublimit.

(iii) The sum of the Face Amount of all Long Term Letters of Credit and Performance Letters of Credit issued hereunder shall at no time exceed the Long Term and Performance L/C Sublimit.

(iv) Each Loan made and Letter of Credit issued under this Agreement may be subject to multiple sublimits as provided in this Section 2.4, and to the extent such Letter of Credit or Loan is subject to multiple sublimits, it shall reduce the availability under each applicable sublimit accordingly.

(b) The sublimits set forth in Section 2.4(a) of this Agreement exist for the benefit of the Administrative Agent and the Lenders and may be modified, increased, or supplemented by the Required Lenders in their SOLE AND ABSOLUTE DISCRETION at any time. No modification or increase of any sublimit set forth in this Section 2.4, or addition of any supplemental sublimit, shall be deemed to be a commitment or consent by any Lender to any make any Credit Extension.

2.5 Notes. The Loans made by each Lender shall be evidenced by promissory notes of the Borrowers, substantially in the form of Exhibit I attached hereto (each, a “Note”), payable to the order of each Lender. Each Lender is hereby authorized to record the date, Type, the Revolving Credit Loan Maturity Date, and amount of each Loan made or Converted by such Lender, and the date and amount of each payment or prepayment of principal thereof, on a schedule annexed to and constituting a part of its Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded (absent manifest error). Each Note shall be dated on or about the Amendment Effective Date (and on or prior to the date of the first Loan hereunder) or the date the applicable Lender’s Uncommitted Participation Amount becomes effective and stated to mature on the Revolving Credit Termination Date and to bear interest on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in Section 4.1 of this Agreement. Interest on each Note shall be payable on the dates specified in Section 4.1 of this Agreement. The Notes issued hereunder shall reflect the joint and several obligations of all of the Borrowers to repay in full all Loans made hereunder.

2.6 Fees.

(a) Up Front Fee. Subject to the terms and conditions of any Fee Letter, the Borrowers shall, jointly and severally, pay to each of the Lenders up front fees (each, an “Up Front Fee”, together the “Up Front Fees”). Such Up Front Fees payable to each Lender shall equal the percentage set forth on the table in Schedule 2.6(a) attached hereto and incorporated herein (each such percentage shall correspond to the Uncommitted Participation Amount that such Lender has agreed to hold hereunder), of such Lender’s actual Uncommitted Participation Amount allocated to it hereunder. An Up Front Fee will be fully earned, due and payable to each Lender by the Borrowers on the Amendment Effective Date or such other date as a Lender’s Uncommitted Participation Amount or portion thereof becomes effective. The Borrowers acknowledge that the Up Front Fees are intended to reimburse the Lenders for their administrative and other costs related to the origination of the financial accommodations provided in this Agreement and the other Loan Documents. The Borrowers further acknowledge that payment of these fees shall not change or alter in any respect, the uncommitted nature of the Lenders’ obligations under this Agreement and shall not require the Lenders to provide any, or any minimum number, of Credit Extensions to the Borrowers. These fees shall not be refundable for any reason whatsoever, including any reduction of any Lender’s Uncommitted Participation Amount at any time.

(b) Other Fees. In addition, the Borrowers shall, jointly and severally, pay to the Administrative Agent, for the account of the Administrative Agent, from time to time any other fees that may be agreed to by the Borrowers and the Administrative Agent from time to time, including, but not limited to, any fees set forth in the Fee Letters. Each such fee shall be due and payable on the earlier of the date that the Administrative Agent, acting independently or at the direction of the Required Lenders, makes demand for payment of such fee or as otherwise agreed to by the Borrowers and the Administrative Agent from time to time. All fees will be non-refundable upon being earned. The Borrowers’ obligation to pay the foregoing fees will be joint and several and not be subject to counterclaim or setoff for, or be otherwise affected by, any claim or dispute the Borrowers may have.

2.7 Facility Increases and Decreases.

(a) The Borrowers shall have the right to request that the Maximum Availability be increased to an aggregate amount not to exceed, at any time, $200,000,000; provided, however, that any such increase is subject to satisfaction of each of the conditions precedent contained in Section 6.3 of this Agreement. Any such increase shall be in a minimum amount and in multiples in excess thereof acceptable to the Lenders in their sole discretion. Notwithstanding anything to the contrary contained herein, satisfaction of any conditions precedent contained in Section 6.3 of this Agreement shall not be deemed to be a commitment or consent by any Lender to any such increase in the Maximum Availability or in such Lender’s Uncommitted Participation Amount and any such commitment or consent shall be at the sole discretion of each Lender and shall not be effective unless and until such consent is evidenced in writing. In connection with any increase in the Maximum Availability pursuant to this Section 2.7(a), the Administrative Agent shall, without the necessity of the consent of any other Person, reallocate Credit Extensions among the Lenders to reflect each Lender’s pro rata share thereof based on their respective Uncommitted Participation Amounts after giving effect to such increase.

(b) On the Amendment Effective Date, the Elected Facility Amount shall be $100,000,000. From and after the Amendment Effective Date, the Borrowers shall have the right to elect a new Elected Facility Amount of $100,000,000, $150,000,000 or $200,000,000; provided, however, that (i) no such election may result in the Facility Usage exceeding the proposed Elected Facility Amount, (ii) no such election may result in the Borrowers being in violation of Section 8.1 of this Agreement or in any other Default or Event of Default, (iii) no such election may result in the Elected Facility Amount exceeding the Maximum Availability then in effect, and (iv) the Borrowers may not elect a new Elected Facility Amount more than three times in the aggregate prior to the Revolving Credit Termination Date and not more than twice during any calendar quarter.

2.8 Election of Approving Lenders to Continue Funding.

(a) If one or more Lenders (the “Declining Lender” or “Declining Lenders”) provides the Administrative Agent with, and the Administrative Agent has actually received, a written Notice of Declining Lender indicating that for reasons other than a Default or an Event of Default that such Lender or Lenders have elected to thereafter not fund any Loans or issue or participate in additional Letters of Credit, the Administrative Agent shall notify the Lenders by 6:00 p.m. (New York City time) that same day.

(b) The Lender or Lenders which are not the Declining Lenders (the “Approving Lenders”) shall fund their pro rata portion of any Loan or Letter of Credit to be issued thereafter unless and until such Lenders have delivered, and the

Administrative Agent has received, a timely Notice of Declining Lender from such Lenders in accordance with Section 2.8(a), at which time they would also become Declining Lenders. If the Approving Lenders so desire, in their full and absolute discretion, they may (on a pro rata basis, based on the Uncommitted Participation Amounts of all Lenders that have elected to continue funding, as adjusted after such Conversion to Approving Lenders Funding Date) make the full amount of such requested Loan or issue the requested Letter of Credit irrespective of the Declining Lenders’ disapproval. In such event, from such date forward (the “Conversion to Approving Lenders Funding Date”) (i) all subsequent Loans and issuances or amendments of Letters of Credit (which shall include any extensions of any previously issued Letters of Credit) shall be made solely by the Approving Lenders and no Letter of Credit thereafter issued (or extended), or Loans related thereto shall be participated in by the Declining Lenders, and (ii) the Lenders’ Credit Extensions for each such Approving Lender shall be increased on the basis of each such Loan, and issuance of a Letter of Credit, but in any event by an amount not more than its pro rata share, based on the Uncommitted Participation Amounts of all Approving Lenders, of the Declining Lender’s Uncommitted Participation Amount (determined as of the Conversion to Approving Lenders Funding Date). Notwithstanding the foregoing, the election of any Approving Lender to make its pro rata share of the full amount of any requested Loan or participate in its pro rata share of any issuance of a Letter of Credit from and after the Conversion to Approving Lender Funding Date shall not have the effect of increasing such Lender’s Uncommitted Participation Amount without the express written consent of such Lender.

(c) A Lender that becomes a Declining Lender or any Affiliate of a Lender that becomes a Declining Lender shall not be considered a Swap Bank with respect to Swap Contracts entered into after the applicable Lender has become a Declining Lender. Accordingly, if a Swap Bank should enter into a Swap Contract with any Borrower after such Lender or its Affiliate that is a Lender has become a Declining Lender and the Intercreditor Agreement shall have been executed, any applicable Borrower’s obligations under such Swap Contract shall not be secured by the Collateral hereunder, and the Declining Lender or its Affiliate that is a Swap Bank shall not be entitled to any sharing of amounts pursuant to the Intercreditor Agreement with respect to such Swap Contracts entered into after it or its Affiliate that is a Lender has become a Declining Lender.

(d) Until all Declining Lenders are fully repaid, repayments (including realizations from Collateral) shall be applied as follows:

(i) For purposes of allocating repayments prior to the effectiveness of the Intercreditor Agreement or after the execution of the Intercreditor Agreement but prior to the occurrence of a Sharing Event under the Intercreditor Agreement, all repayments of Loans and Reimbursement Obligations shall be allocated among the Lenders according to the pro rata share of each Lender as such pro rata share existed on the day such Loan was made or such Letter of Credit issued and the Administrative Agent shall apply such payment in chronological order of outstanding Obligations, with the oldest Obligation (based on the date made or issued) being repaid first.

(ii) After the execution of the Intercreditor Agreement and upon the occurrence of a Sharing Event under the Intercreditor Agreement, if any, and thereafter, repayments hereunder shall be allocated according to Section 2.01 of the Intercreditor Agreement.

SECTION 3.	LETTERS OF CREDIT

3.1 L/C Uncommitted Participation Amount.

(a) Subject to the terms and conditions of this Agreement, including but not limited to Sections 4.13(c) and 6.2 of this Agreement, each Issuing Bank, in reliance on the agreements of the other Lenders set forth in Section 3.4(a) of this Agreement, agrees to consider, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY BASIS, issuing letters of credit (each a “Letter of Credit”, and, together, the “Letters of Credit”) for the account of the Borrowers on any Business Day prior to the Revolving Credit Termination Date (except for Letters of Credit with an expiry date later than the Revolving Credit Termination Date, in respect of which the applicable Issuing Bank agrees to issue such Letters of Credit only to the extent such Letters of Credit have been or can be cash collateralized in the manner provided for in Section 3.1(b) of this Agreement) in such form as may be approved from time to time by the applicable Issuing Bank; provided, however, that no Issuing Bank shall have any obligation to consider issuing any Letter of Credit if, after giving effect to such issuance, (i) any Lender’s Credit Extensions shall exceed the lesser of (1) such Lender’s Uncommitted Participation Amount (including any increase or reduction thereof in accordance with the terms of this Agreement) or (2) such Lender’s Uncommitted Participation Percentage of the Borrowing Base then in effect; (ii) the Facility Usage would exceed the lesser of (1) the Elected Facility Amount or (2) the Borrowing Base; (iii) a violation of any of the sublimits set forth in Section 2.4 of this Agreement would result, or (iv) the Administrative Agent has received a written Notice of Declining Lender from such L/C Participant prior to 5:00 p.m., New York City time, one (1) Business Day prior to the Administrative Agent’s receipt of the applicable Application and no Conversion to Approving Lenders Funding Date has occurred with respect to the applicable Declining Lender. If the Administrative Agent does receive a written Notice of Declining Lender on a timely basis (and no Conversion to Approving Lenders Funding Date has occurred with respect to such Declining Lender), the Administrative Agent shall notify the Borrowers and such Issuing Bank by 6:00 p.m., New York City time, on the Business Day of the proposed date of issuance, and the proposed Letter of Credit will not be issued. If the Approving Lenders elect to issue the Letter of Credit in the absence of a Conversion to Approving Lenders Funding Date notwithstanding the Administrative Agent’s receipt of such Notice of Declining Lender, such Issuing Bank shall, if possible (on a pro rata basis among the Approving Lenders), issue the full amount of such requested Letter of Credit; provided, however, that if such Issuing Bank shall not be able to issue the full amount of such requested Letter of Credit, such Issuing Bank shall not issue such Letter of Credit and neither such Issuing Bank nor any Lender shall be considered a Declining Lender (other than any Lender having delivered a Notice of Declining Lender) or Defaulting Lender as a result of such Issuing Bank not having issued such Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be obligated to issue any Letter of Credit if the aggregate Face Amount of all Letters of Credit issued by such Issuing Bank, after giving effect to the Face Amount of such requested Letter of Credit, would exceed such Issuing Bank’s issuing limit set forth on Schedule 3.1 attached hereto.

(b) Each Letter of Credit shall be denominated in Dollars and shall be either stand-by or documentary Letters of Credit issued (i) with a tenor of up to 364 days to support the cost of transportation of Product or excise, product, sales or other similar taxes related to Product, in each case in a manner consistent with the requirements of Section 8.18 of this Agreement (each, a “Performance Letter of Credit”), (ii) with a tenor greater than 90 days but less than or equal to 364 days for the physical purchase of Product, in each case in a manner consistent with the requirements of Section 8.18 of this Agreement (each, a “Long Term Letter of Credit”), or (iii) with a tenor less than or equal to 90 days, in each case in a manner consistent with the requirements of Section 8.18 of this Agreement (each, a “Trade Letter of Credit”); and expire (A) if such Letter of Credit is a Performance Letter of Credit or Long Term Letter of Credit, no later than the earlier of the date that is (1) 364 days from the date of issuance, and (2) 180 days after the Revolving Credit Termination Date, or (B) if such Letter of Credit is a Trade Letter of Credit, no later than the earlier of the date that is (1) 90 days from the date of issuance, and (2) 90 days after the Revolving Credit Termination Date; provided, however, that in each case, upon the request of the Administrative Agent or the Required Lenders no more than fifteen (15) Business Days prior to the Revolving Credit Termination Date, the Borrowers shall provide Cash Collateral to the Issuing Banks, equal to 105% of the aggregate Face Amount of all such Letters of Credit with expiry dates that extend beyond the Revolving Credit Termination Date; provided, further, that the aggregate Face Amount of all Letters of Credit that expire (or could expire) after the Revolving Credit Termination Date shall not exceed $20,000,000 and any and all fees and expenses in connection with all such Letters of Credit for the entire term of such Letter of Credit shall be paid on or before the Revolving Credit Termination Date.

(c) Each Letter of Credit shall be subject to either ISP or the Uniform Customs and, to the extent not inconsistent therewith, in each case, the laws of the State of New York.

(d) No Issuing Bank shall be at any time obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause any Issuing Bank or any L/C Participant to exceed any limits imposed by any applicable Requirement of Law.

(e) No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(f) No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(g) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 10 of this Agreement with respect to any acts taken or omissions suffered by each Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it as fully as if the term “Administrative Agent” as used in Section 10 of this Agreement included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks.

3.2 Procedure for Issuance of Letters of Credit. The Borrowers may from time to time (subject to Sections 3.1 and 6.2 of this Agreement) request that an Issuing Bank issue a Letter of Credit by delivering to such Issuing Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of the applicable Issuing Bank, and such other certificates, documents and other papers and information as the applicable Issuing Bank may request. Upon receipt of any Application, the applicable Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and, if it elects to issue such Letter of Credit, shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof. Upon receipt by an Issuing Bank of an Application for the issuance or increase in the Face Amount of any Letter of Credit, the applicable Issuing Bank shall provide the Administrative Agent notice of receipt of such Application (in writing, including without limitation, via electronic mail and with a copy to Borrowers), together with a certification of the maximum Face Amount (after giving effect to any requested increase) of the requested Letter of Credit. The applicable Issuing Bank shall furnish a copy of such Letter of Credit to the Borrowers promptly following the issuance thereof upon Borrowers’ request therefor. The Issuing Bank shall not be required to consider issuing (or amending) a Letter of Credit on any Business Day unless the Application therefor shall have been received prior to 3:00 p.m., New York City time on such day. Letters of Credit shall only be issued on Business Days.

3.3 Fees, Commissions and Other Charges.

(a) In connection with any issuance of a Letter of Credit by any Issuing Bank, the Borrowers shall pay (i) to the Administrative Agent, for the account of such Issuing Bank, a fronting fee equal to 0.20% per annum on the Face Amount of each Letter of Credit issued by such Issuing Bank, payable monthly in arrears on the first day of each calendar month after the issuance date of such Letter of Credit (if such day is a Business Day, and if not on the next succeeding Business Day), and (ii) to the Administrative Agent, for the account of such Issuing Bank and the L/C Participants, a letter of credit commission in an amount equal (A) in the case of any Trade Letter of Credit, 2.375% per annum, and (B) in the case of all other Letters of Credit, 2.625% per annum, in each case multiplied by the undrawn Face Amount of the related Letter of

Credit and in each case payable during the term of such Letter of Credit on the earlier of the date that the Administrative Agent, acting independently or at the direction of the Required Lenders, makes demand for payment of such Obligation or monthly in arrears on the later of (1) the first day of each calendar month after the issuance date of such Letter of Credit (if such day is a Business Day, and if not on the next succeeding Business Day) or (2) the date of payment shown on the corresponding invoice or billing statement delivered to Borrowers by the Administrative Agent (but in no event more than 30 days after the last day of the calendar month in which such Letter of Credit was issued and the last day of each subsequent calendar month (if such day is a Business Day, and, if not, on the next succeeding Business Day)), subject to a minimum issuance fee of $750 with respect to each Letter of Credit. In the event that any Letter of Credit is scheduled to expire after the Revolving Credit Termination Date hereof, all Letter of Credit fees due with respect to such Letter of Credit shall be payable in full on or prior to the Revolving Credit Termination Date.

(b) The Borrowers shall be obligated to pay to the applicable Issuing Bank a fee of $100 per amendment for amending the text of any Letter of Credit that shall be retained by such Issuing Bank for its own account and, for any extension or increase in the Face Amount of any Letter of Credit as permitted pursuant to Section 3.1 of this Agreement, a letter of credit commission on the amount of the increase or extension, which shall be shared by the L/C Participants in such Letter of Credit on a pro rata basis based upon the percentage of its participation in such Letter of Credit, calculated as set forth above in Section 3.3(a)(ii) of this Agreement.

(c) In addition to the foregoing fees and commissions, the Borrowers shall pay or reimburse each Issuing Bank for such normal and customary costs and expenses as are incurred or charged by each Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(d) The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Bank and the L/C Participants all fees received by the Administrative Agent for their respective accounts pursuant to this Agreement.

3.4 L/C Participations.

(a) Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Bank to issue Letters of Credit hereunder, each L/C Participant, (unless the Administrative Agent has received a written Notice of Declining Lender from such L/C Participant prior to 5:00 p.m., New York City time, one (1) Business Day prior to the Administrative Agent’s receipt of any Application in which event the provisions of Section 2.8 of this Agreement shall be applicable), irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Uncommitted Participation Percentage in the Issuing Bank’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by such

Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit for which an Issuing Bank is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Bank upon demand at the Issuing Bank’s address for notices specified herein an amount equal to such L/C Participant’s Uncommitted Participation Percentage (or such greater amount in accordance with Section 2.8 of this Agreement after the occurrence of a Conversion to Approving Lender Funding Date) of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to any Issuing Bank pursuant to Section 3.4(a) of this Agreement in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit is not paid to such Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Bank on demand an amount equal to the product of (1) such amount, times (2) the daily average federal funds rate, as quoted by the Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (3) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) of this Agreement is not in fact made available to such Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, such Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans hereunder. A certificate of any Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a) of this Agreement, such Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, such Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to such Issuing Bank the portion thereof previously distributed by such Issuing Bank to it.

(d) Each L/C Participant’s obligation to make the reimbursement referred to in Section 3.4(a) of this Agreement shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Bank, the Administrative Agent, any Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any failure to satisfy any condition precedent to extensions of credit set forth in

Section 6 of this Agreement, (iv) any adverse change in the condition (financial or otherwise) of any Borrower or any Subsidiary of a Borrower, (v) any breach of this Agreement by any Borrower, any Lender, any Issuing Bank, or the Administrative Agent, (vii) the lack of enforceability of this Agreement, any Loan Document, or any other instrument or agreement issued or executed in connection with a Letter of Credit, or (viii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e) The agreements in this Section 3.4 shall survive termination of the Uncommitted Participation Amounts, this Agreement and the other Loan Documents, the repayment of the Loans and all other amounts payable hereunder and thereunder, and the termination of all Letters of Credit.

3.5 Reimbursement Obligations of the Borrowers.

(a) The Borrowers jointly and severally agree to reimburse each Issuing Bank on each date on which such Issuing Bank notifies Texadian of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Bank or, if later than the date of such notification, on each date that such draft is paid by such Issuing Bank for the amount of (1) such draft so paid and (2) any taxes and any reasonable fees, charges or other costs or expenses incurred by such Issuing Bank at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.

(b) Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this Section 3.5 from the date an Issuing Bank makes payment with respect to presentment of a Letter of Credit until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue in payment (including the applicable default rate of 2% per annum).

(c) Each drawing under any Letter of Credit that is not reimbursed strictly in accordance with the terms of Section 3.5(a) of this Agreement shall constitute a request by the Borrowers to the Administrative Agent for a borrowing of a Swing Line Loan pursuant to Section 2.2 of this Agreement, in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing. Once the Issuing Bank has been repaid by the Borrowers with the proceeds of such Swing Line Loan no further penalty interest shall be due pursuant to Section 3.5(b) of this Agreement. Notwithstanding anything contained herein to the contrary, in the event that a Letter of Credit is issued hereunder prior to the Conversion to Approving Lenders Funding Date and a Swing Line Loan is required to be made in respect of such Letter of Credit on or after the Conversion to Approving Lenders Funding Date or participation therein is required to be funded under Section 3.4(a) of this Agreement, each of the Declining Lenders who had originally purchased a participation in such Letter of Credit pursuant to Section 3.4 of this Agreement shall be required to fund, on a pro rata basis based upon its percentage of participation in the related Letter of Credit, its portion of such Swing Line Loan or any Revolving Credit Loan (which may be made without the request of the Borrowers) in replacement thereof or the amount due from it under Section 3.4(a) of this Agreement notwithstanding that any such Loan is being made or the drawing under such Letter of Credit occurs after the Conversion to Approving Lenders Funding Date and this Section 3.5 shall survive (i) any Declining Lenders’ termination of its obligations under this Agreement so as to require enforcement of this obligation as against any Declining Lender and (ii) termination of the Uncommitted Participation Amounts, this Agreement and the other Loan Documents, the repayment of the Loans and all other amounts payable hereunder and thereunder, and the termination of all Letters of Credit, so as to require enforcement of the obligations of the Lenders herein as against each Lender.

3.6 Obligations Absolute.

(a) The Borrowers’ obligations under this Section 3 shall be joint and several and absolute and unconditional under any and all circumstances, including the Revolving Credit Termination Date or any other termination of the Uncommitted Participation Amounts, and irrespective of any set-off, counterclaim or defense to payment that any Borrower may have or have had against the Issuing Bank, any L/C Participant, any beneficiary of a Letter of Credit, or any other Person.

(b) Subject to the standards applicable to the Issuing Banks in Section 3.6(d) of this Agreement, the Borrowers also agree with each Issuing Bank that such Issuing Bank shall not be responsible for, and the Borrowers’ Reimbursement Obligations shall not be affected by, among other things, (1) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, (2) any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (3) any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee.

(c) No Issuing Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Bank’s gross negligence or willful misconduct.

(d) Each Borrower agrees that any action taken or omitted by any Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrowers and shall not result in any liability of any Issuing Bank to the Borrowers.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Bank shall promptly notify the Borrowers of the date and amount thereof. The responsibility of any Issuing Bank to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

3.8 Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.	GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1 Interest Rates and Payment Dates.

(a) Each Base Rate Loan shall bear interest at a rate per annum equal to the Alternative Base Rate plus the Applicable Margin.

(b) Each COF Loan shall bear interest at a rate per annum equal to the COF Rate plus the Applicable Margin.

(c) Each Swing Line Loan shall bear interest as specified in Section 2.2(b) of this Agreement.

(d) Notwithstanding the foregoing, the principal of the Loans or the unreimbursed drawn amount of any Letter of Credit and any overdue interest, Letter of Credit fee or commission or other amount shall bear interest at a rate per annum that is (a) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 4.1 plus 2.0% per annum or (b) in the case of any such unreimbursed Letter of Credit drawing, overdue interest, Letter of Credit fee or commission or other amount, the rate otherwise applicable to Base Rate Loans plus 2.0% per annum, (i) if all or a portion of (A) any principal of any Loan or any obligation to reimburse a drawing under a Letter of Credit, (B) any interest payable on any of the foregoing, (C) any Letter of Credit fee or commission or (D) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), from the date of such non-payment until such overdue principal, interest, Letter of Credit fee or commission or other amount is paid in full (as well after as before judgment), and (ii) upon the occurrence and during the continuation of an Event of Default other than a payment Event of Default resulting from an event described in clause (b)(i) of this Section 4.1(d), at the election of the Administrative Agent or the Required Lenders, from the date of the occurrence of such Event of Default or such later date as the Administrative Agent or Required Lenders may designate.

(e) The Borrowers shall repay the principal amount of each Loan and any interest due thereon to the Administrative Agent, for the benefit of the Lenders, on the earliest of (i) the date that the Administrative Agent, acting independently or at the direction of the Required Lenders, makes demand for payment of such Obligation, (ii) the applicable Revolving Credit Loan Maturity Date for such Revolving Credit Loan, or (iii) the Revolving Credit Termination Date, in each case together with any amounts payable pursuant to Section 4.11 of this Agreement if applicable. The Borrowers shall repay all outstanding Obligations on the Revolving Credit Termination Date, together with any amounts payable pursuant to Section 4.11 of this Agreement if applicable.

(f) Interest shall be payable on the earlier of the date that the Administrative Agent, acting independently or at the direction of the Required Lenders, makes demand for payment of such Obligation or in arrears on each Interest Payment Date.

(g) Regardless of any provision contained in any Note or in any of the Loan Documents, the Administrative Agent, Issuing Banks or Lenders shall not be deemed to have contracted for or be entitled to receive, collect or apply as interest under any such Note or any Loan Document, or otherwise, any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and, in the event that any of the Administrative Agent, Issuing Banks or Lenders receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of such Note, and, if the principal balance of such Note is paid in full, any remaining excess shall forthwith be paid to the Borrowers. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, the Borrowers and the Administrative Agent shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee, or premium, rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of such Note so that the interest rate is uniform throughout such term; provided, that if all Obligations under the Notes and all Loan Documents are performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual term thereof exceeds the maximum lawful rate, the Administrative Agent shall refund to the Borrowers the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of each of the Lenders’ Notes on a pro rata basis based upon unpaid principal balances outstanding at the time in question.

(h) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder, in any other Loan Document or in connection herewith or therewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under any of the Loan Documents are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under each such Loan Document.

4.2 Conversion Options. The Borrowers may elect from time to time to Convert one Type of Loan to another Type of Loan, by giving the Administrative Agent irrevocable notice of such election by 11:00 a.m., New York City time two Business Days’ prior to the effective date of such election. Any notice of Conversion to COF Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any notice of

Conversion the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Loans (other than Swing Line Loans or Daylight Overdraft Loans) may be Converted as provided herein, provided, however, that no Loan may be Converted into a COF Rate Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a Conversion is not appropriate.

4.3 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice to the Administrative Agent prior to 11:00 a.m., New York City time, on the Business Day of the proposed prepayment, specifying the date and amount of such prepayment and whether the prepayment is of Base Rate Loans, COF Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable the earlier of the date that the Administrative Agent, acting independently or at the direction of the Required Lenders, makes demand for payment of such amount or on the date specified therein, together with any amounts payable pursuant to Section 4.11 of this Agreement. Partial prepayments pursuant to this Section 4.3 shall be in an aggregate principal amount of no less than $1,000,000 or a whole multiple thereof (unless the amount of such prepayment in excess thereof constitutes all of the Facility Usage), plus any accrued but unpaid interest plus any amounts due under Section 4.11 of this Agreement.

4.4 Mandatory Prepayments.

(a) If on any date the Facility Usage exceeds the lesser of (i) the Elected Facility Amount then in effect or (ii) the Borrowing Base then in effect, the Borrowers shall immediately prepay the Loans in an amount equal to the amount of such excess, together with any amounts payable pursuant to Section 4.11 of this Agreement as a result thereof.

(b) If on any date the aggregate outstanding balance of all Loans exceeds the Loan Advance Sublimit, the Borrowers shall immediately prepay the Loans in an amount equal to the amount of such excess, together with any amounts payable pursuant to Section 4.11 of this Agreement as a result thereof.

(c) If on any date the aggregate outstanding principal amount of all Daylight Overdraft Loans and all Swing Line Loans exceeds the Daylight Overdraft/Swing Line Sublimit, the Borrowers shall immediately prepay the Daylight Overdraft Loans and Swing Line Loans in an amount equal to the amount of such excess, together with any amounts payable pursuant to Section 4.11 of this Agreement as a result thereof.

(d) If on any date the aggregate Credit Extensions exceed any sublimit imposed pursuant to Section 2.4(b) of this Agreement, the Borrowers shall immediately prepay the Loans in an amount equal to the amount of such excess, together with any amounts payable pursuant to Section 4.11 of this Agreement as a result thereof.

(e) In the event that the Borrowers are required to make a prepayment pursuant to Section 4.4(a), (b), (c), or (d) of this Agreement and after paying all outstanding Loans the Facility Usage continues to exceed the lesser of (i) the Elected Facility Amount then in effect or (ii) the Borrowing Base then in effect, the Borrowers will deposit with the Administrative Agent Cash Collateral in an amount equal to the amount of such remaining excess in the manner provided for in Section 3.1(b) of this Agreement.

(f) In the event that the aggregate amount of L/C Obligations in respect of all Long Term Letters of Credit and all Performance Letters of Credit exceeds the Long Term and Performance L/C Sublimit, the Borrowers will deposit with the Administrative Agent Cash Collateral in an amount equal to the amount of such remaining excess.

4.5 Computation of Interest and Fees.

(a) All computations of fees, commissions and interest with respect to COF Loans and Letters of Credit shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365- or 366-day year), and all computations of fees, commissions and interest with respect to Base Rate Loans shall be made on the basis of a 365/6-day year and actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the Alternative Base Rate, or COF Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.1 of this Agreement.

4.6 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the COF Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the COF Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the Lenders as soon as practicable thereafter. If such notice is given (x) any COF Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any outstanding Base Rate Loans that were to have been Converted on the first day of such Interest Period to COF Loans shall be not be so Converted and shall continue as Base Rate Loans and (z) any outstanding COF Loans shall be Converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further COF Loans shall be made, nor shall the Borrowers have the right to Convert Loans to COF Loans.

4.7 Pro Rata Treatment and Payments; Several Obligations of Lenders.

(a) Each borrowing by the Borrowers from the Lenders hereunder shall be made pro rata according to the Uncommitted Participation Percentages of the Lenders, in each case subject to Section 2.8(d) of this Agreement in the event that any Lender is a Declining Lender and Section 4.13 of this Agreement in the event that any Lender is a Defaulting Lender. Each payment (including each prepayment and any payments from the realization of Collateral securing the Obligations) by or for the account of the Borrowers in respect of any Obligations shall be allocated, in each case subject to Section 2.8(d) of this Agreement in the event that any Lender is a Declining Lender and Section 4.13 of this Agreement in the event that any Lender is a Defaulting Lender, (i) after the execution of the Intercreditor Agreement and upon and after the occurrence of a Sharing Event, according to each Lender’s Adjusted Pro Rata Share, first according to Section 2.01 of the Intercreditor Agreement and then according to clause (ii) of this Section 4.7(a), or (ii) otherwise as follows:

(1) First, to any fees, costs and expenses (including reasonable attorney costs) due and payable to the Administrative Agent solely in its capacity as Administrative Agent under the Loan Documents; and

(2) Second, thereafter to the other outstanding Obligations due and payable, according to such Lender’s Uncommitted Participation Percentage thereof, with the oldest Obligation (based on the date made or issued) being repaid first.

All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be joint and several and shall be made without set-off or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in Section 11.2 of this Agreement, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(b) The parties hereto acknowledge and agree that all obligations of the Lenders hereunder are several in nature (and not joint or joint and several) and in the event of any failure of a Lender to meet any such obligation, no other Lender shall be responsible therefor.

(c) If and when the Intercreditor Agreement is executed, this Agreement and certain of the other Loan Documents shall be subject to the terms and conditions of the Intercreditor Agreement. Each Lender hereby agrees that, upon the execution of the Intercreditor Agreement, it shall take no action to terminate its obligations under the Intercreditor Agreement and will otherwise be bound by and take no actions contrary to the Intercreditor Agreement.

4.8 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law including without limitation any Regulatory Change or in the interpretation or application thereof made after the date hereof shall make it unlawful for any Lender to make or maintain an Loan as contemplated by this Agreement, the agreement of such Lender hereunder to consider making such Loan may forthwith be suspended.

4.9 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law, including, without limitation, any Regulatory Change or in the interpretation or application thereof made after the date hereof or compliance by any Lender or Issuing Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender or Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Note, or any Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 of this Agreement and changes in the rate of tax on the overall net income of such Lender or Issuing Bank);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Issuing Bank; or

(iii) shall impose on such Lender or Issuing Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or Issuing Bank, by an amount which such Lender or Issuing Bank deems to be material, of making, Converting into, or maintaining Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased cost or reduced amount receivable.

(b) If any Lender or Issuing Bank shall have determined that the adoption of or any change in any Requirement of Law including without limitation any

Regulatory Change made after the date hereof regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or Issuing Bank or any corporation controlling such Lender or Issuing Bank with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or Issuing Bank’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, then from time to time, the Borrowers shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or Issuing Bank for such reduction.

(c) If any Lender or Issuing Bank becomes entitled to claim any additional amounts pursuant to this Section 4.9, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 4.9 submitted by such Lender or Issuing Bank to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section 4.9 shall survive the termination of this Agreement, the payment of the Loans, the termination of all Letters of Credit, and all other amounts payable hereunder. Failure or delay on the part of the Administrative Agent, any Lender or any Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 4.9 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation.

4.10 Taxes.

(a) All payments made by the Borrowers under this Agreement, pursuant to any Letter of Credit, and any Note shall be made free and clear of, and without deduction or withholding for, or on account of any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority (“Taxes”), excluding taxes imposed on or measured by net income (or taxes imposed in lieu of taxes on net income, including without limitation branch profit tax or franchise tax) imposed on the Administrative Agent or any Lender or Issuing Bank (or Transferee), as the case may be, by the jurisdiction in which the Lender or Issuing Bank or Administrative Agent (or Transferee) is organized or maintains a lending office (all such non-excluded Taxes, “Non-Excluded Taxes”). If any Borrower is required to deduct or withhold any Taxes from or in respect of any amount payable hereunder or under any Note, (A) such Borrower shall make such deductions or withholdings, (B) such Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (C) with respect to any Non-Excluded Taxes, the amount payable shall be increased by an amount (the “Additional Amount”) necessary so that the Administrative Agent or Lender or Issuing Bank (or Transferee), as the case may be, shall receive a net amount equal to the amount it would have received had no such deductions or withholdings in respect of Non-Excluded Taxes been made.

(b) In addition, each Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or under any Note, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Note, or any Letter of Credit (“Other Taxes”).

(c) The Borrowers shall jointly and severally indemnify and hold harmless on an after-tax basis the Administrative Agent or any Lender or Issuing Bank (or Transferee) for the full amount of Non-Excluded Taxes (including any Additional Amount with respect thereto) and Other Taxes imposed or asserted against the Administrative Agent or such Lender or Issuing Bank (or Transferee), as the case may be whether or not such Taxes or Other Taxes, as the case may be, were correct or legally asserted.

(d) Each Lender or Issuing Bank (or Transferee) that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code (a “US Person”)) for United States federal income tax purposes (a “Non-US Lender”) shall deliver or caused to be delivered to the Borrowers and the Administrative Agent the following properly completed and duly executed documents:

(1) (two complete and executed (x) U.S. Internal Revenue Forms W-8BEN (or any successor form thereto) with respect to an income tax treaty providing for a zero rate of withholding tax on interest, or (y) U.S. Internal Revenue Service Forms W-8ECI (or any successor form thereto); or

(2) two complete and executed U.S. Internal Revenue Service Forms W-8BEN-E (or any successor form thereto), including all appropriate attachments, documenting the status of the Lender or Issuing Bank (or Transferee) as a Non-U.S. Lender.

Such documents shall be delivered by each Lender or Issuing Bank (or Transferee) on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Lender or Issuing Bank (or Transferee) changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Lender or Issuing Bank (or Transferee) shall deliver or cause to be delivered such Forms and/or Certificates promptly upon or before the expiration, obsolescence or invalidity of any document previously delivered by such Lender or Issuing Bank (or Transferee). Notwithstanding any other provision of this Section 4.10(d), a Lender or an Issuing Bank (or Transferee) shall not be required to deliver any document pursuant to this Section 4.10(d) that such Lender or Issuing Bank (or Transferee) is not legally able to deliver. The agreements in this Section 4.10(d) shall survive termination of the Uncommitted Participation Amounts, this Agreement and the other Loan Documents, the repayment of the Loans and all other amounts payable hereunder and thereunder, and the termination of all Letters of Credit.

(e) The Borrowers shall not be required to indemnify any Lender or Issuing Bank (or Transferee) or to pay any Additional Amounts to any Lender or Issuing Bank (or Transferee) in respect of any U.S. federal income or withholding tax pursuant to Section 4.10(a) or (c) of this Agreement to the extent that (A) the obligation to withhold any amounts with respect to U.S. federal income tax existed on the date such Lender or Issuing Bank became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Lender or Issuing Bank (or Transferee) designated such New Lending Office, provided, however, that this clause (A) of this paragraph (e) shall not apply (1) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrowers or pursuant to Section 4.12(b) of this Agreement or (2) to the extent the indemnity payment or additional amounts any Lender or Issuing Bank (or Transferee), acting through a New Lending Office, would be entitled to receive (without regard to this paragraph (e)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender or Issuing Bank (or Transferee) or making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (B) the obligation to pay such indemnity payment or additional amounts would not have arisen but for a failure by such Lender or Issuing Bank (or Transferee) to comply with the provisions of paragraph (d) above.

(f) Nothing contained in this Section 4.10 of this Agreement shall require any Lender or Issuing Bank (or any Transferee) or the Administrative Agent to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

4.11 Indemnity. Each Borrower jointly and severally agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of, or Conversion into any Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by any Borrower in making any payment when due or prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a payment or prepayment of COF Loans (including without limitation upon demand by the Administrative Agent acting independently or at the direction of the Required Lenders for payment in full of such Obligation) on a day which is not the last day of an Interest Period with respect thereto, or (d) any assignments of Credit Extensions as the result of a reallocation thereof in connection with any increase in the Maximum Availability or increase or decrease in the Elected Facility Amount pursuant to Section 2.7 of this Agreement. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, or Converted for the period from the date of such prepayment or of such failure to borrow, or Convert to the last day of such Interest Period (or, in the case of a failure to borrow or Convert, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination of the Uncommitted Participation Amounts, this Agreement and the other Loan Documents and the repayment of the Loans and all other amounts payable hereunder and thereunder, and the termination of all Letters of Credit.

4.12 Lending Offices; Replacement of Lender.

(a) Loans of each Type made by any Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

(b) Each Lender agrees that if it makes any demand for payment under Section 4.9 or 4.10(a) of this Agreement, or if any adoption or change of the type described in Section 4.8 of this Agreement shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrowers to make payments under Section 4.9 or 4.10(a) of this Agreement, or would eliminate or reduce the effect of any adoption or change described in Section 4.9 of this Agreement. Notwithstanding any other provision of this Section 4, in the event that any Borrower shall be required to make any payment to one or more Lenders pursuant to Section 4.9 or 4.10(a) of this Agreement, or if any adoption or change of the type described in Section 4.8 of this Agreement shall occur with respect to one or more Lenders (in either case, the “Affected Lenders”), the Borrowers may, upon 15 days’ prior written notice to such Affected Lenders, require such Affected Lenders to assign all right, title and interest that they may have in all Loans, Letters of Credit and any other Obligations of the Borrowers under this Agreement and the Loan Documents to another Lender (if another Lender will consent to purchase such right, title and interest) or an Assignee in each case in accordance with Section 11.6(c) hereof, if such Assignee can be found by the Borrowers, for a purchase price equal to 100% of the principal amount and/or Face Amount of such Obligations plus the amount of any interest and fees accrued and owing to such Affected Lender as of the date of such assignment, so long as the Administrative Agent and Affected Lender reasonably believe that such accrued amounts will be recoverable by the Assignee.

4.13 Defaulting Lenders. Notwithstanding any other provision in this Agreement to the contrary, if at any time a Lender becomes a Defaulting Lender, the following provisions shall apply so long as any Lender is a Defaulting Lender:

(a) If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Credit Extensions which results in its Credit Extensions being less than its Uncommitted Participation Percentage of all Credit Extensions then outstanding, then payments (including principal, interest and fees) to such Defaulting Lender will be suspended until such time as all amounts due and owing to the Lenders has been equalized in accordance with each of the Lenders’ respective pro rata share of the Obligations. Further, if at any time prior to the acceleration or maturity of the Credit Extensions, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an L/C Obligation while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Credit Extensions for which such Defaulting Lenders shall have failed to fund its pro rata share until such time as such Credit Extensions are paid in full or each Lender (including each Defaulting Lender) is owed its Uncommitted Participation Percentage of all Credit Extensions then outstanding. After acceleration or maturity of the Credit Extensions, subject to the first sentence of this Section 4.13(a), all principal will be paid ratably as otherwise provided in this Agreement.

(b) With respect to any L/C Obligation, Swing Line Loan, participation in Swing Line Loan, Daylight Overdraft Loan or participation in Daylight Overdraft Loan that exists at the time a Lender becomes a Defaulting Lender or thereafter:

(i) all or any part of such Defaulting Lender’s L/C Obligation, and a pro rata portion of the L/C Obligation, Swing Line Loan, participation in Swing Line Loan, Daylight Overdraft Loan or participation in Daylight Overdraft Loan, shall be reallocated among the non-Defaulting Lenders in accordance with their respective Uncommitted Participation Percentages (calculated without regard to such Defaulting Lender’s Uncommitted Participation Amount) but only to the extent that (x) the sum of all non-Defaulting Lenders’ unused Uncommitted Participation Amounts is greater than zero and (y) the conditions set forth in Section 6.2 of this Agreement are satisfied at such time;

(ii) if the reallocation described in clause (i) of this Section 4.13(b) cannot, or can only partially, be effected, then the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (1) provide Cash Collateral for such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) as otherwise provided in this Agreement for so long as such L/C Obligations are outstanding and (2) immediately repay each Swing Line Loan and Daylight Overdraft Loan for so long as such L/C Obligation, Swing Line Loan, participation in Swing Line Loan, Daylight Overdraft Loan or participation in Daylight Overdraft Loan are outstanding;

(iii) if the Borrowers provide Cash Collateral for any portion of such Defaulting Lender’s L/C Obligations pursuant to this Section 4.13 then the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) of this Agreement with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligation is secured by Cash Collateral;

(iv) if the L/C Obligation, Swing Line Loan, participation in Swing Line Loan, Daylight Overdraft Loan or participation in Daylight Overdraft Loan of the non-Defaulting Lenders is reallocated pursuant to this Section 4.13(b)(iv), then the fees payable to the Lenders pursuant to Section 2.6(b) of this Agreement and Section 3.3(a) of this Agreement shall be adjusted in accordance with such non-Defaulting Lenders’ Uncommitted Participation Percentages (calculated without regard to such Defaulting Lender’s Uncommitted Participation Amount); and

(v) if any Defaulting Lender’s L/C Obligation, Swing Line Loan, participation in Swing Line Loan, Daylight Overdraft Loan or participation in Daylight Overdraft Loan is neither secured by Cash Collateral nor reallocated pursuant to this Section 4.13(b), then, without prejudice to any rights or remedies of the Issuing Banks, the Swing Line Lender, the Daylight Overdraft Bank or any other Lender hereunder, all commission fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Uncommitted Participation Amount that was utilized by such L/C Obligation, Swing Line Loan, participation in Swing Line Loan, Daylight Overdraft Loan or participation in Daylight Overdraft Loan) and letter of credit fees payable under Section 3.3(a) of this Agreement with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Banks, the Swing Line Lender, the Daylight Overdraft Bank, pro rata, until such L/C Obligation, Swing Line Loan, participation in Swing Line Loan, Daylight Overdraft Loan or participation in Daylight Overdraft Loan is secured by Cash Collateral, reallocated and/or repaid in full.

(c) So long as any Lender is a Defaulting Lender, (i) no Issuing Banks shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Uncommitted Participation Amounts of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrowers in accordance with Section 4.13(b), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 3.4 (and Defaulting Lenders shall not participate therein), (ii) the Swing Line Lender shall not be required to consider advancing any Swing Line Loan, unless it is satisfied that the related exposure will be 100% covered by the Uncommitted Participation Amounts of the non-Defaulting Lenders and (iii) the Daylight Overdraft Bank shall not be required to consider advancing any Daylight Overdraft Loan, unless it is satisfied that the related exposure will be 100% covered by the Uncommitted Participation Amounts of the non-Defaulting Lenders.

(d) In the event that the Administrative Agent, the Borrowers, each Issuing Bank, the Swing Line Lender and the Daylight Overdraft Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligation, Swing Line Loan, participation in Swing Line Loan, Daylight Overdraft Loan or participation in Daylight Overdraft Loan of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Uncommitted

Participation Amount and on such date such Lender shall purchase at par such of the Loans, Uncommitted Participation Amounts and/or Obligations of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Uncommitted Participation Percentage.

(e) At any time during a Default Period, the Borrowers may, upon three (3) Business Days prior notice to the applicable Defaulting Lender (so long as such Default Period remains in effect at the end of such notice period), require such Defaulting Lender to assign all right, title and interest that it may have in all Loans, Letters of Credit and any other Obligations of the Borrowers under this Agreement and the Loan Documents to another Lender (if another Lender will consent to purchase such right, title and interest) or an Assignee in each case in accordance with Section 11.6(c) of this Agreement, if such Assignee can be found by the Borrowers, for a purchase price equal to 100% of the principal amount and/or Face Amount of such Obligations plus the amount of any interest and fees accrued and owing to such Defaulting Lender as of the date of such assignment, so long as the Administrative Agent reasonably believes that such accrued amounts will be recoverable by the Assignee.

(f) At all times during a Default Period at any time from and after the execution of the Intercreditor Agreement and in accordance the Intercreditor Agreement, the applicable Defaulting Lender shall not be considered a Swap Bank with respect to any Swap Contracts or Commodities Contracts entered into after it becomes a Defaulting Lender. Accordingly, if a Swap Bank should enter into a Swap Contract or Commodities Contract with any Borrower while it is a Defaulting Lender, such Borrower’s obligations to such Swap Bank under such Swap Contract or Commodities Contract shall not be secured by the Collateral securing the Obligations, and such Defaulting Lender shall not be entitled to any sharing of amounts pursuant to the Intercreditor Agreement with respect to such Swap Contracts and Commodities Contracts concluded after it has become a Defaulting Lender.

SECTION 5.	REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, each Lender, and each Issuing Bank to enter into this Agreement and to consider making the Loans, and consider issuing Letters of Credit, each Borrower hereby represents and warrants to the Administrative Agent, each Lender, and each Issuing Bank that:

5.1 Financial Condition. The audited consolidated balance sheet of the Parent and its consolidated Subsidiaries as of December 31, 2013, the audited consolidated balance sheet of Texadian and its consolidated Subsidiaries as of December 31, 2013, and the related consolidated statements of income, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of Texadian and Parent and their respective consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the period then ended. All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as otherwise disclosed therein). Neither Texadian nor any of its respective consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto. During the period from December 31, 2013, to and including the Amendment Effective Date hereof there has been no sale, transfer or other disposition by Texadian or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of Texadian and its consolidated Subsidiaries as of December 31, 2013.

5.2 No Undisclosed Liabilities. Except as set forth in the financial statements referred to in Section 5.1 of this Agreement or as otherwise set forth in this Agreement, no Borrower nor any Subsidiary has incurred, other than in the ordinary course of business, any commitment or liability which remains outstanding or unsatisfied.

5.3 No Change. Since December 31, 2013, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.4 Existence; Compliance with Law. Each Borrower (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign or extra-provincial corporation, as the case may be, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, and (d) is in compliance with all Requirements of Law.

5.5 Power; Authorization; Enforceable Obligations. Each Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and each Borrower has the power and authority to borrow and request the issuance of Letters of Credit hereunder and each Borrower has taken all necessary corporate action to authorize the borrowings and the issuance of Letters of Credit on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by any Borrower in connection with the borrowings and issuances hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of each Borrower. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding joint and several obligation of each Borrower enforceable against each Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.6 No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowings and the issuance of Letters of Credit hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to any Borrower or any Contractual Obligation of any Borrower and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Administrative Agent).

5.7 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Borrower or any of their respective Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to result in liabilities of any Borrower or any of their respective Subsidiaries, as the result of one or more such events, in an aggregate amount equal to or greater than $500,000.

5.8 No Default. No Borrower nor any of their respective Subsidiaries is in default under or with respect to any of its Contractual Obligations representing an economic value to any Borrower or any of their respective Subsidiaries, with respect to all such Contractual Obligations, in an aggregate amount equal to or greater than $500,000. No Default or Event of Default has occurred and is continuing.

5.9 Ownership of Property; Liens. Each Borrower and each of their respective Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3 of this Agreement.

5.10 No Legal or Contractual Restrictions. No Requirement of Law or Contractual Obligation of any Borrower or any of their respective Subsidiaries could reasonably be expected to have or has had a Material Adverse Effect.

5.11 Taxes. Each Borrower and each of their respective Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of each Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of each Borrower or their respective Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of each Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

5.12 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” or “margin security” within the respective meanings of each of the quoted terms under Regulation T or U of the Board of Governors of the Federal Reserve System, as applicable, as now and from time to time hereafter in effect, or for any purpose that violates, or that would be inconsistent with, the provisions of the regulations of such Board of Governors. If requested by any Lender or the Administrative Agent, each Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation U or FR Form T-4 referred to in said Regulation T.

5.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. No Borrower and no Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and no Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if such Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

5.14 Investment Company Act; Other Regulations. No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Borrower is subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.

5.15 Subsidiaries. Except as set forth on Schedule 5.15 attached hereto or otherwise formed or acquired in accordance with the terms of this Agreement, as of the date hereof, no Borrower has any Subsidiaries.

5.16 Security Documents.

(a) The provisions of each Security Document are effective to create in favor of the Administrative Agent for the ratable benefit of each Lender, each Issuing Bank and each Swap Bank, a legal, valid and enforceable security interest in all right, title and interest of the Borrowers thereto in the “Collateral” described therein.

(b) When financing statements (or the Canadian equivalents in the case of Collateral located in Canada) have been filed in the offices in the jurisdictions listed on Schedule 5.16(b) attached hereto, the Security Agreements shall each constitute a fully perfected first-priority Lien, subject only to Permitted Liens, on, and security interest in, all right, title and interest of the Borrowers in the “Collateral” described therein that can be perfected by such filing.

(c) Other than the locations set forth on Schedule 5.16(c) hereto and as disclosed to the Administrative Agent pursuant to Section 7.2(e) of this Agreement, no Borrower maintains any Inventory at any other locations.

(d) Other than leasehold interests subject to first-priority Liens in favor of the Administrative Agent for the benefit of the Lenders, the Issuing Banks and the Swap Banks, and that complies with Section 7.10 of this Agreement, no Borrower owns any interest in (i) any equipment or motor vehicles subject to certificates of title or state or federal licensing requirements, (ii) any rolling stock that requires filings with the National Transportation Safety Board, or (iii) any real property.

5.17 Accuracy and Completeness of Information.

(a) All factual information, reports and other papers and data with respect to the Parent, any Borrower, or any of their respective Subsidiaries (other than projections) furnished, and all factual statements and representations made, to the Administrative Agent or any Lender or any Issuing Bank by the Parent, any Borrower, or any of their respective Subsidiaries, or on behalf of such Person, were, at the time the same were so furnished or made, when taken together with all such other factual information, reports and other papers and data previously so furnished and all such other factual statements and representations previously so made, complete and correct in all material respects, to the extent necessary to give the Administrative Agent, any Lender, or any Issuing Bank true and accurate knowledge of the subject matter thereof in all material respects, and did not, as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

(b) All projections with respect to any Borrower, or any of their respective Subsidiaries, furnished by or on behalf of such Person to the Administrative Agent or the Lenders were prepared and presented in good faith by or on behalf of such Person. No fact is known to any Borrower that materially and adversely affects or in the future is reasonably likely (so far as any Borrower can reasonably foresee) to have a Material Adverse Effect that has not been set forth in the financial statements referred to in Section 7.1 of this Agreement or in such information, reports, papers and data or otherwise disclosed in writing to the Administrative Agent or the Lenders prior to the Amendment Effective Date.

5.18 Labor Relations. No Borrower nor any of their respective Subsidiaries is engaged in any unfair labor practice. There is (a) no unfair labor practice complaint pending or, to the best knowledge of each Borrower, threatened against any Borrower or any of their respective Subsidiaries before the National Labor Relations Board or similar Governmental Authority which could reasonably be expected to result in liabilities of any Borrower or any of their respective Subsidiaries in an amount equal to greater than $500,000 or have a Material Adverse Effect and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or threatened; (b) no strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of any Borrower, threatened against any Borrower or any of its Subsidiaries; and (c) no union representation question existing with respect to the employees of any Borrower or any of its Subsidiaries and no union organizing activities are taking place with respect to any thereof.

5.19 Insurance. Each Borrower has, with respect to its and its Subsidiaries’ properties and business, insurance covering the risks, in the amounts, with the deductible or other retention amounts, and with the carriers, listed on Schedule 5.19 attached hereto, which insurance meets the requirements of Section 7.5 of this Agreement hereof as of the date hereof.

5.20 Solvency.

(a) After giving effect to the transactions contemplated hereby and in each other Loan Document (including without limitation the making of each Credit Extension), (i) the amount of the “present fair saleable value” of the assets of each Borrower, and of each Borrower and its Subsidiaries taken as a whole, will, as of such date, exceed the amount of all “liabilities of such Borrower, and such Borrower and its Subsidiaries taken as a whole, in each case contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of each Borrower, and of each Borrower and its Subsidiaries taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of such Borrower, and of such Borrower and its Subsidiaries taken as a whole, on their respective debts as such debts become absolute and matured, (iii) no Borrower nor any of their respective Subsidiaries will have, as of such date, an unreasonably small amount of capital with which to conduct their respective businesses, and (iv) each Borrower and each of their respective Subsidiaries will be able to pay their respective debts as they mature. For purposes of this Section 5.20(a), “debt” means “liability on a claim”, “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

(b) (i) the amount of the “present fair saleable value” of the assets of the Parent and its Subsidiaries, taken as a whole, will, as of such date, exceed the amount of all “liabilities of the Parent and its Subsidiaries, taken as a whole, in each case contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of the Parent and its Subsidiaries, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of the Parent and its Subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (iii) the Parent and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital with which to conduct their respective businesses, and (iv) the Parent and its Subsidiaries, taken as a whole, will be able to pay their debts as they mature. For purposes of this Section 5.20(b), “debt” means “liability on a claim”,

“claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

5.21 Purpose.

The proceeds of the Credit Extensions shall be used solely

(a) generally, (i) to facilitate and finance the purchase and storage of Product, (ii) for margin financing of Product, (iii) for swap transactions related to the hedging of Product, (iv) to repay Swing Line Loans and Daylight Overdraft Loans, and (v) for other working capital purposes related to the purchase, storage, or sale of Product. Further to the foregoing, (A) Loans shall be used for (1) advances for Product purchases where payment for Product is required to be made prior to receipt of receivables associated with the relevant Credit Extension (i.e. negative cash flow advances), (2) storage of Product inventory and (3) related margin requirements, (B) Long Term Letters of Credit shall be used for physical Product purchases with a tenor of greater than 90 days and less than or equal to 364 days and (C) Performance Letters of Credit shall be used for purposes of transportation of Product or credit support related to excise, product, sales or other similar taxes with respect to Product.

(b) In no event shall any Credit Extensions be used to finance capital expenditures or acquisitions.

5.22 Environmental Matters. Except as set forth on Schedule 5.22 attached hereto or except as would not reasonably be expected to result in liabilities of any Borrower or any of their respective Subsidiaries in an amount equal to greater than $500,000 or have a Material Adverse Effect:

(a) The facilities and properties owned, leased or operated by each Borrower or any of its respective Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law.

(b) The Properties and all operations at the Properties are in compliance, and to the knowledge of the Borrowers have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by each Borrower or any of its respective Subsidiaries (the “Business”) that could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof.

(c) No Borrower nor any of their respective Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to, give rise to liability under any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Borrower, threatened, under any Environmental Law to which any Borrower or any Subsidiary of a Borrower is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws.

5.23 Foreign Operations. Except as disclosed on Schedule 5.23 attached hereto, as of the Amendment Effective Date, no Borrower nor any of their respective Subsidiaries owns or leases any property, performs any operations or conducts any business in any jurisdiction outside the United States or Canada.

5.24 Anti-Terrorism.

(a) Neither of the Borrowers, nor any of their Subsidiaries or Affiliates, nor any of their respective directors or officers, is a Sanctions Target.

(b) No Borrower will, directly or indirectly, use the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Person, for the purpose of funding or facilitating any business of or with any Sanctions Target or any Sanctioned Country, nor in any other manner, in each case as will result in a violation of any Anti-Terrorism and Sanctions Law by, or could result in the imposition of sanctions against, any Person (including any Person participating in the transactions contemplated hereby, whether as lender, investor, or advisor or otherwise).

(c) Except as has been disclosed to the Administrative Agent and the Lenders neither of the Borrowers nor any of their Subsidiaries or Affiliates has engaged in any dealings or transactions with or for the benefit of a Sanctions Target, or with or in a Sanctioned Country, in the preceding three years, nor does any Borrower or any of their Subsidiaries or Affiliates have any plans to commence dealings or transactions with Sanctions Targets or Sanctioned Countries.

(d) (i) Neither of the Borrowers nor any of their Subsidiaries or Affiliates has engaged in any activity or conduct that would result in a violation of, or be sanctionable under, any Anti-Terrorism and Sanctions Laws, including the Patriot Act; (ii) to the knowledge of each Borrower, no investigation, claims, charges, violations, settlement, civil or criminal enforcement action, suit or other proceeding by or before any court or governmental agency, authority or body or any arbitrator, involving any Borrower or any of its Subsidiaries or Affiliates, with respect to Anti-Terrorism and Sanctions Laws is currently pending or threatened; and (iii) each Borrower agrees to provide the Administrative Agent and the Lenders with all information reasonably required by Administrative Agent and the Lenders to carry out its obligations under applicable Anti-Terrorism and Sanctions Laws and the Administrative Agent’s and the Lenders’ anti-money laundering policies and procedures.

(e) No Borrower, nor any Subsidiary or Affiliate of a Borrower, or their respective employees, directors, officers and any agent, in each case, acting on such Borrower’s or its Subsidiaries’ or Affiliates’ behalf, have corruptly paid, offered or promised to pay, or authorized payment of any monies or a thing of value, directly or indirectly, to any Person, including without limitation any government official (including employees of government-owned or -controlled entities or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing) or any political party or party official or candidate for political office, for the purpose of obtaining or retaining business, or directing business to any Person, or obtaining any other improper advantage, in each case in violation of the U.S. Foreign Corrupt Practices Act or any other applicable anti-corruption law (collectively, “Anti-Corruption Laws”), and to the knowledge of any Borrower, no investigation, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator, involving any Borrower or any of its Subsidiaries or Affiliates, with respect to Anti-Corruption Laws, is currently pending or threatened.

SECTION 6.	CONDITIONS PRECEDENT

6.1 Conditions to Initial Loans and Letters of Credit. The agreement of each Lender, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY BASIS, to consider making an initial Loan requested to be made by it and the agreement of each Issuing Bank to consider issuing initial Letters of Credit is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan or Letters of Credit on the Amendment Effective Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received:

(i)	this Agreement, executed and delivered by a duly authorized officer of the Administrative Agent, each Lender, the Issuing Banks, and each Borrower, with a counterpart for each Lender,

(ii)	for the account of each Lender having an Uncommitted Participation Amount, a Note of each Borrower conforming to the requirements of this Agreement and executed by a duly authorized officer of each Borrower,

(iii)	the Fee Letters, conforming to the requirements of this Agreement and executed by a duly authorized officer of the Administrative Agent and each Borrower,

(iv)	the U.S. Security Agreement, executed and delivered by a duly authorized officer of the Administrative Agent and each Borrower,

(v)	the Canada Security Agreement, executed and delivered by a duly authorized officer of the Administrative Agent and Texadian Canada,

(vi)	the Pledge Agreements, executed and delivered by a duly authorized officer of the Administrative Agent and the Parent and Texadian, as applicable,

(vii)	a tri-party assignment of hedge agreement, in form and substance reasonably acceptable to the Administrative Agent, with respect to each broker at which any Borrower maintains a futures or options account, each executed and delivered by a duly authorized officer of the parties thereto,

(viii)	a Deposit Account Control Agreement with respect to each bank at which any Borrower maintains deposit accounts, each executed and delivered by a duly authorized officer of the parties thereto, and

(ix)	such other documents as the Administrative Agent or any Lender may reasonably request, executed and delivered by a duly authorized officer of each party thereto, with such counterparts as the Administrative Agent or any Lender may reasonably request.

(b) Related Information and Agreements. The Administrative Agent shall have received true and correct copies, certified as to authenticity by any applicable Borrower, of such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any Borrower or any of their respective Subsidiaries may be a party, and such other information as the Administrative Agent or any Lender may reasonably request.

(c) Secretary’s Certificates. The Administrative Agent shall have received a certificate of each Borrower and the Parent, dated the Amendment Effective Date, substantially in the form of Exhibit J attached hereto, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer of such Borrower or the Parent and the Secretary or any Assistant Secretary or other appropriate officer of such Borrower or the Parent, as applicable.

(d) Borrowing Request Documentation. The Administrative Agent shall have received (i) a Borrowing Base Certificate prepared on a pro-forma basis showing the Borrowing Base as of no more than 10 Business Days prior to the Amendment Effective Date, with appropriate insertions, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer of Texadian, (ii) a Borrowing Request for each Loan to be made as of the Amendment Effective Date, if any, duly completed and executed by a Responsible Officer of Texadian, (iii) an Application for each Letter of Credit to be issued on the Amendment Effective Date, if any, duly completed and executed by a Responsible Officer of Texadian, and (iv) a pro-forma Compliance Certificate as of no more than 5 Business Days prior to the Amendment Effective Date assuming the making of the initial Loans and issuances of Letters of Credit under this Agreement.

(e) Corporate Proceedings of the Borrowers and the Parent. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Borrower and the Parent authorizing, as applicable, (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Security Documents, certified by the Secretary or an Assistant Secretary, or other appropriate officer of the applicable Borrower or the Parent, as applicable, as of the Amendment Effective Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(f) Incumbency Certificates. The Administrative Agent shall have received a certificate of each Borrower and the Parent, dated the Amendment Effective Date, as to the incumbency and specimen signature of the officers of such Borrower or the Parent executing any Loan Document reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer of the Borrower or the Parent and the Secretary or any Assistant Secretary of such Borrower or the Parent, as applicable.

(g) Corporate Documents. The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws of each Borrower and the Parent, certified as of the Amendment Effective Date as complete and correct copies thereof by the Secretary or an Assistant Secretary or other appropriate officer of such Borrower or the Parent, as applicable.

(h) Good Standing Certificates. The Administrative Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each Borrower and the Parent (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person, except for as to where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

(i) Legal Opinion. The Administrative Agent shall have received the executed legal opinions of special counsel to the Borrowers and the Parent, with respect to the laws of Texas, Delaware, New York and Alberta, substantially in the form of Exhibit K attached hereto. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent and its counsel may reasonably require.

(j) Actions to Perfect Liens. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of a financing statements on form UCC-1 and any filings required by the PPSA, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents shall have been completed on or before the Closing Date and remain valid and in effect as of the Amendment Effective Date.

(k) Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent, of the Uniform Commercial Code, PPSA, judgment and tax lien filings that may have been filed with respect to personal property of any Borrower and the Parent, and the results of such search shall be satisfactory to the Administrative Agent.

(l) Representations and Warranties. The Administrative Agent shall have received a certificate of a Responsible Officer of each of the Borrowers certifying that (i) each of the representations and warranties made by the Borrowers in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, and (ii) since December 31, 2013, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

(m) Risk Management Policy. The Administrative Agent shall have received a copy of the Borrowers’ Risk Management Policy.

(n) Financial Statements. The Administrative Agent shall have received (i) a copy of the audited consolidated balance sheet of the Parent for the Parent’s fiscal year ending December 31, 2013, a copy of the audited consolidated balance sheet of Texadian for Texadian’s fiscal year ending December 31, 2013, and, for Parent, all related consolidated statements of income and retained earnings and of cash flows for such fiscal year, in each case reported on, to the extent audited, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing (other than qualifications with respect to accrued taxes acceptable to the Administrative Agent) and a certificate of a Responsible Officer of Texadian to the effect that since the date of such financial statements there has not occurred a change, occurrence or development that has caused or could reasonably be expected to cause a Material Adverse Effect, and (ii) the unaudited consolidated balance sheet of the Parent and Texadian and their respective Subsidiaries as at the end of November 2014, and the related unaudited consolidated statements of income, cash flows, and retained earnings of the Parent and Texadian and their respective Subsidiaries for such month and the portion of the current fiscal year through the end of such month, certified by a Responsible Officer as being fairly stated in all material respects (subject to lack of footnotes and to normal year-end audit adjustments).

(o) Insurance. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all of the requirements of Section 7.5 of this Agreement shall have been satisfied, including, but not limited to, any necessary endorsements to insurance policies.

(p) Fees. The Borrowers shall have paid in full all fees owing at the time of closing in accordance with this Agreement and any other Loan Document.

(q) Expenses. The Borrowers shall have paid in full all of the Administrative Agent’s reasonable legal fees and out-of-pocket expenses incurred in connection with the negotiation, documentation, and syndication of this Agreement to the extent invoiced prior to or on the Amendment Effective Date, plus the Administrative Agent’s reasonable estimate of legal fees and related out-of-pocket expenses incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Borrowers and the Administrative Agent); including any and all costs of auditors and consultants retained by the Administrative Agent in connection with the joint and several obligations of the Borrowers to the Administrative Agent to the extent invoiced prior to the Amendment Effective Date (that for purposes hereof shall be deemed to include the costs of the collateral audit performed by the Administrative Agent).

(r) Collateral Audit. The Administrative Agent, or its attorneys, consultants, or agents, shall have completed their respective review of the Borrowers’ assets (including but not limited to an audit of all assets used in calculation of the Borrowing Base), liabilities, risk management practices, and such other financial or legal due diligence as the Administrative Agent may require in its sole discretion.

6.2 Conditions to Each Loan or Letter of Credit. The agreement of each Lender, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY BASIS, to consider making any Loan requested to be made by it (including, without limitation, its initial Loan hereunder) and the agreement of each Issuing Bank to consider issuing any Letters of Credit (including, without limitation, any initial Letter of Credit hereunder) is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan or Letters of Credit, of the following conditions precedent:

(a) Representations and Warranties. A certificate of a Responsible Officer of Texadian, that may be included in the applicable Borrowing Request or Application, certifying that (i) each of the representations and warranties made by any Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, and (ii) since the date of the last borrowing or Letter of Credit issuance hereunder, there has been no development or event which has had or could have a Material Adverse Effect.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan or issuance of Letters of Credit requested to be made on such date.

(c) Borrowing Base. In the case of any Loans requested to be made or Letters of Credit to be issued, the Administrative Agent shall have timely received a Borrowing Base Certificate for the most recent period for which such Borrowing Base Certificate is required to be delivered, in accordance with Section 7.2(c) of this Agreement and as of the date of the making of such Loan or the issuance of such Letter of Credit, the Borrowers shall have represented and warranted to the Administrative Agent and the Lenders that after giving effect to such Loan or Letter of Credit, the Facility Usage shall not exceed the lesser of (i) the Elected Facility Amount or (ii) the Borrowing Base.

(d) Fees. The Administrative Agent shall have received, for the benefit of each Issuing Bank or the other Lenders, as applicable, all fees and other amounts payable hereunder and under any Fee Letter as of the date hereof.

(e) L/C Conditions. The requirements of Section 3.1(b) of this Agreement shall have been satisfied for any Letters of Credit that would expire after the Revolving Credit Termination Date.

(f) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each request for a Loan or issuance of a Letter of Credit by the Borrowers hereunder shall constitute a joint and several representation and warranty by the Borrowers as of the date of the making of such Loan or issuance of such Letter of Credit that the conditions contained in this Section 6.2 have been satisfied.

6.3 Conditions to Increase in Maximum Availability. The agreement of each Lender to consider increasing the Maximum Availability pursuant to Section 2.7(a) of this Agreement is subject to the satisfaction of the following conditions precedent:

(a) Additional Uncommitted Participation Amount. One or more Lenders, in their sole discretion, or one or more banks or financial institutions acceptable to the Borrowers and the Administrative Agent and the Issuing Banks shall have agreed to provide the additional Uncommitted Participation Amount necessary to effectuate the Borrowers’ request for such increase in the Maximum Availability. No Lender shall be obligated to increase its Uncommitted Participation Amount hereunder, and any such increase in any Lender’s Uncommitted Participation Amount shall be made in the sole discretion of such Lender. To the extent that any Lender that has agreed to incur the additional Uncommitted Participation Amounts necessary to effectuate the Borrowers’ request for such increase in the Maximum Availability is not an existing Lender, the Administrative Agent shall have received a joinder agreement, substantially in the form of Exhibit L attached hereto with appropriate completions, duly executed by the Borrowers, the Administrative Agent, and such new Lender.

(b) Additional Fees. The Borrowers shall have paid to the Administrative Agent, for the ratable benefit of the Administrative Agent or any Lenders to whom such fees are owed, all fees due and owing hereunder or under any applicable fee letter, if any, in respect of the increase in the Maximum Availability.

(c) Compliance with Financial Covenants. The Borrowers shall be in compliance with each of the financial covenants contained in Section 8.1 of this Agreement both immediately before giving effect to such increase in the Maximum Availability and on a pro-forma basis immediately after giving effect to such increase.

(d) Representations and Warranties. A certificate of a Responsible Officer of Texadian certifying that (i) each of the representations and warranties made by any Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, and (ii) since the date of the last borrowing or Letter of Credit issuance hereunder, there has been no development or event which has had or could have a Material Adverse Effect.

(e) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the increase in Maximum Availability to be effective on such date.

(f) Additional Matters. Each of the other conditions to an increase in Maximum Availability contained in Section 2.7(a) of this Agreement shall have been satisfied or waived and all corporate and other proceedings, and all documents, instruments and other legal matters in connection with the such increase in the Maximum Availability (including any assignments of Credit Extensions pursuant to Section 2.7(a) of this Agreement) shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions the Administrative Agent or any Lender shall reasonably request, including, but not limited, to any amendments, restatements, or other modifications of this Agreement or any other Loan Document.

SECTION 7.	AFFIRMATIVE COMPLIANCE GUIDELINES

Each Borrower hereby agrees that, so long as any of the Uncommitted Participation Amounts remain in effect or any amount is owing to any Lender, any Issuing Bank, or the Administrative Agent hereunder or under any other Loan Document, each Borrower shall and shall cause each of its Subsidiaries (except in the case of delivery of financial information, reports and notices, where Borrowers shall be required to provide such information, reports and notices on behalf of its Subsidiaries to the extent more fully described herein) to (IT BEING

UNDERSTOOD THAT THE BORROWERS’ COMPLIANCE WITH SUCH GUIDELINES SHALL NOT PREVENT ANY LENDER FROM BECOMING A DECLINING LENDER OR PREVENT THE ADMINISTRATIVE AGENT ACTING INDEPENDENTLY OR AT THE DIRECTION OF THE REQUIRED LENDERS FROM MAKING DEMAND FOR PAYMENT OF THE OBLIGATIONS AND IT BEING FURTHER UNDERSTOOD THAT THE DECISION OF A LENDER WHETHER OR NOT TO BECOME A DECLINING LENDER OR OF THE ADMINISTRATIVE AGENT OR THE REQUIRED LENDERS TO MAKE DEMAND FOR PAYMENT IS A DECISION WHICH IS WITHIN THE ADMINISTRATIVE AGENT’S OR SUCH LENDER’S OR LENDERS’ SOLE AND ABSOLUTE DISCRETION REGARDLESS OF THE BORROWERS’ COMPLIANCE WITH SUCH GUIDELINES):

7.1 Financial Statements. Furnish to the Administrative Agent and to each Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of Texadian, a copy of the audited consolidated balance sheet of Texadian and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing, in accordance with GAAP and on an Economic Basis, together with details of adjustments to GAAP calculations for each line item for purposes of reconciling such calculations with corresponding calculations on an Economic Basis for each such line item and outlining for each line item the reasons for any discrepancies, and certified by a Responsible Officer as being fairly stated in all material respects;

(b) as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent, prepared in accordance with GAAP, a copy of the audited consolidated and consolidating balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year and the related audited consolidated and consolidating statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing; and

(c) as soon as available, but in any event not later than 30 days after the end of each calendar month (including each month ending December 31), (i) the unaudited consolidated balance sheet of Texadian and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income, cash flows, and retained earnings of Texadian and its Subsidiaries for such month and the portion of the fiscal year through the end of such month, in accordance with GAAP (subject to lack of footnotes and to normal year-end audit adjustments), setting forth in each case in comparative form the figures for such month in the previous year, and including a written briefing on any slow-moving Inventory, past-due Accounts, or impairment in the value of Texadian’s and its Subsidiaries’ assets, and (ii) the unaudited consolidated balance sheet of Texadian and its Subsidiaries as at the end of such month, both in accordance with GAAP and on an Economic Basis, together with details of adjustments to GAAP calculations for each line item for purposes of reconciling such calculations with corresponding calculations on an Economic Basis for each such line item and outlining for each line item the reasons for any discrepancies, in each case certified by a Responsible Officer of Texadian as being fairly stated in all material respects.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP or Economic Basis, as applicable, applied consistently throughout the periods reflected therein and with prior periods (except with respect to statements delivered pursuant to Section 7.1(c) of this Agreement, lack of footnote disclosure required by GAAP).

7.2 Certificates; Other Information. Furnish to:

(a) each Lender, concurrently with the delivery of the financial statements referred to in Section 7.1(a) of this Agreement, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor, the Borrowers are in compliance with all financial condition guidelines herein, except as specified in such certificate;

(b) each Lender, concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and (c) of this Agreement, a Compliance Certificate executed by Responsible Officer of Texadian, provided, however, that each Compliance Certificate delivered concurrently with the delivery of the financial statements referred to in Section 7.1(a) of this Agreement shall also include a calculation of and compliance with the Risk Management Policy;

(c) each Lender, on each Borrowing Base Certificate Delivery Date, a Borrowing Base Certificate as of the most recent Borrowing Base Reporting Date, certified as complete and correct in all material respects by a Responsible Officer of Texadian, and on the first Borrowing Base Certificate Delivery Date of each calendar month, a schedule of locations where Eligible Inventory is located, in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders;

(d) each Lender, on each Position Risk/MTM Report Delivery Date, a Position Risk/MTM Report and a Position Certificate as of such date, in form and substance reasonably acceptable to the Administrative Agent;

(e) each Lender, within five (5) Business Days of the end of each calendar quarter, an Inventory and storage location report, in substantially the form of Exhibit N attached hereto, setting forth all locations where the Borrowers or any of their respective Subsidiaries maintains Inventory and provide the Administrative Agent prior notice of any change of any locations where the Borrowers or any of their respective Subsidiaries maintains Inventory;

(f) each Lender, prior to March 1 of each fiscal year, management-prepared operating budget for such fiscal year;

(g) the Administrative Agent, promptly following receipt thereof, copies of all state and federal inspection reports relating to the Borrowers or their business;

(h) the Administrative Agent notice of the acquisition by the Borrowers of any commercial tort claims within ten (10) days thereof, and, promptly thereafter, any documents necessary to grant a lien on such commercial tort claims in favor of the Administrative Agent (in each case in form and substance acceptable to the Administrative Agent in its sole discretion) and any other documents required by Section 7.10 of this Agreement to perfect the Administrative Agent’s lien on such commercial tort claims; and

(i) the Administrative Agent or any Lender, as applicable, promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

7.3 Payment of Obligations and Filing of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, including without limitation all income, franchise and other material taxes and material fees and charges imposed on it or any of its assets by any Governmental Authority, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the applicable Borrower or its respective Subsidiaries, as the case may be, and timely file or cause to be timely filed all income, franchise and other material taxes.

7.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 8.6 of this Agreement, and comply with all Contractual Obligations and Requirements of Law.

7.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition, maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, which insurance shall name the Administrative Agent as lender loss payee, in the case of property, casualty, or credit insurance, and as an additional insured in the case of liability insurance (with the exception of worker’s compensation and employer’s liability policies), or with respect to any charterers liability insurance policy maintained by any Borrower, as additional insured or any other comparable status as the Administrative Agent may approve; and furnish to each Lender (i) upon written request, full information as to the insurance carried and (ii) in the case of property, casualty, or credit insurance, an endorsement to such policy naming Administrative Agent as lender loss payee.

7.6 Inspection of Property, Books and Records; Discussions; Periodic Audits. Keep and maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied and all Requirements of Law shall be made of all dealings and transactions (financial and otherwise) in relation to its business and activities and matters involving the assets and business of the Borrowers and their Subsidiaries and permit representatives and independent contractors of the Administrative Agent and the Lenders (i) at any time, to visit and inspect any of the Borrowers’ or their respective Subsidiaries’ respective properties, to examine their respective corporate, financial, and operating books and records, and make copies thereof or abstracts therefrom, (ii) once annually, or more often at the reasonable discretion of the Administrative Agent or if an Event of Default has occurred and is continuing, to conduct an audit of all assets comprising the Borrowing Base and the Borrowers’ and their respective Subsidiaries’ internal controls, credit and risk management practices and trading book, and (iii) at any time, to discuss their respective affairs, finances and accounts with their respective directors, officers, employees, and independent public accountants, in connection with the Uncommitted Participation Amounts (including, without limitation, in connection with all collateral securing the Obligations and to determine compliance with any provision of this Agreement or any other Loan Documents), in each case (with respect to items (i), (ii) and (iii) above, so long as no Event of Default has occurred and is continuing), at such reasonable times during normal business hours and upon reasonable advance notice to the Borrowers, and in each case at the joint and several expense of the Borrowers (as limited in item (ii) above).

7.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Borrower or any of their respective Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between any Borrower or any of their respective Subsidiaries and any Governmental Authority, that in either case, represents an economic value to any Borrower or any of their respective Subsidiaries in an aggregate amount equal to or greater than $500,000 or, that if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Borrower or any of their respective Subsidiaries in which the amount in controversy is $500,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

(d) the following events, as soon as possible and in any event within 30 days after any Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect or a Parent Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer of Texadian setting forth details of the occurrence referred to therein and stating what action the Borrowers propose to take with respect thereto.

7.8 Environmental Laws.

(a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to result in liabilities of any Borrower or any of their respective Subsidiaries in an amount equal to greater than $1,000,000 or have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to result in liabilities of any Borrower or any of their respective Subsidiaries in an amount equal to greater than $1,000,000 or have a Material Adverse Effect.

7.9 Risk Management Policy. (i) adopt, maintain, and comply with, and shall cause each Subsidiary to maintain and comply with, the Risk Management Policy, (ii) not materially amend, modify or supplement the Risk Management Policy in respect of risk limits or trading policy (A) in any manner without the consent of the Administrative Agent and (B) in any manner materially adverse to the Administrative Agent and the Lenders, without the prior written consent of the Supermajority Lenders, and (iii) provide at least 10 days prior written notice to the Administrative Agent and each Lender of any proposed material amendment, modification, supplement or other change to such Risk Management Policy.

7.10 Perfection.

(a) Maintain all Deposit Accounts and other deposit accounts in which it shall have granted the Administrative Agent for the benefit of itself, the Lenders, the Issuing Banks and the Swap Banks, a first priority security interest for the benefit of the Lenders, the Issuing Banks and the Swap Banks at BNP Paribas, New York Branch, or at another depository institution acceptable to the Administrative Agent and, in each case, over which the Administrative Agent shall have “control” as such term is defined in all applicable Uniform Commercial Codes or, if applicable, the PPSA. The Borrowers and each Subsidiary of a Borrower shall also grant a first priority perfected security interest in all operating bank accounts, sweep/zero balance accounts, sweep/investment accounts, lockboxes, etc. of each Borrower and each Subsidiary of a Borrower in favor of the Administrative Agent for the benefit of the Lenders, the Issuing Banks and the Swap Banks and shall enter into all documentation and perform all acts reasonably requested by the Administrative Agent and its counsel to vest control over such accounts in the Administrative Agent for purposes of perfecting its security interest therein for the benefit of the Lenders, the Issuing Banks and the Swap Banks. In addition to the foregoing, the Borrowers shall not permit any account maintained by any Borrower at Compass Bank to contain an amount in excess of $1,000,000 at any time.

(b) Establish and maintain a Deposit Account (the “Collection Account”) of the Borrowers with the Administrative Agent for the purpose of (i) receiving all payments in respect of Accounts, and (ii) making all payments relating to any Letter of Credit and trade accounts payable. Such account must be subject to a Deposit Account Control Agreement reasonably satisfactory to the Administrative Agent. Such Deposit Account Control Agreement shall provide, among other terms acceptable to the Administrative Agent, that upon notification by the Administrative Agent of the exercise of its right to shift control of the Collection Account from the Borrowers to the Administrative Agent, such depository bank shall honor the instructions of the Administrative Agent within a period reasonably acceptable to the Administrative Agent. The consent of the Administrative Agent and all Lenders shall be required if the Collection Account is to be held at a bank other than the Administrative Agent.

(c) At all times maintain security interests in favor of the Administrative Agent, for the benefit of the Lenders, the Issuing Banks and, from and after the execution of the Intercreditor Agreement, the Swap Banks, so that the Administrative Agent, subject to Permitted Liens, shall have a first priority perfected Lien on all of the assets of the Borrowers and their Subsidiaries, to secure the Obligations, under the other Loan Documents and, from and after the execution of the Intercreditor Agreement, with respect to any Swap Contracts or Commodities Contracts, and, from and after the execution of the Intercreditor Agreement, the Obligations under Swap Contracts and Commodities Contracts shall be secured on a pari passu basis with the other Obligations subject to the terms of the Intercreditor Agreement, if any. Notwithstanding anything contained herein or in any other Loan Document to the contrary, the Borrowers shall not be required to perfect the Administrative Agent’s security interest in (i) any railcars or rolling stock leased by any Borrower, so long as all rail cars or rolling stock are subleased by such Borrower to a third party on materially the same terms and conditions as such rail cars and rolling stock are currently subleased by such Borrower as of the date hereof and any profits from such subleases shall be deposited into the Collection Account, (ii) any real property in Saskatchewan, Canada acquired for the purposes of building a transload facility, any improvements made on such real property and any equipment purchased to be used in connection with such transload facility, provided, that, the Borrowers shall not invest more than $1,000,000 in the aggregate in such real property, any improvements thereon, or any other equipment or expenses in connection with the transload facility, (iii) any office leases in respect of office space leased by the Borrowers at One Memorial City Plaza 800 Gessner Road, Houston, Texas 77024, 633 6th Ave, SW Calgary, Alberta T2P 2Y5, or any successor office space used for substantially the same purposes, and (iv) Account Number 00200 624975 00192 maintained by Texadian Canada at BNP Paribas in Montreal, Canada, provided, however, that the amount contained in such account shall not exceed $100,000 at any time.

(d) Notify Account Debtors (including those Account Debtors on the Amendment Effective Date within thirty (30) days thereafter) of the assignment of Accounts pursuant to the Loan Documents by:

(i) (A) providing that all trade confirmations and invoices to the Account Debtors of Texadian state the following language: “Please be advised that Texadian Energy, Inc. has granted to BNP Paribas, as Administrative Agent, a security interest in, and assignment of, all amounts due or to become due hereunder. You are hereby directed to make all such payments by wire transfer of immediately available funds to BNP Paribas, ABA No. 026007689, for further credit to Texadian Energy, Inc., account number: 00200 624666 001 63.”; and (B) providing that all trade confirmations and invoices to the Account Debtors of Texadian Canada state the following language: “Please be advised that Texadian Energy Canada Limited has granted to BNP Paribas, as Administrative Agent, a security interest in, and assignment of, all amounts due or to become due hereunder. You are hereby directed to make all such payments by wire transfer of immediately available funds to BNP Paribas, ABA No. 026007689, for further credit to Texadian Energy Canada Limited, account number: 0200 624975 002 89.”; and

(ii) notifying all Account Debtors of the assignment of proceeds in favor of the Administrative Agent for the benefit of the Lenders, the Issuing Banks and the Swap Banks in writing and providing written instructions to pay the proceeds in respect of such Accounts directly to the Administrative Agent to a Deposit Account without offset, counterclaim or deduction, except (i) in instances where a netting agreement has been entered into with the Account Debtor in the ordinary course of business and remains in effect or, (ii) as otherwise required by applicable law, by wire transfer of immediately available funds, irrespective of whether a Loan has been made or Letter of Credit has been made issued, in connection with the financing of the particular transaction with respect to which such Account has been created. In instances where agreements exist where the applicable Borrower or the Account Debtor have agreed to permit netting of amounts due with respect to offsetting obligations, at the request of the Administrative Agent, copies of such agreements shall be provided to the Administrative Agent.

(e) In addition, and not in limitation of the foregoing, the Administrative Agent may at any time after an Event of Default has occurred and is continuing, notify any Account Debtor of the assignment of proceeds by the applicable Borrower or the applicable Subsidiary to the Administrative Agent as provided herein or any Security Agreement and indicate in such notice the Administrative Agent’s reliance upon such Account Debtor to pay all contract proceeds to a Deposit Account without offset or counterclaim.

(f) At the request of the Administrative Agent or the Required Lenders, provide, for any location where Collateral is maintained, a collateral access agreement in form and substance acceptable to the Administrative Agent, executed by each applicable Borrower or the applicable Subsidiary and the related warehouseman, landlord, or other owner of the property where such Collateral is located.

7.11 Additional Collateral. In the event that any Borrower or any Subsidiary is permitted to acquire or form any Subsidiary, such Subsidiary shall execute a guaranty and a guarantor security agreement, in each case in form and substance acceptable to the Administrative Agent, and shall take such other action as shall be necessary or advisable in order to perfect or improve the Liens granted by such Subsidiary in favor of the Administrative Agent for the benefit of the Lenders, the Issuing Banks and the Swap Banks. The Administrative Agent shall be entitled to receive legal opinions of one or more counsel to the Borrowers and such Subsidiary addressing such matters as the Administrative Agent or its counsel may reasonably request, including, without limitation, the enforceability of any Guaranty and Guarantor security agreement to which such Subsidiary becomes a party and the creation, validity and perfection of the Liens so granted by such Subsidiary and the Borrowers to the Administrative Agent for the benefit of the Lenders, the Issuing Banks and the Swap Banks.

7.12 Subordination of Indebtedness. The Borrowers shall cause all Indebtedness of any Borrower or any of their Subsidiaries held by any Affiliates of any Borrower or any holder of Capital Stock of any Borrower to be Subordinated Indebtedness.

7.13 Anti-Terrorism and Sanctions Laws Covenants. Each Borrower will cause each of its Subsidiaries and Affiliates to (i) maintain in effect and enforce policies and procedures designed to ensure compliance by such Borrower, any Person that is an Affiliate or Subsidiary of such Borrower, and, to the extent commercially reasonable, its agents with Anti-Corruption Laws and applicable Anti-Terrorism and Sanctions Laws and (ii) ensure at all times the truth and accuracy of the representations and warranties, and adherence to, the covenants, set forth in clauses (a) through (e) of Section 5.24 of this Agreement.

7.14 Extension of Subordinated Indebtedness. Within 90 days of the Amendment Effective Date, the Borrowers shall cause the maturity date of all Indebtedness owed by the Borrowers to the Parent and evidenced by that certain Intercompany Note, dated October 31, 2014, executed by the Borrowers in favor of the Parent, to be extended to a date no earlier than March 31, 2016, provided, however, that such 90 day period may be extended an additional 30 days in the Administrative Agent’s sole discretion.

SECTION 8.	NEGATIVE COMPLIANCE GUIDELINES

Each Borrower hereby agrees that, so long as any of the Uncommitted Participation Amounts remain in effect, any Letter of Credit is outstanding or any amount is owing to any Lender, any Issuing Bank, or the Administrative Agent hereunder or under any other Loan Document, each Borrower shall not, and shall not permit any of their Subsidiaries directly or indirectly to (IT BEING UNDERSTOOD THAT THE BORROWERS’ COMPLIANCE WITH SUCH GUIDELINES SHALL NOT PREVENT ANY LENDER FROM BECOMING A DECLINING LENDER OR PREVENT THE ADMINISTRATIVE AGENT

ACTING INDEPENDENTLY OR AT THE DIRECTION OF THE REQUIRED LENDERS FROM MAKING DEMAND FOR PAYMENT OF THE OBLIGATIONS AND IT BEING FURTHER UNDERSTOOD THAT THE DECISION OF A LENDER WHETHER OR NOT TO BECOME A DECLINING LENDER OR OF THE ADMINISTRATIVE AGENT OR REQUIRED LENDERS TO MAKE DEMAND FOR PAYMENT IS A DECISION WHICH IS WITHIN THE ADMINISTRATIVE AGENT’S OR SUCH LENDER’S OR LENDERS’ SOLE AND ABSOLUTE DISCRETION REGARDLESS OF THE BORROWERS’ COMPLIANCE WITH SUCH GUIDELINES):

8.1 Financial Condition Guidelines.

(a) Minimum Net Working Capital. Permit Texadian’s consolidated Net Working Capital (as calculated on an Economic Basis) at any time to be less than the greater of (i) 20% of the Elected Facility Amount then in effect and (ii) $20,000,000.

(b) Minimum Tangible Net Worth. Permit Texadian’s consolidated Tangible Net Worth (as calculated on an Economic Basis) at any time to be less than the greater of (i) 20% of the Elected Facility Amount then in effect and (ii) $20,000,000.

(c) Maximum Leverage Ratio. Permit, at any time, Texadian’s consolidated Leverage Ratio (as calculated on an Economic Basis) to be greater than 6.00 to 1.00.

(d) Gross Asset Coverage Amount. Permit, at any time, Texadian’s consolidated Gross Asset Coverage Amount, on a consolidated basis, to be equal to or less than 10% of the Elected Facility Amount then in effect.

8.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrowers under this Agreement;

(b) Indebtedness consisting of trade payables or operating lease payments, in each case to the extent in the ordinary course of the Borrowers’ business;

(c) Indebtedness not otherwise permitted under this Section 8.2 existing on the Amendment Effective Date and described on Schedule 8.2 attached hereto;

(d) Indebtedness owing under Swap Contracts and Commodities Contracts, in each case to the extent in the ordinary course of the Borrowers’ business;

(e) Subordinated Indebtedness not to exceed $20,000,000 in the aggregate principal amount at any time outstanding, in addition to Subordinated Indebtedness incurred pursuant to Sections 8.2(i) and (j) of this Agreement;

(f) Indebtedness secured only by Permitted Liens;

(g) Purchase money Indebtedness incurred for the purpose of financing all or any part of the cost of acquiring any capital asset (including through Financing Leases), in the aggregate principal amount at any time outstanding not greater than $1,000,000;

(h) Indebtedness pursuant to that certain Terminaling and Storage Agreement, dated April 22, 2013, between Omega Partners Hartford LLC and Texadian, not to exceed in an aggregate $1,000,000;

(i) Unsecured Indebtedness owing to another Borrower that has been subordinated to the Obligations on terms and conditions satisfactory to the Administrative Agent;

(j) Unsecured Indebtedness arising pursuant to intercompany transactions with any Affiliate entered into in the ordinary course of the applicable Borrower’s and such Affiliate’s business and which are related to (i) the Tax Sharing Agreement or (ii) intercompany transactions between any Borrower and the Parent in the ordinary course of business related to shared corporate offices space, payroll and other administrative matters, not to exceed $1,500,000 in the aggregate principal amount for all such transactions at any time outstanding; and

(k) Unsecured Indebtedness in addition to unsecured Indebtedness incurred in accordance with Sections 8.2(i) and (j) of this Agreement not to exceed $250,000 in the aggregate principal amount at any time outstanding.

8.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its or their respective Subsidiaries property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided, however, that adequate reserves with respect thereto are maintained on the books of each applicable Borrower or their respective Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens (including, without limitation, Liens in favor of terminal service providers with respect to any Borrower’s Product being handled by such providers) arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of any Borrower or its Subsidiaries or (ii) secure any Indebtedness;

(f) contractual and statutory rights of set-off arising in the ordinary course of business and relating to bank accounts in favor of banks and other depository institutions;

(g) without duplication of any Liens otherwise permitted under this Section 8.3, Liens existing on the date of this Agreement as set forth on Schedule 8.3;

(h) any Lien on any asset securing Indebtedness permitted under Section 8.2(g) incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with, or within ninety (90) days, after the acquisition thereof; and

(i) Liens created pursuant to the Security Documents.

8.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except (i) reimbursement obligations under Section 3.5 of this Agreement, (ii) Guarantee Obligations incurred in the ordinary course of business with respect to surety, performance bonds and other substantially similar obligations, and (iii) Guarantee Obligations that are in existence on the date hereof and listed on Schedule 8.4 attached hereto.

8.5 Limitation on Fundamental Changes. Enter into or permit any Subsidiary to enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets.

8.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its or its Subsidiaries property, business or assets (including, without limitation, receivables and leasehold interests or pursuant to any sale/leaseback transaction), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than a Borrower, except:

(a) the sale of Inventory (including without limitation pursuant to Swap Contracts and Commodities Contracts) in the ordinary course of business;

(b) the sale or other disposition of obsolete or worn out property in the ordinary course of business; and

(c) the sale or other disposition of any other property in the ordinary course of business, provided, however, that (other than Inventory) the aggregate book value of all assets so sold or disposed of in any period of twelve consecutive months shall not exceed $100,000, provided, however, that each Borrower shall cause the proceeds of any such sale to be directly deposited into a Deposit Account.

8.7 Limitation on Dividends. Declare or pay any dividend or distribution on, or make any other payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of any Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any optional prepayment or voluntary redemption of any Indebtedness or other investments of any Borrower other than the Obligations, or make any other distribution in respect of any of the foregoing, either directly or indirectly, whether in cash or property or in obligations of the Borrower; provided, however, that each Borrower may make any other payment or distribution otherwise prohibited hereunder if (a) after taking into account such payment or distribution, no Default or Event of Default shall occur and be continuing hereunder, (b) each Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of such Borrower representing and warranting as to no such Default or Event of Default referred to in Section 8.7(a), and (c) the Borrowers shall have provided at least five (5) Business Days’ prior written notice to the Administrative Agent and the Lenders of such proposed payment or distribution, such notice to be accompanied by the certificate required pursuant to Section 8.7(b).

8.8 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for capital expenditures (i) not exceeding in the aggregate for all Borrowers during any calendar year an amount equal to $5,000,000, or (ii) funded solely with proceeds of additional equity in Texadian provided by the Parent for the purpose of making such capital expenditure less than 90 days prior to the consummation of such capital expenditure.

8.9 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

(a) extensions of trade credit or pursuant to Swap Contracts or Commodities Contracts, in each case in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) loans and advances to officers and employees in the ordinary course of business (including for travel, entertainment, and relocation expenses) that do not exceed $100,000 outstanding at any one time;

(d) intercompany loans made in accordance with Section 8.2(i) or (j) and advances from one Borrower to another Borrower;

(e) investments by one Borrower in another Borrower; and

(f) investments in existence on the Amendment Effective Date listed on Schedule 8.9 hereto.

8.10 Limitation on Optional Payments, Modifications of Debt Instruments and Payments to Insiders. (a) Make any optional payment or prepayment on or redemption or purchase of any Indebtedness (other than the Loans), or (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of any Indebtedness (other than any such amendment, modification or change that would extend the maturity or reduce the amount of any payment of principal thereof or that would reduce the rate or extend the date for payment of interest thereon), provided, however, that any Borrower may make optional payments or prepayments on or redemptions or purchase any Indebtedness otherwise prohibited hereunder if (i) after taking into account such payment, prepayment, redemption or purchase of such Indebtedness, no Default or Event of Default shall occur and be continuing hereunder, (ii) such Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of such Borrower representing and warranting as to no such Default or Event of Default referred to in clause (i) of this Section 8.10(b), and (iii) the Borrowers shall have provided at least five (5) Business Days’ prior written notice to the Administrative Agent and the Lenders of such proposed payment, prepayment, redemption or purchase, such notice to be accompanied by the certificate required pursuant to clause (ii) of this Section 8.10(b).

8.11 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than (i) the Tax Sharing Agreement and (ii) intercompany transactions between any Borrower and the Parent in the ordinary course of business related to shared corporate offices space, payroll and other administrative matters) unless such transaction is (a) otherwise not prohibited under this Agreement, (b) in the ordinary course of the applicable Borrower’s and such Affiliate’s business and (c) upon fair and reasonable terms no less favorable to the applicable Borrower or such Affiliate, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, however, that each Borrower and its Subsidiaries may only make payments with respect to trade accounts payables to Affiliates so long as such trade accounts payable are entered into in the ordinary course of business and no Default or Event of Default has occurred and is continuing.

8.12 Limitation on Changes in Fiscal Year. Permit the fiscal year of any Borrower or any of their respective Subsidiaries to end on a day other than December 31.

8.13 ERISA Compliance. (a) Permit any Plan to incur any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code), whether or not waived, (b) permit the current value of all accrued benefits under any Plan to exceed by a material amount the current value of the assets of any such Plan, determined on a termination basis using assumptions not more favorable than PBGC assumptions, or (c) take any action or omit to take any action required to be taken by it with respect to any Plan or Multiemployer Plan that might reasonably be expected to result in liabilities of any Borrower or any of their Subsidiaries in an amount equal to greater than $500,000 or have a Material Adverse Effect.

8.14 Limitations on Trading Positions.

(a) Permit the Aggregate Outright Position for the Borrowers’ and their respective Subsidiaries’ Product at any time to exceed 75,000 Barrels.

(b) Permit the Borrowers’ Aggregate Spread Position for the Borrowers’ and their respective Subsidiaries’ Product at any time to exceed the limit set forth below which corresponds to the Elected Facility Amount then in effect:

Elected Facility Amount	Aggregate Spread Position Limit

Less than $150,000,000	1,500,000 Barrels

Equal to or greater than $150,000,000, but less than $200,000,000	1,750,000 Barrels

Equal to or greater than $200,000,000	2,000,000 Barrels

(c) Permit the Borrowers’ and their respective Subsidiaries’ Stop-Loss for any period commencing on January 1 of the fiscal year in which the relevant date of determination has occurred and ending on such date of determination to exceed $2,000,000.

8.15 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement (other than (a) this Agreement and the other Loan Documents, or (b) any purchase money mortgages or Financing Leases expressly permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby)) that prohibits or limits the ability of any Borrower to create, incur, assume, enforce, or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

8.16 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which each Borrower and its respective Subsidiaries are engaged on the date of this Agreement or that are directly related thereto.

8.17 Limitation on Subsidiary Formation. Form any Subsidiaries or allow any existing Subsidiary to own any assets or engage in any business without the consent of the Required Lenders and unless, immediately upon the formation of such Subsidiary, the acquisition by such Subsidiary of any assets, or such Subsidiary engaging in any business, as applicable, (x) all requirements of Section 7.10 of this Agreement shall have been satisfied with respect to such Subsidiary, and (y) such Subsidiary has executed and delivered to the Administrative Agent a Guaranty and a Guarantor security agreement and such other documentation as may be contemplated by and in each case in accordance with Section 7.11 of this Agreement.

8.18 Limitation on Use of Proceeds. Use the proceeds of Loans made or Letters of Credit issued hereunder for any purposes other than those expressly permitted pursuant to Section 5.21 of this Agreement.

8.19 Amendments to Governing Documents. Amend its certificate of incorporation, bylaws, or other Governing Documents, without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed.

8.20 Compliance with Anti-Terrorism and Sanctions Laws. No Borrower shall, and shall not suffer or permit any of its Subsidiaries to:

(a) (i) Violate any Anti-Terrorism and Sanctions Law, or (ii) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the United States Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering;

(b) Become a Sanctions Target;

(c) (i) Conduct any business or engage in making or receiving any contribution of goods, services or money to or for the benefit of any Sanctions Target, (ii) deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism and Sanctions Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism and Sanctions Law; or

(d) Directly or indirectly use, lend, make payments of, contribute or otherwise make available, all or any part of any proceeds of any Loan, or request the issuance of any Letter of Credit, to fund or facilitate trade, business or other activities, (i) involving, or for the benefit of, any Sanctions Target, or (ii) in any other manner that could be reasonably likely to result in any Borrower or any Subsidiary of any Borrower to violate any Anti-Terrorism and Sanctions Law or to become a Sanctions Target.

SECTION 9.	EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) Any Borrower shall fail to pay any principal of any Loan or L/C Obligation, interest on any Loan, any Letter of Credit fees, or any other amount payable under this Agreement or under the other Loan Documents when due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by any Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Any Borrower or any of its Subsidiaries, shall default in the observance or performance of any agreement contained in Sections 7.10, 7.11, or 7.13, or any part of Section 8 of this Agreement; or

(d) Any Borrower or any of its Subsidiaries shall default in the observance or performance of (i) any other agreement contained in this Agreement, (ii) any Borrower or the Parent shall default in the observance or performance of any agreement in any other Loan Document (other than as provided in the rest of this Section 9, including without limitation clause (iii) of this Section 9(d)), and in the case of clauses (i) and (ii) of this Section 9(d), such default shall continue unremedied for a period of 30 days, or (iii) Sections 7.2(c), 7.2(d), or 7.7 of this Agreement, and such default shall continue unremedied for a period of 2 Business Days; or

(e) Any Borrower, any of their respective Subsidiaries, or any Guarantor shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Obligations) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, if the aggregate amount of the Indebtedness or Guarantee Obligations in respect of which such default or defaults shall have occurred is equal to or greater than $500,000, after giving effect to any amendments or waivers, or in the payment of any Indebtedness or any Guarantee Obligation, (ii) default in the performance or observance of any other condition, covenant or compliance guideline, or any other event shall occur or condition exist, under any Swap Contract or Commodities Contract permitting a Swap Bank to declare an event of default or accelerate Indebtedness evidenced thereby, or any other counterparty thereto to declare an event of default or accelerate Indebtedness evidenced thereby in an amount equal to or greater than $500,000 (in each case subject to any grace or cure periods contained therein), including in each case the declaration of a “Termination Event” as defined in the applicable master agreement and any related credit support annex or schedule which enables the applicable counterparty to terminate the Swap Contract or Commodities Contract (after, for the avoidance of doubt, the reduction of said outstanding amount by application of any cash collateral deposited with the relevant counterparty in respect of such obligations), or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or Administrative Agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, Indebtedness equal to or greater than $500,000 to become due prior to its stated maturity or such Guarantee Obligations equal to or greater than $500,000 to become payable; or

(f) a Change of Control or a Change of Management shall occur; or

(g) (i) Any Borrower, any of their respective Subsidiaries, the Parent or any Guarantor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower, any of their respective Subsidiaries, the Parent or any Guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower, any of their respective Subsidiaries, the Parent or any Guarantor any case, proceeding or other action of a nature referred to in clause (i) of this Section 9(g) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Borrower, any of their respective Subsidiaries, the Parent or any Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Borrower, any of their respective Subsidiaries, the Parent or any Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) of this Section 9(g); or (v) any Borrower, any of their respective Subsidiaries, the Parent or any Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h) (i) Any Borrower or any of its Subsidiaries shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, involve an aggregate amount in excess of $500,000; or

(i) One or more judgments or decrees shall be entered against any Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(j) Any Borrower or any of its Subsidiaries fails to comply with Section 6 of or Appendix A or Appendix B of the Risk Management Policy; or

(k) Any of the Security Documents or any Guaranty shall cease, for any reason (other than as permitted in accordance with this Agreement), to be in full force and effect, or any Borrower or any other Person that is a party to any of the Security Documents shall so assert or (ii) the Liens created by any of the Security Documents shall cease to be enforceable or of the same effect and priority purported to be created thereby or required hereby; or

(l) A Material Adverse Effect or a Parent Material Adverse Effect shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) of this Section 9, automatically the Uncommitted Participation Amounts and any obligation of any Issuing Bank to issue Letters of Credit shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit have presented the documents required thereunder or otherwise made any draw requests) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Uncommitted Participation Amounts to be terminated forthwith, whereupon the Uncommitted Participation Amounts and any obligation of any Issuing Bank to issue Letters of Credit shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit have presented the documents required thereunder or otherwise made any draw requests) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Automatically upon the occurrence of an Event of Default specified in paragraph (g) of this Section 9, or otherwise upon the request of the Administrative Agent or the Required Lenders after the occurrence and during the continuation of any Event of Default, the Borrowers will immediately deposit in a Deposit Account or in any other account requested by the Administrative Agent as instructed by the Required Lenders as Cash Collateral an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Each Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the L/C Participants, a security interest in such Cash Collateral to secure all Obligations of the Borrowers under this Agreement and the other Loan Documents. Amounts held in such Deposit Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the Notes and other Loan Documents have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrowers. Each Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Banks and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the security interest in such Deposit Account.

SECTION 10.	THE ADMINISTRATIVE AGENT

10.1 Appointment. Each Lender and each Issuing Bank hereby irrevocably designates and appoints BNP Paribas to act on its behalf as the Administrative Agent under this Agreement and the other Loan Documents, and each such Lender and each such Issuing Bank irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender and Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The term “Administrative Agent” as used in this Agreement shall also be deemed to refer to such Person in its role as Collateral Agent and such Person shall have the benefits of all protections set forth in this Agreement if and when acting in such capacity under any Loan Document.

10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or Issuing Banks for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Borrower to perform its obligations hereunder or thereunder. Except for obligations and inspections expressly required to be provided to the Lenders or Issuing Banks by the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall not be under any obligation to any Lender or Issuing Banks to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, electronic mail message, portable document format (.PDF) file, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as maybe expressly required pursuant to the Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such greater number of Lenders as maybe expressly required pursuant to the Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans, L/C Obligations, and issuers of Letters of Credit.

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative

Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Bank expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender or Issuing Bank. Each Lender and Issuing Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of any Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender and Issuing Bank also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7 Indemnification. The Lenders severally agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the joint and several obligation of the Borrowers to do so), ratably according to their respective Uncommitted Participation Percentages in effect on the date on which indemnification is sought or, to the extent a Lender has become a Declining Lender, immediately before becoming a Declining Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans or termination of any Letter of Credit) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Uncommitted Participation Amounts, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the termination of the Uncommitted Participation Amounts, this Agreement and the other Loan Documents, the repayment of the Loans and all other amounts payable hereunder and thereunder, and the termination of all Letters of Credit.

10.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Swap Contracts or Commodities Contracts, and generally engage in any kind of business with any Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it and the Letters of Credit issued by it in its capacity as a Lender or Issuing Bank, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender, its rights and powers as an Issuing Bank shall not be in any way prejudiced, and may exercise all such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent must be approved by the Borrowers, whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor Administrative Agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10 No Other Duties, Etc. Anything herein to the contrary notwithstanding, any Arranger, any Syndication Agent, any Documentation or Co-Documentation Agent, and any Co-Agent listed on the cover page hereof or now or hereafter referenced herein shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except, in their respective capacities, as applicable, as a Lender, Swap Bank, or Issuing Bank, as applicable.

10.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Swap Banks, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks, the Swap Banks, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks, the Swap Banks, and the Administrative Agent under this Agreement allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Swap Bank, and each Issuing Bank, to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swap Banks, and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.6 and 11.7 of this Agreement.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

SECTION 11.	MISCELLANEOUS

11.1 Amendments and Waivers.

(a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented, waived, or modified except in accordance with the provisions of this Section 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent shall, from time to time, (i) enter into with the Borrowers or any other Person written amendments, supplements, waivers, or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (ii) waive or consent to any departure from, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(A) in each case without the written consent of each Lender, or Participant, if any, affected thereby, reduce the amount or extend the scheduled date of maturity of any

Loan or of any installment thereof or any Reimbursement Obligation (including with respect to any mandatory prepayment of Obligations pursuant to Section 4.4 of this Agreement), or reduce the stated rate or amount of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount of or extend the expiration date of any Lender’s Uncommitted Participation Amount;

(B) in each case without the written consent of all Lenders:

(1) amend, modify or waive any provision of this Section 11.1;

(2) reduce the percentage specified in the definition of “Required Lenders” or “Supermajority Lenders”;

(3) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents;

(4) release the Liens on all or substantially all of the collateral securing the Obligations;

(5) amend, modify or waive any provision of Sections 4.7, 4.13, or 11.7 of this Agreement;

(6) from and after the execution of the Intercreditor Agreement, amend, modify or waive the definitions of Adjusted Pro Rata Share, Close-Out Amount or Sharing Event in the Intercreditor Agreement or any provision of the Intercreditor Agreement that would result in adverse effect on the sharing of amounts with Lenders;

(7) amend, modify or waive the provisions of Section 7.9 (except for the provision in Section 7.9 requiring the approval of only the Supermajority Lenders, which may be amended, modified, or waived by approval of only the Supermajority Lenders);

(8) amend, modify or waive (I) the definition of “Borrowing Base”, (II) any definition comprising the definition of “Borrowing Base”, or (III) any sublimits or concentration limits contained therein, that has the effect of increasing any advance rates or availability for Credit Extensions;

(9) release any Guarantor or Guaranty;

(10) amend, modify or waive Section 8.5 of this Agreement;

(11) amend, modify or waive Sections 5.24, 7.13 and 8.20 of this Agreement; or

(12) change the uncommitted nature of this Agreement; and

(C) in each case without the written consent of the Supermajority Lenders, amend, modify or waive the definition of “Change of Control”;

(b) No waiver or amendment, supplement or modification shall (i) amend, modify or waive any provision of Section 10 of this Agreement without the written consent of the then Administrative Agent, (ii) affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document without the written consent of the Administrative Agent in addition to the Lenders required above, (iii) affect the rights or duties of any Issuing Bank under this Agreement or any other Loan Document relating to any Letter of Credit issued or to be issued by such Issuing Bank (including, without limitation, the addition of any new Lender or increase in the Uncommitted Participation Amount of any existing Lender) without the written consent of such Issuing Bank in addition to the Lenders required above, (iv) affect the rights or duties of the Swing Line Lender under this Agreement or any other Loan Document relating to any Swing Line Loan made or to be made by the Swing Line Lender without the written consent of the Swing Line Lender in addition to the Lenders required above, (v) affect the rights or duties of the Daylight Overdraft Bank under this Agreement or any other Loan Document relating to any Daylight Overdraft Loan made or to be made by the Daylight Overdraft Bank without the written consent of the Daylight Overdraft Bank in addition to the Lenders required above, or (vi) from and after the execution of the Intercreditor Agreement, amend, supplement or modify the definitions of “Adjusted Pro-Rata Share”, “Close-Out Amount”, or “Sharing Event”, amend, supplement or modify any provision of this Agreement or any Loan Document that would adversely affect a Swap Bank’s pari passu sharing of proceeds of Collateral, or amend, supplement, or modify the Intercreditor Agreement in a manner that would adversely affect the rights or duties of any Swap Bank, in each case without the written consent of the Swap Bank (or its Affiliate that is a Lender) that is affected.

(c) Any waiver and any amendment, supplement or modification approved as provided for herein shall apply equally to each of the Lenders, Issuing Banks, and Swap Banks and shall be binding upon the Borrowers, the Lenders, the Issuing Banks, the Administrative Agent, and all future holders of the Loans and L/C Obligations. In the case of any waiver, the Borrowers, the Lenders, the Issuing Banks, and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(d) Notwithstanding the foregoing, each of the Lenders hereby acknowledges and agrees that the Administrative Agent may, without the consent of any Lender, enter into with the Borrowers written amendments, supplements or modifications hereto and to the other Loan Documents, in each case including but not limited to amendments, supplements or modifications to Schedules C and 11.2 attached hereto or otherwise necessary to effectuate changes in any existing or new Lender’s Uncommitted Participation Amount in accordance with Sections 2.7, 6.3 and 11.1 of this Agreement, for the purpose of (i) making technical corrections to or clarifications of this Agreement and the other Loan Documents that do not affect the rights or obligations of any Lender, or, to the extent that the rights or obligations of any Lender are affected, the consent of only the affected Lender, and (ii) the addition of new Lenders under this Agreement to the extent otherwise in compliance with Sections 2.7 and 6.3 of this Agreement.

11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been electronically confirmed, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in Schedule 11.2 attached hereto, in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:	c/o Texadian Energy, Inc. One Memorial City Plaza
800 Gessner Road, Suite 875
Houston, TX 77024
Attention: Geoff Beal
Fax: (832) 518-5215
Email: gbeal@txenergy.com

The Administrative Agent:	BNP Paribas
787 Seventh Avenue
New York, NY 10019
Attention: Christine Dirringer
Fax: (212) 471-6862
Email: christine.dirringer@us.bnpparibas.com

provided, however, that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.1(c), 2.2(c), 2.3(b), 2.7, 2.8, 3.1(a), 4.2, or 4.3 of this Agreement shall not be effective until received; provided, further, that any notice, request or demand to or of all Lenders shall be deemed to have been duly given or made if given to the Administrative Agent otherwise in accordance with this Section 11.2 and such notice, demand or request is published on an electronic website service to which the Lenders have been provided access and which regularly provides notice of postings on such website via electronic mail to the notice party for such Lender.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender or Issuing Bank, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under the other Loan Documents preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and under the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of Letters of Credit hereunder.

11.5 Payment of Expenses and Taxes. The Borrowers agree, on a joint and several basis, (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, the reasonable fees and disbursements of one counsel to the Administrative Agent, (b) to pay or reimburse each Lender, each Issuing Bank and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to each Lender, each Issuing Bank, and the Administrative Agent, (c) to pay, indemnify, and hold each Lender, each Swap Bank, each Issuing Bank and the Administrative Agent, and each of their respective officers, employees, directors, partners, attorneys, and agents (together, the “Lender Parties”) harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each of the Lender Parties harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided, that no Borrower shall have any obligation hereunder to the Administrative Agent, any Lender, or any Issuing Bank with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent or any such Lender or any Issuing Bank as finally determined by a court of competent jurisdiction or (ii) legal proceedings commenced against the Administrative Agent or any such Lender or any such Issuing Bank by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this Section 11.5 shall survive termination of the Commitments, this Agreement and the other Loan Documents, the repayment of the Loans and all other amounts payable hereunder and thereunder, and the termination of all Letters of Credit.

11.6 Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Issuing Banks, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

(b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”), other than to the Borrower or any of its Affiliates, participating interests in any Loan or L/C Obligations owing to such Lender, any Uncommitted Participation Amount or L/C Obligations of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan or L/C Obligations for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, provided, however, that such Participant shall have the consent rights set forth in Section 11.1(a)(A) hereof. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided, however, that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.7(a) of this Agreement as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10, and 4.11 of this Agreement with respect to its participation in the Uncommitted Participation Amounts and the Loans or L/C Obligations outstanding from time to time as if it was a Lender; provided, however, that, in the case of Section 4.10 of this Agreement, such Participant shall have complied with the requirements of said Section and provided further, however, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign, without the consent of the Administrative Agent and the Issuing Banks, to any Affiliate of such Lender or, with the consent (which shall not be unreasonably withheld) of the Administrative Agent and the Issuing Banks, to any other Lender, any Affiliate of any other Lender or any additional bank or financial institution (an “Assignee”), other than to the Borrower or any of its Affiliates, all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit M attached hereto with appropriate completions (an “Assignment and Acceptance”), executed by such Assignee, such assigning Lender, and with respect to any Assignee that is not an Affiliate of such assigning Lender, the Administrative Agent and the Issuing Banks (and, so long as no Default or Event of Default has occurred and is continuing, the Borrower) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided, however, that, in the case of any such assignment to an additional bank or financial institution, the sum of the aggregate principal amount of the Loans, the aggregate amount of the L/C Obligations and the aggregate amount of the unused portion of Uncommitted Participation Amount being assigned and, if such assignment is of less than all of the rights and obligations of the assigning Lender, the sum of the aggregate principal amount of the Loans, the aggregate amount of the L/C Obligations and the aggregate amount of the unused portion of the Uncommitted Participation Amount remaining with the assigning Lender are each not less than $5,000,000. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Uncommitted Participation Amounts as set forth therein, and (ii) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

(d) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 11.2 of this Agreement a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Uncommitted Participation Amount of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent, Issuing Banks, and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary; provided, however, that failure of the Administrative Agent to maintain the Register, or any error, therein, shall not in any manner effect the obligation of the Borrowers to repay (with applicable interest) the Loans and Reimbursement Obligations in accordance with the term of this Agreement and the other Loan Documents. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the

Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrowers.

(f) The Borrowers authorize each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning any Borrower and its Affiliates which has been delivered to such Lender by or on behalf of any Borrower pursuant to this Agreement or that has been delivered to such Lender by or on behalf of any Borrower in connection with such Lender’s credit evaluation of the Borrowers and its Affiliates prior to becoming a party to this Agreement, provided, however, that each Transferee shall agree to be bound by the confidentiality provisions set forth in Section 11.15 hereof.

(g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

11.7 Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans or Reimbursement Obligations, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(g) of this Agreement, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or Reimbursement Obligations, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan or Reimbursement Obligation, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower agrees that each Lender so purchasing a portion of another Lender’s Loan or Reimbursement Obligation may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender, provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or electronic mail transmission of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

11.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, Issuing Banks or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11 GOVERNING LAW. ALL CLAIMS, CONTROVERSIES, AND DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), UNLESS EXPRESSLY PROVIDED OTHERWISE IN ANY OF THE OTHER LOAN DOCUMENTS.

11.12 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in Section 11.2 of this Agreement or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.12 any special, exemplary, punitive or consequential damages (even if advised of the possibility thereof).

11.13 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender or Issuing Bank has any fiduciary relationship with or duty to any Borrower or any of their Subsidiaries or Affiliates arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrowers, on one hand, and Administrative Agent, Issuing Banks and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers, any of their Subsidiaries, and the Lenders.

11.14 WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.15 Confidentiality. The Administrative Agent and each Lender agrees to keep confidential all non-public information that is designated by the Borrowers in writing as confidential and provided to it by the Borrowers pursuant to this Agreement provided, however, that (A) nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender or any of their respective Affiliates, (ii) to any Transferee or perspective Transferee or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations (in each case, subject to the proviso in Section 11.6(f)), (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors which receive such information, (iv) upon the request or demand of any examiner or other Governmental Authority or self-regulatory organization having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) which has been publicly disclosed other than in breach of this Agreement, (vii) to any insurance provider relating to or in connection with any Borrower, any of their obligations, or the transactions contemplated by this Agreement, or (viii) in connection with the exercise of any remedy hereunder, and (B) the term “confidential non-public information” as used herein shall not be deemed to include any information (i) that was known by the Administrative Agent or any Lender prior to the disclosure by the Borrowers or any of its Affiliates or Administrative Agent, as the case may be, or (ii) individually developed by the Administrative Agent or Lender without the use or knowledge of confidential non-public information.

11.16 Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Parent, the Borrowers, and their Subsidiaries, which information includes the name and address of the Parent, the Borrowers, and their Subsidiaries and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Parent, the Borrowers or such Subsidiaries in accordance with the Patriot Act.

11.17 Appointment of Agent for Borrowers. Each Borrower hereby irrevocably appoints Texadian as the borrowing agent and attorney-in-fact for itself with power and authority to act on behalf of such Borrower in any respect pursuant to any Loan Document or otherwise in connection therewith, which appointment shall remain in full force and effect unless and until the Obligations have been satisfied in full and the Loan Documents have been terminated. Each Borrower hereby irrevocably appoints and authorizes Texadian (i) to provide the Administrative Agent, any Lender, or any Issuing Bank with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement or any other Loan Document and (ii) to take such action as Texadian deems appropriate on its behalf in connection with Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is acknowledged and agreed that the administration of the transactions contemplated by the Loan Documents on behalf of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Administrative Agent nor any Lender nor any Issuing Bank shall incur any liability to any Borrower as a result hereof or otherwise for relying on notice or direction from Texadian on behalf of any one or more of the Borrowers. Each Borrower represents that (i) for purposes of the transactions contemplated by this Agreement and the Loan Documents all Borrowers are operated as part of one consolidated business entity and are directly dependent upon each other for and in connection with their respective business activities financial resources, each Borrower will derive a direct economic and financial benefit from the Obligations incurred under this Agreement, the incurrence of such Obligations is in the best interests of each Borrower, and the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Administrative Agent, the Lenders, or the Issuing Banks to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each of the Administrative Agent, any Lender and any Issuing Bank and hold each of them harmless against any and all liability, expense, loss or claim of damage or injury, made against any such party by any Borrower or by any third party arising from or incurred by reason of (a) the administration of the transactions contemplated by the Loan Documents on behalf of the Borrowers as provided in this Section 11.17, (b) any such party relying on any notice or instructions of Texadian, or (c) any other action taken by any such party hereunder or under the other Loan Documents.

11.18 Agent for Service of Process. Texadian Canada hereby irrevocably designates, appoints and empowers Texadian, with offices on the date hereof as listed in Section 11.2 hereof, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any action or proceeding arising out of or relating to this Agreement. If for any reason such designee, appointee and agent shall cease to be available to act as such, Texadian Canada agrees to designate a new designee, appointee and agent in the State of New York on the terms and for the purposes of this provision satisfactory to the Administrative Agent and the Lenders. Texadian Canada further irrevocably consents to the service of process out of any of the courts mentioned in Section 11.12 hereof in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Texadian at its notice address provided in Section 11.2, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Texadian Canada in any other jurisdiction.

11.19 Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court in any jurisdiction with respect to this Agreement, it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, “rate of exchange” means the rate at which the Administrative Agent would be prepared on the relevant date, to sell the currency of the amount due hereunder in New York, New York against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrowers will, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this Agreement in Dollars. Any additional amount due under this Section 11.19 will be due as separate debt and shall not be affected by judgment being obtained for any other sums due or in respect of this Agreement.

(b) Except as otherwise provided in herein, if in connection with the determination by a Borrower or any other Person, as to whether such Person is in compliance with any provision hereof, it is required that financial information or other computations otherwise denominated in any currency other than Dollars needs to be converted to Dollars, then such conversion shall be made at the rate of exchange prevailing on the applicable “as of”, “as at” or “effective” date of such financial information or other computation. For this purpose, unless otherwise specified herein, “rate of exchange” means the rate at which the Administrative Agent would be prepared to sell Dollars in exchange for the applicable amount of such other currency.

11.20 No Immunity; Waiver of Immunity. In any proceedings taken in the jurisdiction of organization of Texadian Canada in connection with this Agreement, Texadian Canada will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process. Texadian Canada hereby irrevocably waives any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of its jurisdiction of incorporation. This waiver of immunities is irrevocably binding on Texadian Canada under the laws of the Province of Alberta, Canada.

11.21 Reinstatement; Waiver of Subrogation; Joint and Several Obligations. The obligations of each Borrower under this Agreement and the other Loan Documents shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. Each Borrower hereby agrees that until the payment and satisfaction in full of all Obligations it shall not exercise any right or remedy, whether by subrogation, reinstatement, reimbursement, or otherwise, against any other Borrower, any other guarantor of any of the Obligations or any other Person liable with respect to the Obligations or to the Administrative Agent, any Lender, any Issuing Bank, or any Swap Bank under any Loan Document, Swap Contract, Commodities Contract, or any security for any of the Obligations, and hereby subordinates such rights to the rights of the Administrative Agent, the Lenders, the Issuing Banks, and the Swap Banks to payment and under any Loan Document, Swap Contract, Commodities Contract, or any security for any of the Obligations. Each Borrower hereby further waives any rights or defenses that may arise if such Borrower is deemed a surety of the Obligations of any other Borrower. Each Borrower hereby jointly and severally guarantees to the Administrative Agent, the Lenders, and the Issuing Banks, and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Obligations (as such term is defined in the Credit Agreement); provided, however, that the obligations of each Borrower under this guarantee shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state or federal law. Notwithstanding anything to the contrary, the obligations of each Borrower under this Agreement and the Loan Documents are joint and several and absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the Obligations of any Borrower, or any substitution, release or exchange of any guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent hereof that the obligations of each Borrower hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Borrower hereunder which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Borrower, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other Loan Document shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other Loan Document shall be waived or any guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv) any Lien or security interest granted to, or in favor of, the Administrative Agent, any Lender, any issuing Bank, or any Swap Bank, as security for any of the Obligations shall fail to be perfected.

11.22 Discretionary Facility. EACH BORROWER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT PROVIDES FOR A CREDIT FACILITY THAT IS COMPLETELY DISCRETIONARY ON THE PART OF THE ADMINISTRATIVE AGENT AND THE LENDERS AND THAT THE ADMINISTRATIVE AGENT OR THE LENDERS HAVE ABSOLUTELY NO DUTY OR OBLIGATION TO ADVANCE ANY LOAN OR TO ISSUE ANY LETTER OF CREDIT. EACH BORROWER UNDERSTANDS THAT WITHOUT REASON, CAUSE OR PRIOR NOTICE, THE ADMINISTRATIVE AGENT ACTING INDEPENDENTLY OR THE ADMINISTRATIVE AGENT AT THE REQUEST OF THE REQUIRED LENDERS SHALL CEASE ADVANCING LOANS AND ISSUING LETTERS OF CREDIT AND MAKE DEMAND FOR PAYMENT OF ALL OBLIGATIONS (INCLUDING CASH COLLATERALIZATION OF LETTERS OF CREDIT IN ACCORDANCE HEREWITH) OF EACH BORROWER TO THE ADMINISTRATIVE AGENT OR THE LENDERS AT ANY TIME. EACH BORROWER REPRESENTS AND WARRANTS TO THE ADMINISTRATIVE AGENT AND THE LENDERS THAT SUCH BORROWER IS AWARE OF THE RISKS ASSOCIATED WITH CONDUCTING BUSINESS UTILIZING AN UNCOMMITTED FACILITY.

11.23 Amendment and Restatement. This Agreement represents a full and complete amendment and restatement of the Existing Credit Agreement, and the Existing Credit Agreement is deemed replaced hereby as of the Amendment Effective Date. The outstanding indebtedness and obligations under the Existing Credit Agreement continue under this Agreement and the execution of this Agreement does not indicate a payment, satisfaction, novation or discharge thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TEXADIAN ENERGY, INC., as a Borrower

By:	/s/ Geoffrey Beal
Name: Geoffrey Beal
Title: Vice President, Finance and Treasury

TEXADIAN ENERGY CANADA LIMITED, as a Borrower

By:	/s/ Geoffrey Beal
Name: Geoffrey Beal
Title: Vice President and Treasurer

BNP PARIBAS, as Administrative Agent, Collateral Agent, an Issuing Bank, the Daylight Overdraft Bank, the Swing Line Lender and a Lender

By:	/s/ Christine Dirringer
Name: Christine Dirringer
Title: Managing Director

By:	/s/ Keith Cox
Name: Keith Cox
Title: Managing Director

[signature page to Credit Agreement]

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK, B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH,
as a Lender

By:	/s/ Chan K. Park
Name: Chan K. Park
Title: Managing Director

By:	/s/ Chung-Taek Oh
Name: Chung-Taek Oh
Title: Executive Director

[signature page to Credit Agreement]

BANK HAPOALIM B.M.,
as a Lender

By:	/s/ John Grieco
Name: John Grieco
Title: Senior Vice President

By:	/s/ Carlos Lunardini
Name: Carlos Lunardini
Title: First Vice President

[signature page to Credit Agreement]

MACQUARIE BANK LIMITED,
as a Lender

By:	/s/ Byron den Hertog
Name: Byron den Hertog
Title: Division Director

By:	/s/ Nathan Booker
Name: Nathan Booker
Title: Division Director

[signature page to Credit Agreement]